Exhibit 10.1

CREDIT AGREEMENT

by and among

HAWAIIAN TELCOM COMMUNICATIONS, INC.,

as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

COBANK, ACB,

as Administrative Agent, an Issuing Lender, a Joint Lead Arranger,
Bookrunner and Swing Line Lender,

FIFTH THIRD BANK and

MUFG UNION BANK, N.A.,

each as a Joint Lead Arranger and Co-Syndication Agent

and

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO.

Dated as of February 24, 2017

i

(continued)

(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	—	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	—	EXISTING LIENS
SCHEDULE 2.1(e)	—	TERM LOAN A-1 AMORTIZATION
SCHEDULE 2.1(f)	—	TERM LOAN A-2 AMORTIZATION
SCHEDULE 4.2(b)	—	PERSONS TO BE JOINED AS GUARANTORS ON THE CLOSING DATE
SCHEDULE 5.1	—	QUALIFICATIONS TO DO BUSINESS AND JURISDICTION OF ORGANIZATION
SCHEDULE 5.6	—	SUBSIDIARIES
SCHEDULE 5.8	—	GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 5.19	—	LICENSES
SCHEDULE 6.15	—	POST-CLOSING DELIVERIES
SCHEDULE 7.1	—	EXISTING INDEBTEDNESS
SCHEDULE 7.4	—	EXISTING CONTINGENT OBLIGATIONS
SCHEDULE 7.5	—	EXISTING INVESTMENTS
SCHEDULE 7.15		EXISTING NEGATIVE PLEDGE RESTRICTIONS
SCHEDULE 11.7	—	VOTING PARTICIPANTS

EXHIBITS

EXHIBIT A	—	ASSIGNMENT AND ASSUMPTION
EXHIBIT B	—	COMPLIANCE CERTIFICATE
EXHIBIT C	—	GUARANTOR JOINDER
EXHIBIT D	—	LOAN REQUEST
EXHIBIT E	—	PERFECTION AND DILIGENCE CERTIFICATE
EXHIBIT F-1	—	REVOLVING NOTE
EXHIBIT F-2	—	SWING LINE NOTE
EXHIBIT F-3	—	TERM LOAN A-1 NOTE
EXHIBIT F-4	—	TERM LOAN A-2 NOTE
EXHIBIT F-5	—	INCREMENTAL TERM LOAN NOTE
EXHIBIT G	—	SOLVENCY CERTIFICATE
EXHIBIT H	—	TAX COMPLIANCE CERTIFICATES
EXHIBIT I	—	CONVERSION OR CONTINUATION NOTICE
EXHIBIT J	—	NOTICE OF INCREMENTAL TERM LOAN BORROWING
EXHIBIT K	—	INCREMENTAL TERM LOAN FUNDING AGREEMENT
EXHIBIT L	—	SECURITY AGREEMENT
EXHIBIT M	—	[RESERVED]
EXHIBIT N	—	BORROWER’S CLOSING DATE CERTIFICATE

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of February 24, 2017 and is made by and among HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation, as the BORROWER (defined below), each of the GUARANTORS (defined below) who become a party hereto on the Closing Date or from time to time thereafter, the LENDERS (defined below), COBANK, ACB, in its capacity as Administrative Agent for the Secured Parties, a Joint Lead Arranger, Bookrunner, an Issuing Lender and Swing Line Lender (each defined below), FIFTH THIRD BANK, as a Joint Lead Arranger and Co-Syndication Agent, and MUFG UNION BANK, N.A., as a Joint Lead Arranger and Co-Syndication Agent.

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide to the Borrower (a) commitments to fund a revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $30,000,000, (b) a Term Loan A-1 facility in an aggregate principal amount not to exceed $90,000,000 and (c) a Term Loan A-2 facility in an aggregate principal amount not to exceed $230,000,000; and

WHEREAS, the parties hereto now desire to set forth the terms and conditions of the credit facilities, including the conditions precedent to the execution of this Agreement on the Execution Date (defined below) and the conditions precedent to the initial extensions of credit under this Agreement on the Closing Date (defined below), in contemplation of the initial extensions of credit hereunder occurring on the Closing Date.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

I.  CERTAIN DEFINITIONS

1.1          Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Additional Incremental Term Lender” has the meaning set forth in Section 2.1(g)(v).

“Adjusted LIBOR Rate” means for each Interest Period for any LIBOR Rate Loan, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided that, in no event shall the Adjusted LIBOR Rate be less than 0.00%.

“Administrative Agent” means CoBank, in its capacity as administrative agent and collateral agent under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.4(d)(ii).

“Alakea Building” means the facility of Parent located at 1177 Bishop Street, Honolulu, Hawaii.

“Alternate Base Rate” means a rate per annum determined by the Administrative Agent on the first Business Day of each week, which shall be the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one-half of one percent (0.50%) per annum, and (c) the Adjusted LIBOR Rate (rounded upward, if necessary, to the next whole multiple of 1/100th of one percent) for an Interest Period of one month on such day plus one percent (1.00%) per annum; provided that, in no event shall the Alternate Base Rate be less than 0.00%.  Any change in the Alternate Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Laws” means any Laws of any Governmental Authority concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Laws of any Governmental Authority concerning or relating to financing terrorism, “know your customer” or money laundering.

“Applicable Letter of Credit Fee Rate” means the percentage rate per annum based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee.”

“Applicable Margin” means, as applicable:

(a)           the percentage spread to be added to the Alternate Base Rate applicable to Base Rate Loans based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for Base Rate Loans” for “Revolving Loans and Term Loan A-1” or “Term Loan A-2,” as applicable, or

(b)           the percentage spread to be added to the Adjusted LIBOR Rate applicable to LIBOR Rate Loans based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee” with respect to Revolving Loans and the Term Loan A-1s or below the heading “Applicable Margin for LIBOR Rate Loans” with respect to the Term Loan A-2s.

Notwithstanding the foregoing, the Applicable Margin for any Incremental Term Loan shall be the interest rate margin per annum governing such Tranche of Incremental Term Loan as set forth in the Incremental Term Loan Funding Agreement related to such Tranche, subject to Section 2.1 hereof.

“Applicable Unused Commitment Fee Rate” means the percentage rate per annum based on the Leverage Ratio then in effect according to the Pricing Grid below the heading “Applicable Unused Commitment Fee Rate.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.7, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party or any Subsidiary of any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller (or in the case of a Loan Party or Subsidiary of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s or Subsidiary’s Organizational Documents) of such Loan Party or such Subsidiary or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties and Subsidiaries required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Revolving Commitment” means, with respect to any Revolving Lender, an amount equal to such Lender’s Revolving Commitment minus the outstanding principal amount of its Revolving Loans, minus such Lender’s Pro Rata Share of the aggregate outstanding amount of Swing Line Loans, if any, minus such Lender’s Pro Rata Share of Letter of Credit Obligations, if any.

“Avoidance Provisions” has the meaning specified in Section 12.4(a)(i)(C).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate Loan” means a Loan bearing interest calculated in accordance with the Base Rate Option.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hawaiian Telcom Communications, Inc., a Delaware corporation.

“Borrowing” means, as of any date of determination, (a) with respect to LIBOR Rate Loans outstanding as of such date, a borrowing consisting of Loans of the same Class and having the same Interest Period and (b) with respect to Base Rate Loans, all Base Rate Loans outstanding as of such date regardless of Class.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Budget” means, for the Parent and its Subsidiaries on a Consolidated basis, forecasted:  (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) operating budget, and (e) capital budget, all prepared on a consistent basis with the Parent’s and its Subsidiaries’ historical financial statements.

“Business” has the meaning specified in Section 5.18(b).

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed for business in Denver, Colorado, Honolulu, Hawaii or New York, New York and if the applicable Business Day relates to any LIBOR Rate Loan or Base Rate Loan determined by reference to the LIBOR Rate, such day must also be a day on which dealings in Dollar deposits by and between banks are carried on in the London interbank market.

“Capital Expenditure Base Amount” has the meaning specified in Section 8.1.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 8.1.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Parent, Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Parent, the Borrower and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) expenditures for leasehold improvements from which reimbursement or credit is received and (iii) expenditures of funds received as grants (and not as loans) pursuant to any federal stimulus funding on projects approved by the board of directors of the Borrower.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means (a) with respect to the Obligations, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders and (b) with respect to Other Liabilities, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Lender (or its Affiliate) that is the provider of a Secured Bank Product or Secured Hedge, as the case may be, as collateral for the Other Liabilities, cash or deposit account balances, or, if the Administrative Agent and such Lender (or its Affiliate) shall agree in their respective sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Lender (or its Affiliate).  “Cash Collateral”, “Cash Collateralization” and “Cash Collateralized” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)           direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)           commercial paper maturing in 270 days or less  rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(c)           demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks that are organized under the laws of the United States or any state thereof or that is a foreign bank or branch or agency thereof acceptable to the Administrative Agent and, in any case, having combined capital, surplus and undivided profits in an amount equal to at least $250,000,000 and that either (i) issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by Standard & Poor’s or (ii) is a commercial bank constituting a Lender under this Agreement on the Execution Date;

(d)           money market or mutual funds whose investments are limited to those types of investments described in clauses (a) through (c) above; and

(e)           other short term liquid investments approved in writing by the Administrative Agent from time to time.

“Cash Flow Available for Dividends” means, with respect to any fiscal year of the Borrower, the result of (a) Consolidated EBITDA of the Parent and its Subsidiaries for such fiscal year minus (b) (i)  Debt Service, (ii) cash taxes, (iii) Capital Expenditures, (iv) cash charges, expenses, losses or fees related to any Joint Pole Dispute, (iv) cash charges, expenses, losses or fees described in clause (a)(v) and (viii) of the definition of Consolidated EBITDA and (v) other nonrecurring or unusual cash charges, expenses or losses, in each case, for the Parent and its Subsidiaries for such fiscal year; provided that, to the extent any of the components of clause (b) were deducted from Consolidated Net Income such components will only be included in clause (b) to the extent such component were added back to Consolidated Net Income when calculating clause (a).

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means the occurrence, after the Execution Date, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

A “Change of Control” shall be deemed to have occurred if after the Execution Date (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent, (b) a majority of the seats (other than vacant seats) on the board of directors of the Parent shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Parent on the Execution Date nor (ii) appointed by directors so nominated, (c) the Parent shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (d) the occurrence of (i) any consolidation or merger of the Parent in which the Parent is not the continuing or surviving corporation or pursuant to which common shares of the Parent will be converted into cash, securities or other property or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Parent, or (e) the occurrence of (i) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which common shares of the Borrower will be converted into cash, securities or other property or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower.

“CIP Regulations” has the meaning specified in Section 10.15.

“Class” means (a) when used in reference to any Loan, whether such Loan is a Revolving Loan, Swing Line Loan, Term Loan A-1, Term Loan A-2 or Incremental Term Loan, (b) when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, Swing Line Loan Commitment, Term Loan A-1 Commitment, Term Loan A-2 Commitment or Incremental Term Loan Commitment and (c) when used in reference to any Lender, whether such Lender is a Revolving Lender, Swing Line Lender, Term Loan A-1 Lender, Term Loan A-2 Lender or Incremental Term Lender.

“Closing Date” means the date of the consummation of the conditions precedent to the Initial Credit Extension; provided that, the Closing Date shall not occur (a) on or before May 3, 2017 or (b) after May 31, 2017; provided further, that the Borrower may elect to delete clause (a) of the forgoing proviso upon written notice to the Administrative Agent and compliance with the last sentence of Section 11.1.

“Closing Date Material Adverse Effect” means any circumstance or event, or series of circumstances or events, that has had any material adverse effect whatsoever upon (a) the business, properties, assets, financial condition, operations or liabilities (actual or contingent) of the Loan Parties and their Subsidiaries, taken as a whole, (b) the legality, binding effect, validity or enforceability of the Loan Documents, (c) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform any of the obligations as and when due, or (d) the ability of the Administrative Agent or any other Secured Party to enforce their legal remedies pursuant to the Loan Documents; provided that, no Closing Date Material Adverse Effect shall be deemed to have occurred as a result of: (i)  any event, change, occurrence or effect accurately disclosed in the information, business model, or projections delivered or otherwise provided to the Administrative Agent on or prior to the Execution Date, (ii) any applicable economic or market conditions generally affecting the industry in which the Loan Parties and their Subsidiaries operate that do not affect them in a materially disproportionate manner, (iii) any change in accounting requirements or principles or any Change in Law of general applicability or the interpretation thereof, or (vi) any change in prevailing interest rates.

“Closing Date Representations” shall mean the representations and warranties set forth in Article V; provided that, (a) Section 5.10(d) shall be tested using the Closing Date Material Adverse Effect and (b) a Material Adverse Effect shall not be deemed to have occurred under Section 5.9 with respect to the Joint Pole Disputes solely by virtue of an adverse settlement, court order or other resolution with respect to such claims by an amount not to exceed the Maximum Joint Pole Dispute Amount.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Cash Management Agreement” means any Master Agreement for Cash Management and Transaction Services between CoBank and the Borrower or any other Loan Party, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower or any other Loan Party to CoBank in connection therewith.

“CoBank Equities” has the meaning specified in Section 6.11.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral subject to any of the Collateral Documents or any other real or personal property of the Loan Parties, in each case pledged to the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

“Collateral Assignment” means any collateral assignment of a Material Contract, in form and substance approved by the Administrative Agent, executed by the applicable Loan Party or Loan Parties and the counterparty to such Material Contract in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties.

“Collateral Documents” means the Security Agreement, the Collateral Assignment (if any), the Intellectual Property Security Agreement (if any), the Mortgages, the account control agreements and any other document pursuant to which the Borrower or any other Loan Party has granted a Lien to the Administrative Agent for the benefit of the Secured Parties to secure all or a portion of the Secured Obligations.

“Commitment” means, as to any Lender, the aggregate of its Revolving Commitment, Swing Line Commitment, Letter of Credit Commitment, Term Loan A-1 Commitment, Term Loan A-2 Commitment and Incremental Term Loan Commitment for each Tranche, as applicable, and “Commitments” means the aggregate of the Revolving Commitments, Swing Line Commitment, Letter of Credit Commitments, Term Loan A-1 Commitments, Term Loan A-2 Commitments and Incremental Term Loan Commitments of all of the Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 11.4(d)(ii).

“Communications Act” means the Communications Act of 1934 and the rules and regulations of the FCC thereunder.

“Communications Laws” means the Communications Act, the PUC Laws and any other Law of any Governmental Authority with jurisdiction over telecommunications-related matters applicable to the ownership or operation of the Communications Systems.

“Communications Systems” means a system or business (a) providing (or capable of providing) voice, data, Internet access or video transport, connection, monitoring services or other communications, information or entertainment services (including cable television), through any means or medium, to business and residential customers, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services or (c) that is (or that is capable of) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in any system or business described above.

“Compliance Certificate” means a certificate of the Borrower, signed by a Compliance Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Compliance Officer” means the Chief Executive Officer, President, Chief Financial Officer or Controller (or in the case of a Loan Party that is a limited liability company without officers, a manager or member authorized under such Loan Party’s Organizational Documents) of the Borrower or any Loan Party, as the case may be.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and costs incurred in connection with any Hedge Agreement permitted hereunder for such period (net of interest income received in connection with a Hedge Agreement for such period), (ii) consolidated income tax expense for such period, including state franchise and similar taxes, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-cash charges for such period (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses, (v) non-recurring or unusual charges, expenses or losses, if applicable, related to (A) severance, including associated retirement benefits, (B) facility and office closure costs, (C) contract cancellation costs, (D) network reconfiguration costs or (E) costs with respect to acts of god or force majeure (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period), (vi) other nonrecurring or unusual charges, expenses or losses in an amount not to exceed $5,000,000 in the aggregate for any four consecutive fiscal quarters, (vii) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock and (viii) customary non-recurring fees and expenses of the Borrower and its Subsidiaries payable in connection with any permitted Material Acquisition or attempted permitted Material Acquisition or any permitted Material Dispositions, (ix) fees, costs and expenses payable or reimbursable to any Lender or the Administrative Agent pursuant to any Loan Document and (x) charges related to settlement of any Joint Pole Disputes, in an amount not to exceed the Maximum Joint Pole Dispute Amount.

minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of any non-cash gains or other non-cash items of income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain shall be included in Consolidated EBITDA for the period in which received), all determined on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating the Leverage Ratio (for any period) and the Debt Service Coverage Ratio (for the first three quarters ended after the Closing Date), (A) the Consolidated EBITDA of any Subsidiary acquired by the Borrower or its Subsidiary pursuant to a permitted Material Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Material Disposition by the Borrower or any Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).  It is agreed that the calculations of pension impact on Consolidated EBITDA shall be made on a GAAP (not cash) basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(a)           (i) net income for such period of any Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (ii) the net income for such period shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i); and

(b)           there shall be excluded:

(i)            accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP; provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(ii)           the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary;

(iii)          the cumulative effect of any change in accounting principles during such period;

(iv)          any gain or loss realized upon the sale or other Disposition of any assets of the Borrower or its Subsidiaries that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person;

(v)           any non-cash income (or loss) related to hedging activities;

(vi)          all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(vii)         any non-cash impairment charges and the amortization of intangibles;

(viii)        any non-cash expense or gain related to recording of the fair market value of Hedge Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; and

(ix)          unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid, performed or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall also include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligations of another, (ii) obligations to make take-or-pay or similar payments if required regardless of the nonperformance by any other party or parties to an agreement, (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another and (iv) obligations under any revenue sharing agreement with vendors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled by” a Person if such Person holds, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Conversion or Continuation Notice” has the meaning specified in Section 2.5.

“Credit Extension” means the making, conversion or continuation of any Borrowing, Loan or Swing Line Loan or the issuing, extending, amending, renewing or increasing of any Letter of Credit.

“Debt Incurrence” means the incurrence by the Parent or any of its Subsidiaries on or after the Initial Credit Extension of any Indebtedness other than the Secured Obligations.

“Debt Service” means, for any period, the sum of:  (a) all principal payments scheduled (as opposed to mandatory repayments or any voluntary prepayments) to be made on Indebtedness (or reductions in commitments on lines of credit to the extent such reductions caused the repayment of principal amounts then outstanding under such lines) plus (b) cash interest, in each case, for such period.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDA minus (ii) cash income taxes, in each case, for the consecutive four fiscal quarters ending as of such date or most recently ended to (b) Debt Service for the consecutive four fiscal quarters ending as of such date or most recently ended;  provided, that (A) for the first full fiscal quarter ending immediately after the Closing Date, Debt Service shall be calculated for the most recently completed fiscal quarter multiplied by four, (B) for the second full fiscal quarter ending after the Closing Date, Debt Service shall be calculated for the most recently completed two fiscal quarters multiplied by two, and (C) for the third full fiscal quarter ending after the Closing Date, Debt Service shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the following:  (a) for all outstanding Loans, a rate equal to the interest rate then in effect (inclusive of the highest Applicable Margin) with respect to such Loans plus an additional margin of 2.00% per annum, (b) for all Letter of Credit Obligations, the Applicable Letter of Credit Fee Rate then in effect (inclusive of the highest Applicable Margin) with respect to such Letter of Credit Obligations plus an additional margin of 2.00% per annum and (c) for all other Obligations, a rate equal to the then-applicable rate for Base Rate Loans (inclusive of the highest Applicable Margin) plus an additional margin of 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority or other Governmental Authority acting in such a capacity or (C) is the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swing Line Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia.

“Drawing Date” has the meaning specified in Section 2.9(c)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.7(b)(iii), 11.7(b)(v) and 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign Laws and any consent decrees, concessions, permits, grants, franchises, licenses, agreements or other restrictions of a Governmental Authority or common Law causes of action relating to:  (a) protection of the environment or natural resources from, or emissions, discharges, releases or threatened releases of, Hazardous Materials in the environment including ambient air, surface, water, ground water or land; (b) the generation, handling, use, labeling, disposal, transportation, reclamation and remediation of Hazardous Materials; (c) human health as affected by Hazardous Materials; (d) the protection of endangered or threatened species; and (e) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary of any Loan Party resulting from or based upon:  (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, collectively, (a) all securities, whether certificated or uncertificated, and all other stock units, (b) all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation, whether voting or non-voting and whether common or preferred, (c) all partnership, joint venture, limited liability company or other equity interests in any Person not a corporation, (d) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, (e) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof) with respect to any of the foregoing and (f) all additional stock, warrants, options, securities, interests and other property, paid or payable or distributed or distributable, with respect to any of the foregoing.

“Equity Issuance” means any issuance or sale by the Parent or any of its Subsidiaries of any Equity Interests at any time on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) under common control with any Loan Party such that such trade or business, together with such Loan Party and all other ERISA Affiliates, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a) a “reportable event” (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan (other than an event for which the 30-day notice period under Section 4043 of ERISA is waived); (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds or that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) an event or condition that results or could reasonably expected to result in any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and other than contributions due but not delinquent under the Plan Funding Rules, to a Loan Party or any ERISA Affiliate; (g) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under the Plan Funding Rules (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA; (i) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of the Plan Funding Rules; (j) the occurrence of an aggregate Unfunded Liability for all Plans exceeding $15,000,000; (k) any transaction that could subject any Loan Party or any ERISA Affiliate to liability under Section 4069 or 4212 of ERISA; (l) a non-exempt prohibited transaction with respect to a Plan within the meaning of Section 4975 of the Code or Section 406 of ERISA or a violation of the fiduciary responsibility rules of Section 404 or 405 of ERISA; or (m) an event or condition that results, or could reasonably be expected to result, in liability in the aggregate in excess of the Threshold Amount under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 4980H(b) of the Code, to any Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

“Excluded Assets” shall mean

(a)           any fee-owned real property other than Material Owned Real Property;

(b)           any leasehold interests other than Material Leased Property;

(c)           “intent to use” trademark applications, in each case, only until such time as any Loan Party begins to use such Trademarks (as defined in the Security Agreement) (the security interest in such Trademark shall be deemed granted by such Loan Party at such time and will attach immediately);

(d)           the Equity Interests (as defined in the Security Agreement) of any Loan Party in any Foreign Subsidiary that represents 66 2/3% or more of the outstanding voting stock of such Foreign Subsidiary to the extent and only for so long as the pledge of 66 2/3% or more of such stock would, in the good faith discretion of the Borrower, expect to result in a material adverse tax consequence to the Borrower;

(e)           any item of real or personal, tangible or intangible, property (including Licenses issued by the FCC and any applicable PUC) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property is prohibited by applicable Law or is permitted only with the consent (that has not been obtained) of a Governmental Authority (including the FCC and any applicable PUC); provided, however, the proceeds from the sale of any License issued by the FCC or any PUC shall not be an Excluded Asset;

(f)            any property subject to a Lien pursuant to a permitted Purchase Money Security Interest, Capital Lease Obligation or Synthetic Lease Obligation to the extent and only for so long as the applicable purchase money security agreement, Capital Lease Obligation, Synthetic Lease Obligation or other applicable documentation contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary of a Loan Party) to, the creation, attachment or perfection of the security interest and such restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(g)           any item of real or personal, tangible or intangible, property (other than any Equity Interests (as defined in the Security Agreement) owned by any Loan Party) to the extent and only for so long as the creation, attachment or perfection of the security interest granted in the Loan Documents by any Loan Party in its right, title and interest in such item of property (i) would give any other Person (other than any Loan Party or any Subsidiary of a Loan Party) the right to terminate its obligations with respect to such item of property or (ii) would cause such property to become void or voidable if a security interest therein was created, attached or perfected;

(h)           any item of real or personal, tangible or intangible, property (other than any Equity Interests (as defined in the Security Agreement) owned by any Loan Party) to the extent and only for so long as such property is subject to a contract that contains a term that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party or any Subsidiary of a Loan Party) to, the creation, attachment or perfection of the security interest granted in the Loan Documents and any such restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable Law (after giving effect to the applicable anti-assignment provisions of the UCC);

(i)            any margin stock (within the meaning of Regulation U of the Board) that the Administrative Agent may determine in its sole discretion to exclude from the Collateral; and

(j)            any additional personal property, leasehold interest in any Material Leased Property or Material Owned Real Property that the Administrative Agent may determine in its sole discretion to exclude from the Collateral if the Administrative Agent has determined that the costs to the Borrower of perfecting a Lien on such property exceeds the relative benefit afforded to the Lenders; provided that, if at any time the creation, attachment or perfection of the security interest granted pursuant to the Loan Documents in any of the property subject to clauses (e) through (h) of this definition of “Excluded Assets” shall be permitted or consent in respect thereof shall have been obtained, then the applicable Loan Party shall at such time be deemed to have granted a security interest in such property (and such security interest will attach immediately without further action); provided further, the rights to receive, and any interest in, all proceeds of, or monies or other consideration received or receivable from or attributable to the sale, transfer, lease, assignment or other Disposition of, any of the Excluded Assets (to the extent a direct security interest in such property or proceeds from the sale, transfer, lease, assignment or other Disposition of such property shall not have already been granted) shall attach immediately and be subject to the security interest granted pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties.

“Excluded Subsidiaries” means (a) Immaterial Subsidiaries (other than, at the option of the Borrower, any Immaterial Subsidiary which has been designated as a Guarantor) and (b) any other Subsidiary with respect to which the Administrative Agent, in its sole discretion, in consultation with the Borrower, determines the burden, cost, tax or regulatory consequences of such Subsidiary becoming a Guarantor is excessive in view of the benefits obtained by Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party providing a Guaranty of or granting a security interest to secure any Swap Obligation of another Loan Party, if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.16 and any other “keepwell, support or other agreements” for the benefit of such Guarantor) at the time the Guaranty of, or the grant of such security interest by, such Loan Party becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or grant of security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” means the Business Day on which each of the conditions precedent in Section 4.1 has been satisfied or waived.

“Execution Date Representations” shall mean the representations and warranties set forth in Article V; provided that, (a) with respect Section 5.8, Execution Date Representations shall include only Section 5.8(a)(i), (a)(iii) and (b)(i), and (b) Execution Date Representations shall not include Section 5.15 or Section 5.16.

“Existing Credit Agreements” means the Existing Term Loan Credit Agreement and the Existing Revolving Loan Credit Agreement.

“Existing Revolving Loan Credit Agreement” means that certain Amended and Restated Revolving Line of Credit Agreement, dated as of October 3, 2011, among the Borrower, the financial institutions party thereto from time to time as lenders and First Hawaiian Bank, as the agent for the benefit of the lenders, as amended.

“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of February 29, 2012, among the Borrower, the Parent, the financial institutions party thereto from time to time as lenders and Credit Suisse AG, Cayman Islands Branch, as the administrative agent and the collateral agent for the benefit of the lenders, as amended.

“Facilities Secured Hedges” means Secured Hedges hedging interest rate exposure of Indebtedness under the Facilities.

“Facility” means, collectively, the Revolving Credit Facility, the Term Loan A-1 Facility, the Term Loan A-2 Facility, the Swing Line Facility, the Letter of Credit Facility and the Incremental Term Loan Facility.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission.

“Federal Funds Effective Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letters” means, collectively, (a) that certain fee letter dated December 1, 2016 executed by the Administrative Agent and agreed to and accepted by the Borrower and (b) any other fee letters entered into between the Borrower and the Administrative Agent from time to time in connection with any Tranche of Incremental Term Loans.

“Flood Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable Laws related thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” under Section 957 of the Code or that is a direct or indirect Domestic Subsidiary substantially all the assets of which are comprised of one or more “controlled foreign corporations” under Section 957 of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including, without limitation, the FCC and any applicable PUC.

“Guaranteed Liabilities” means (a) the prompt Payment In Full, when due or declared due and at all such times, of all Secured Obligations and all other amounts pursuant to the terms of this Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower or any other Loan Party to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all reasonable and documented fees and expenses of counsel), (b) the prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower and each other Loan Party under this Agreement, the Notes and all other Loan Documents to which it is a party, and (c) the prompt Payment In Full by the Borrower and each other Loan Party, when due or declared due and at all such times, of obligations and liabilities now or hereafter arising with respect to any Secured Bank Product or Secured Hedge.  Notwithstanding the foregoing, the “Guaranteed Liabilities”, with respect to any Loan Party providing a Guaranty, shall not include the Excluded Swap Obligations.

“Guarantor” means each Person that joins this Agreement as a Guarantor after the Execution Date pursuant to a Guarantor Joinder.

“Guarantor Joinder” means a joinder agreement joining a Person as a Guarantor under the Loan Documents in the form of Exhibit C.

“Guarantors’ Obligations” means the obligations of the Guarantors to the Secured Parties under Article XII.

“Guaranty” or “Guarantee” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of such Person pursuant to which such Person has directly or indirectly guaranteed or had the economic effect of guaranteeing any Indebtedness or other obligation or liability of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise), (b) to purchase or lease property or services for the purpose of assuring another Person’s payment or performance of any Indebtedness or other obligations or liabilities, (c) to maintain the working capital of such Person to permit such Person to pay such Indebtedness or other obligations or liabilities or (d) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty/Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  Unless otherwise specified, the amount of any Guaranty shall be deemed to be the lesser of the principal amount of the Indebtedness or other obligations or liabilities guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty.

“Hazardous Materials” means (a) any explosive or radioactive substances, materials or wastes and (b) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement with a Loan Party for an Interest Rate Hedge with respect to the Obligations, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market quotations provided by any recognized dealer in such Hedge Agreements who is not a Lender or any Affiliate of a Lender.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or, if such acquisition has been so approved, as to which such approval has been subsequently withdrawn.

“Immaterial Subsidiary” means a Subsidiary which, as of the last day of the most recent fiscal quarter of the Borrower then ended for which financial statements are available, has neither revenues nor total assets of greater than 2.5% of the Consolidated revenues or Consolidated total assets of the Parent on a Consolidated basis for such period.  In no event shall the Subsidiaries of the Parent designated as Immaterial Subsidiaries account, in the aggregate, for more than 7.5% of either the Consolidated revenues or the Consolidated total assets of the Parent on a Consolidated basis for any period.

“Incremental Term Lender” means each Lender having an Incremental Term Loan Commitment with respect to any Tranche of the Incremental Term Loan Facility or who has funded or purchased all or a portion of any Incremental Term Loan with respect to any Tranche of the Incremental Term Loan Facility in accordance with the terms hereof.

“Incremental Term Loan” has the meaning specified in Section 2.1(g); and “Incremental Term Loans” means collectively all of the Incremental Term Loans.

“Incremental Term Loan Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name in any Incremental Term Loan Funding Agreement with respect to any Tranche of the Incremental Term Loan Facility, as such Commitment is thereafter assigned or modified and “Incremental Term Loan Commitments” means the aggregate Incremental Term Loan Commitments of all of the Lenders with respect to all Tranches of the Incremental Term Loan Facility.

“Incremental Term Loan Facility” means the incremental term loan facility established pursuant to Section 2.1(g).

“Incremental Term Loan Funding Agreement” has the meaning assigned to such term in Section 2.1(g)(vi) and shall be substantially in the form of Exhibit K hereto.

“Incremental Term Loan Note” means a promissory note of the Borrower substantially in the form of Exhibit F-5 hereto to any requesting Incremental Term Loan Lender evidencing its Incremental Term Loan pursuant to any Tranche of Incremental Term Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that to the extent such Indebtedness has been assumed, only the lesser of the amount of such Indebtedness and the value of the property over which such Lien is granted shall constitute Indebtedness, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) net obligations of such Person under any Hedge Agreements, valued at the Hedge Termination Value, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person on or prior to 180 days following the Term Loan A-2 Maturity Date or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.3(b).

“Information” has the meaning specified in Section 11.8.

“Initial Credit Extension” means that portion of the initial Credit Extension under the Facilities which (a) is necessary for the Parent, the Borrower and their Subsidiaries to repay in full all outstanding obligations under the Existing Credit Agreements and (b) shall be advanced on the Closing Date concurrent with the consummation of the repayment of the outstanding obligations under the Existing Credit Agreements and the termination of all commitments under the Existing Credit Agreements.

“Initial Interest Period” means the initial Interest Period following the Closing Date which shall be for a period commencing no earlier than the Closing Date and ending no later than the last day of the calendar month in which the Closing Date occurs.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any Debtor Relief Law or other similar Law now or hereafter in effect or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Debtor Relief Law or other similar Law now or hereafter in effect.

“Intellectual Property” means all Copyrights, Domain Names, Patents, Trademarks and IP Licenses, in each case as defined in the Security Agreement.

“Interest Payment Date” means (a) the last day of each calendar quarter after the Closing Date and (b) the Maturity Date.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Loans, Term Loans or one or more Tranches of Incremental Term Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three, six or, to the extent made available by all the Lenders, twelve months or, to the extent applicable, a period equal to the Initial Interest Period.  Such Interest Period shall commence on the effective date of such LIBOR Rate Loan, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans or (b) the date of renewal of or conversion to a LIBOR Rate Loan if the Borrower is renewing or converting an existing Loan.  Notwithstanding the second sentence hereof:  (i) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the applicable Maturity Date and (iii) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.

“Interest Rate Hedge” means a Hedge Agreement entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Loan Parties and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” means any (a) LIBOR Rate Option or (b) Base Rate Option.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership interest or Joint Venture in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a line of business, division or business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the U.S. Internal Revenue Service.

“ISP” has the meaning specified in Section 2.9(k).

“Issuing Lender” means (a) CoBank, in its individual capacity as an issuer of Letters of Credit hereunder, (b) such other Lender as the Borrower may from time to time select as an Issuing Lender, and (c) any Eligible Assignee to which all or any portion of the Letter of Credit Commitment of its assignor has been assigned, in each case for so long as CoBank, such other Lender or such Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided that, in the case of clauses (b) and (c) such other Lender or Eligible Assignee expressly agrees to perform all obligations required of an Issuing Lender hereunder in accordance with the terms herein, and notifies the Administrative Agent of its principal office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register).

“Joint Pole Dispute Capital Expenditures” means any Capital Expenditure incurred by any Loan Party or Subsidiary of a Loan Party pursuant to a cash settlement of any Joint Pole Dispute.

“Joint Pole Disputes” means the disputes between Hawaiian Telcom, Inc. and each of the Hawaiian Electric Companies regarding reimbursement of such Hawaiian Electric Company for a portion of the costs incurred by such Hawaiian Electric Company to remove, install and/or replace certain of the Joint Poles since January 1, 2012.

“Joint Poles” means utility poles that are jointly owned by (a) Hawaiian Telcom, Inc., (b) one or more of the Hawaiian Electric Companies, namely, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. or Maui Electric Company, Inc. (each, individually, a “Hawaiian Electric Company” and, collectively, the “Hawaiian Electric Companies”), (c) the respective county or counties in which  each Hawaiian Electric Company operates and (d) other third parties, such as the State of Hawaii.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Landlord Agreement” means any landlord’s waiver or other lien waiver or subordination agreement executed and delivered by a lessor, warehouse operator or other applicable Person with respect to a leased location of any Loan Party to the Administrative Agent for the benefit of the Secured Parties.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval of or settlement agreement with any Governmental Authority applicable to any Person or the properties of any Person, including the Licenses, and, including the Communications Act, all applicable PUC Laws and all Environmental Laws.

“Lender” or “Lenders” means each of the financial institutions from time to time party hereto as a lender (including the Swing Line Lender, any Additional Incremental Term Lender and any Issuing Lender) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  For the purpose of any Loan Document that provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to the extent such Affiliate is a Secured Party.

“Letter of Credit Borrowing” has the meaning specified in Section 2.9(c)(iii).

“Letter of Credit Commitment” means, with respect to any Issuing Lender at any time, (a) the amount initially set forth opposite its name on Part 2 of Schedule 1.1(A) or (b) the amount set forth in the Register maintained by the Administrative Agent pursuant to notice delivered to the Administrative Agent by such Issuing Lender of the amount of its Letter of Credit Commitment, in each case as such Letter of Credit Commitment is thereafter assigned or modified, and “Letter of Credit Commitments” means the aggregate Letter of Credit Commitments of all of the Issuing Lenders.  As of the Execution Date, the total Letter of Credit Commitments of all Issuing Lenders is $5,000,000.  The aggregate Letter of Credit Commitments may exceed the Letter of Credit Sublimit at any time, but the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit.

“Letter of Credit Expiration Date” means the day that occurs 30 days prior to the Maturity Date for Revolving Loans.

“Letter of Credit Facility” means the Letter of Credit facility established pursuant to Section 2.9.

“Letter of Credit Fee” has the meaning specified in Section 2.9(b).

“Letter of Credit Obligations” means, as of any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Request” has the meaning specified in Section 2.9(a).

“Letter of Credit Sublimit” means the lesser of (a) $5,000,000 and (b) the result of (i) the Revolving Commitments minus (ii) the Swing Line Commitment.

“Letters of Credit” has the meaning specified in Section 2.9(a).

“Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) Total Debt on such date of determination to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBOR Rate” means, with respect to any Interest Period, a rate of interest reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Service”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, (a) in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations and (b) the LIBOR Rate for the Initial Interest Period (if applicable) shall be the rate determined based on a linear interpolation between (i) the LIBOR Rate for an interest period that is the next shortest interest period reported by the Service to the duration of the Initial Interest Period and (ii) the LIBOR Rate for an interest period that is the next longest interest period reported by the Service to the duration of the Initial Interest Period.

“LIBOR Rate Loan” means a Loan bearing interest at the LIBOR Rate Option.

“LIBOR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 2.4(a)(ii).

“Licenses” means any cable television franchise or any wireline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service, broadband, undersea cable or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, right of way, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, including the lease of any spectrum (and attendant rights and obligations), or to otherwise provide the services related to any Communications System, granted or issued by the FCC or any applicable PUC or other Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, the Solvency Certificate, the Perfection and Diligence Certificate, the Landlord Agreements (if any), Negative Pledge Agreements (if any), the Notices of Incremental Term Loan Borrowing (if any), the Incremental Term Loan Funding Agreements (if any), the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, all as amended, restated, reaffirmed, reconfirmed, replaced, substituted or otherwise modified from time to time.

“Loan Parties” means (a) prior to the Initial Credit Extension, the Borrower and (b) on and after the Initial Credit Extension, the Borrower, the Parent and the other Guarantors.

“Loan Request” means a request for a Term Loan, an Incremental Term Loan, a Revolving Loan or a Swing Line Loan, in each case substantially in the form of Exhibit D hereto.

“Loans” means, collectively, all Revolving Loans, Swing Line Loans, Term Loans and Incremental Term Loans or any Revolving Loan, Swing Line Loan, Term Loan or Incremental Term Loan, and “Loan” means the reference to any of the foregoing.

“Mandate Letter” means that certain mandate letter dated December 1, 2016 executed by the Administrative Agent and agreed to and accepted by the Borrower.

“Material Account” means all deposit, securities and commodities accounts in the name of the Loan Parties to the extent the average daily or interdaily balance or market value of such accounts for the most recently completed six calendar months exceeds $2,000,000 aggregate; provided that, (a) Material Accounts will not include any deposit account specially and exclusively used for payroll, payroll taxes or other employee wages or benefit payments to or for the benefit of any salaried employee of any Loan Party or any Subsidiary of any Loan Party and (b) the aggregate threshold shall be calculated without including the balance or market value of any deposit account that is specially and exclusively used for payroll, payroll taxes or other employee wages or benefit payments to or for the benefit of any salaried employee of any Loan Party or any Subsidiary of any Loan Party.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating line of business, division or business unit or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Loan Parties and their Subsidiaries in the aggregate in excess of $5,000,000.

“Material Adverse Effect” means any circumstance or event, or series of circumstances or events, that has or could reasonably be expected to have any material adverse effect whatsoever upon (a) the business, properties, assets, condition (financial or otherwise), operations, liabilities (actual or contingent) or prospects of the Loan Parties and their Subsidiaries, taken as a whole, (b) the legality, binding effect, validity or enforceability of this Agreement or any other Loan Document, (c) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform any of the Secured Obligations, or (d) the ability of the Administrative Agent or any other Secured Party to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Contract” means any (a) agreement, contract, note, bond, debenture or other instrument evidencing Material Indebtedness, (b) any SEA-US Agreement or (c) any agreement, contract or other instrument to which any Loan Party or any Subsidiary of any Loan Party is a party or that is binding upon any Loan Party or any Subsidiary of any Loan Party or its respective property the revocation, suspension or termination (prior to the stated termination date therefor) of which could reasonably be expected to result in a Material Adverse Effect.

“Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Loan Parties and their Subsidiaries in the aggregate in excess of $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Obligations) in an aggregate principal amount in excess of the Threshold Amount.

“Material Leased Property” means any real property leased or licensed by any Loan Party (a)  that functions as (i) a material data center, (ii) the headquarters or chief executive office of the Borrower or (iii)(A) a cable landing station associated with material subsea fiber or (B) terrestrial fiber site connecting a cable landing station and material subsea fiber or (b) as to which the loss thereof would reasonably be expected to result in a Material Adverse Effect.

“Material License” means all Licenses (a) issued by the FCC or any PUC and required for the operation of any Communications System in the manner in which such Communications System is operating or (b) the loss of which, individually or collectively with one or more other Licenses, would reasonably be expected to result in a Material Adverse Effect; provided that, a Material License shall not include any License held by Wavecom and disclosed on Schedule 5.19.

“Material Owned Real Property” means any real property owned by any Loan Party in fee simple including any recorded easement appurtenant thereto (a) with a fair market value (determined in good faith by the Borrower) in excess of $2,500,000, (b) that functions as (i) a material data center, (ii) the headquarters or chief executive office of the Borrower or (iii)(A) a cable landing station associated with material subsea fiber or (B) terrestrial fiber site connecting a cable landing station and material subsea fiber or (c) as to which the loss thereof would reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) five years from the Closing Date, (b) with respect to the Term Loan A-1 Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) five years from the Closing Date, (c) with respect to the Term Loan A-2 Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) six years from the Closing Date and (d) with respect to any Tranche of Incremental Term Loans under the Incremental Term Loan Facility, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 9.2 and (ii) the date set forth in the corresponding Incremental Term Loan Funding Agreement (which date shall be no earlier than the Maturity Date with respect to the Term Loan A-2 Facility); provided that, in the case of clauses (a) through (d), if the Closing Date has not occurred on or before May 31, 2017, the Maturity Date shall be May 31, 2017.

“Maximum Aggregate Increase Amount” means, with respect to the Incremental Term Loan Facility, an aggregate principal amount for all Tranches of Incremental Term Loans made pursuant to Section 2.1(g) not to exceed $100,000,000.

“Maximum Guarantor Liability” has the meaning specified in Section 12.4(a)(i).

“Maximum Joint Pole Dispute Amount” means, (a) for purposes of calculating the Maximum Joint Pole Dispute Amount of Joint Pole Dispute Capital Expenditures that may be excluded from the calculation of Capital Expenditures, $20.1 million in the aggregate as stated by the Hawaiian Electric Companies in a footnote to the 10-Q of the Hawaiian Electric Companies filed with the SEC for the quarterly period ended September 30, 2016, and (b) for purposes of other calculations of the Maximum Joint Pole Dispute Amount herein, the Maximum Joint Pole Dispute Amount shall be the result of $7,000,000 multiplied by the number of years in controversy.

“Maximum Rate” has the meaning specified in Section 11.14.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of any Issuing Lender with respect to Letters of Credit issued by it and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and such Issuing Lender in its respective sole discretion.

“Minority Investment” means any Person in whom any Loan Party owns any Equity Interests to the extent such Person does not constitute a Subsidiary of a Loan Party.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee thereof in the business of rating securities and debt.

“Mortgage” means a mortgage, deed of trust or similar instrument reasonably acceptable to the Administrative Agent, in each case, executed and delivered by the applicable Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years of such Multiemployer Plan, has accrued, made, or had an obligation to make such contributions or with respect to which otherwise has any obligation or liability (including a contingent liability).

“Negative Pledge Agreement” means a Negative Pledge Agreement executed and delivered by an Excluded Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties, in form and content reasonably acceptable to the Administrative Agent.

“Net Cash Proceeds” means:

(a)           in the case of any Debt Incurrence, an amount equal to:  (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Debt Incurrence, minus (ii) actual and reasonable, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection such issuance;

(b)           in the case of any Equity Issuance, an amount equal to:  (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries in respect of such Equity Issuance, minus (ii) actual and reasonable, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with such issuance;

(c)           in the case of any Casualty Event, an amount equal to:  (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Casualty Event, minus (ii) the sum of all customary, bona fide, out-of-pocket direct costs incurred by such Loan Party and its Subsidiaries in connection with collecting such cash payments; and

(d)           in the case of any Disposition, an amount equal to:  (i) the aggregate amount of all cash and Cash Equivalents received by any Loan Party or any of its Subsidiaries from such Disposition (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or return of funds held in escrow or otherwise, but only as and when received), minus (ii) the sum of (A) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, (B) all customary, bona fide, out-of-pocket direct transaction costs incurred by such Loan Party and its Subsidiaries in connection with such Disposition, and (C) amounts applied to repayment of permitted Indebtedness (other than the Obligations) secured by a Permitted Lien on the asset or property disposed of having priority over the Lien of the Administrative Agent on the Collateral;

provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Net Cash Proceeds shall not include any amounts (1) with respect to clause (b) above to the extent that such amounts are Equity Interests of the Parent used as consideration in connection with a Permitted Additional Investment, (2) with respect to clause (c) above to the extent that such amounts are used for repairs to or replacements of the property subject to such Casualty Event; or reinvested in productive assets (other than inventory unless such Net Cash Proceeds result from a Casualty Event with respect to inventory) of a kind then used or usable in the business of such Loan Party, within one year after the receipt thereof, (3) with respect to clause (d) above to the extent (x) that such amounts are reinvested in productive assets (other than inventory) of a kind then used or usable in the business of such Loan Party, within one year after the receipt thereof or (y) that such amounts are from any Disposition permitted by clauses (a) through (g) of Section 7.8, and (4) with respect to clause (c) and (d) above, to the extent such amounts do not exceed $10,000,000 in the aggregate in any fiscal year of the Borrower or $30,000,000 in the aggregate prior to the Term Loan A-2 Maturity Date (calculated without giving effect to any amounts excluded from Net Cash Proceeds by the forgoing clause (2) or clause (3)). To the extent reinvestment is permitted, such Net Cash Proceeds must be deposited and held in a deposit account of which the Administrative Agent has “control” (as defined in Article 9 of the UCC) until reinvested and must be reinvested in assets subject to the Lien of the Administrative Agent under the Collateral Documents, subject only to Permitted Liens.

“Non-Consenting Lender” has the meaning specified in Section 11.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Notes, the Term Loan A-1 Notes, the Term Loan A-2 Notes, the Swing Line Notes, and the Incremental Term Loan Notes.

“Notice of Incremental Term Loan Borrowing” means a notice of a Tranche of Incremental Term Loans meeting the requirements of Section 2.1(g) and substantially in the form of Exhibit J hereto.

“Obligation” means any obligation or liability of any of the Loan Parties (other than Excluded Swap Obligations), howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, for payment or performance, now or hereafter existing (and including obligations or liabilities arising or accruing after the commencement of any Insolvency Proceeding with respect to any Loan Party or which would have arisen or accrued but for the commencement of such Insolvency Proceeding, even if the claim for such obligation or liability is not enforceable or allowable in such proceeding), or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, any Fee Letter or any other Loan Document (regardless of whether any Credit Extension is in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to any Credit Extension is not satisfied) whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents.

“Official Body” means (a) any Governmental Authority and (b) any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” has the meaning specified in Section 2.9(i).

“Organizational Documents” means the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Information” has the meaning specified in Section 12.13.

“Other Liabilities” means any obligation of any Loan Party arising under any document or agreement relating to or on account of (a) any Secured Bank Product or (b) any Secured Hedge (other than any Excluded Swap Obligations).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Overadvance” means any Revolving Overadvance and any Term Overadvance.

“Parent” means Hawaiian Telcom Holdco, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 11.7(d).

“Participant Register” has the meaning specified in Section 11.7(d).

“Participation Advance” has the meaning specified in Section 2.9(c)(ii).

“Payment In Full” means (a) with respect to the Obligations, the payment in full in cash of the Loans and other Obligations (other than contingent indemnification obligations as to which no claim has been made) hereunder, the termination of the Commitments and the expiration, termination or Cash Collateralization of all Letters of Credit and (b) with respect to the Other Liabilities, the payment in full in cash or Cash Collateralization of such Other Liabilities.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (other than a Multiemployer Plan) or is subject to the minimum funding standards under Section 412 of the Code, and that any Loan Party or any ERISA Affiliate sponsors, maintains, or contributes to or is required to contribute to or with respect to which any Loan Party or any ERISA Affiliate otherwise has any obligation or liability (including any contingent liability).

“Perfection and Diligence Certificate” means a certificate executed and delivered by an Authorized Officer of each Loan Party to the Administrative Agent on the Closing Date, in substantially the form of Exhibit E hereto.

“Permitted Additional Investment” means an Investment (a) by any Loan Party (other than the Parent) of all of the Equity Interests of any Person, (b) by any Loan Party (other than the Parent or the Borrower) of all or substantially all the assets of, or any line of business or division or business unit of, any other Person or (c) by any Loan Party (other than the Parent) in any Minority Investment; provided that,

(i)            after giving effect to such Investment, the Loan Parties shall continue to be in compliance with the requirements set forth in Section 7.11;

(ii)           the Administrative Agent shall promptly receive in accordance with the requirements of Section 6.10, all documents and other deliveries reasonably required by the Administrative Agent to have a first-priority perfected security interest (subject to Permitted Liens) in the assets, Person or Minority Investment acquired or created in such Investment, together with all opinions of counsel, certificates, resolutions and other documents required by Section 6.10, in form and substance reasonably acceptable to the Administrative Agent;

(iii)          no Default or Event of Default shall exist or would exist after giving effect to such Investment;

(iv)          the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment shall not exceed $100,000,000 over the term of the Facilities;

(v)           (A) any Person acquired will be a direct or indirect, wholly-owned Domestic Subsidiary of the Borrower immediately after such Investment, (B) any assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, and (C) any Minority Investment being acquired will be in a Person who is organized or formed and existing under the Laws of the United States of America or any state, commonwealth or territory thereof or under the Laws of the District of Columbia and whose assets are located within the United States;

(vi)          such Investment shall not be a Hostile Acquisition;

(vii)         if the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment exceeds $10,000,000, then not later than five Business Days prior to the anticipated closing date of such Investment, the Borrower shall provide to the Administrative Agent its due diligence package regarding the Person, assets or Minority Investment being acquired, if any, and such other information as the Administrative Agent may reasonably request; and

(viii)        if the aggregate amount of the consideration (including, in the case of consideration consisting of assets, the fair market value of the assets) paid or incurred by any Loan Party or any Subsidiary of any Loan Party in connection with such Investment exceeds $10,000,000, then the Borrower shall have provided to the Administrative Agent a certificate of a Compliance Officer of the Borrower (supported by reasonably detailed calculations) certifying that, after giving effect to such Investment, the Loan Parties shall be in compliance with the covenants set forth in Article VIII, calculated on a pro forma basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered.

“Permitted Liens” means:

(a)           Liens for taxes, assessments or similar charges and levies of any Governmental Authority not yet due or which are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s or Subsidiary’s books;

(b)           pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs, other than any Lien imposed by ERISA;

(c)           statutory Liens of mechanics, repairmen , materialmen, warehousemen, carriers, suppliers, landlords or other Liens imposed by Law that are incurred in the ordinary course of business and either (i) secure obligations that are not overdue by more than forty-five (45) days or (ii) are being diligently contested in good faith by appropriate and lawful proceedings that suspend enforcement of such Liens and for which adequate reserves or other appropriate provisions in accordance with GAAP have been set aside on such Loan Party’s books;

(d)           good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, trade contracts (other than Indebtedness) or leases (other than Capital Lease Obligations), not in excess of the aggregate amount due thereunder, or to secure statutory obligations in the ordinary course of business, or surety, appeal, performance or other similar bonds required in the ordinary course of business, in each case, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)           encumbrances consisting of zoning restrictions, easements, right-of-way or other encumbrances, title defects and restrictions on the use of real property that, in the aggregate, (i) do not materially impair the use of such property or the value thereof, (ii) do not materially impair the value of any asset subject thereto, and (iii) do not interfere with the ordinary conduct of the business of the applicable Loan Party;

(f)            Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties and, prior to the Initial Credit Extension, Liens, security interests and mortgages pursuant to the Existing Credit Agreements;

(g)           any Lien existing on the date of this Agreement and described on Schedule 1.1(B), provided that (i) the principal amount secured thereby is not hereafter increased, (ii) no additional assets become subject to such Lien, (iii) the direct or contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the Obligations secured or benefitted thereby is permitted by Section 7.1(b);

(h)           Liens solely on cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted under Section 7.5;

(i)            Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such secured Indebtedness is permitted under Section 7.1(g);

(j)            CoBank’s statutory Lien in the CoBank Equities;

(k)           Liens resulting from judgments or orders not constituting an Event of Default under Section 9.1;

(l)            purported Liens evidenced by the filing of precautionary UCC financing statements related solely to (i) operating leases, (ii) Permitted Sale-Leaseback Transactions, or (iii) consignment or bailee arrangements entered into in the ordinary course of business;

(m)          Liens securing Purchase Money Security Interests, Synthetic Lease Obligations or Capital Lease Obligations permitted under Section 7.1(c), provided that such Liens do not at any time encumber any property other than the property purchased, leased or otherwise acquired with the proceeds of such Indebtedness;

(n)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the applicable Person, (ii) secure any Indebtedness and (iii) which are not prohibited by this Agreement or any other Loan Document;

(o)           rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions arising as a matter of law;

(p)           cash collateralization of letters of credit (other than any Letter of Credit issued pursuant to this Agreement); provided, that the aggregate amount of such cash collateralization does not exceed 105% of the aggregate face amounts of such letters of credit at any one time;

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t)            licenses of intellectual property granted in the ordinary course of business in a manner consistent with past practices; provided that such Liens do not at any time encumber any property other than such intellectual property; and

(u)           other Liens securing liabilities and Indebtedness in an aggregate amount not to exceed $2,000,000 at any time outstanding.

“Permitted Sale-Leaseback Transaction” means a sale lease-back arrangement (a) disclosed in the Perfection and Diligence Certificate or constituting a permitted Disposition pursuant to Section 7.8, (b) pursuant to which no Indebtedness is incurred other than as is permitted under Section 7.1 and (c) pursuant to which no Lien is created other than as may arise or purport to arise from a precautionary UCC financing statement in connection with such sale lease-back arrangement.

“Person” means any natural person, corporation, company, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA.

“Plan Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, Sections 412, 430, 431, 432 and 436 of the Code and Sections 206, 302, 303, 304 and 305 of ERISA.

“Plan Qualification Event” means with respect to any Plan that is intended to be a qualified plan under Section 401(a) of the Code, or exempt from tax under Section 501(a) or 501(c)(9) of the Code, any occurrence or event that results or could reasonably be expected to result in the loss of the Plan’s qualified or tax-exempt status or for which the cost of correction under or related to the IRS employee plans compliance resolution system or any successor program (including the cost of computing the correction, making a submission to the IRS, making any payment to the IRS, the Plan or participants and any other related cost of correction) could reasonably be expected to exceed the Threshold Amount.

“Platform” has the meaning specified in Section 11.4(d)(i).

“Pricing Grid” means the table and text set forth below:

Revolving Loans
		and Term Loan A-1		Term Loan A-2
Applicable
Margin for
		Applicable	LIBOR Rate	Applicable	Applicable	Applicable
		Margin for	Loans and	Margin for	Margin for	Unused
	Leverage	Base Rate	Letter of	Base Rate	LIBOR Rate	Commitment
Level	Ratio	Loans	Credit Fee	Loans	Loans	Fee Rate
Level I	equal to or greater than 2.25x	2.75%	3.75%	3.00%	4.00%	0.375%
Level II	less than 2.25x	2.50%	3.50%	2.75%	3.75%	0.375%

For purposes of determining the Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)           The Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level I until receipt of the first annual or quarterly financial statements and corresponding Compliance Certificate for the first full fiscal quarter following the Closing Date.

(b)           The Applicable Margin, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Unused Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective no later than five Business Days following the date on which the Compliance Certificate evidencing such computation is delivered under Section 6.1(c).  If a Compliance Certificate is not delivered when due in accordance with such Section 6.1(c), then the rates in Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lenders), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This clause (c) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lenders, as the case may be, under Section 2.9, or Section 3.5, or Article IX.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute regularly published average prime rate to be used to determine the “Prime Rate”.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Loan Party.

“Principal Office” means the main banking office of the Administrative Agent in Greenwood Village, Colorado, or such other banking office as may be designated in writing by the Administrative Agent to the Borrower from time to time.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest in and to the Collateral that is subject only to Permitted Liens which have first-priority by operation of applicable Law.

“Pro Rata Share” means (a) with respect to the Revolving Credit Facility as of any date of determination, the proportion that a Revolving Lender’s Revolving Commitment as of such date bears to the aggregate amount of Revolving Commitments of all of the Revolving Lenders as of such date, provided, that if the Revolving Commitments have been terminated or have expired, Pro Rata Share under the Revolving Credit Facility shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignment, (b) with respect to the Term Loan A-1 Facility as of any date of determination, (i) if any Term Loan A-1 Commitments remain in effect, the proportion that a Term Loan A-1 Lender’s unused Term Loan A-1 Commitment bears to the aggregate amount of Term Loan A-1 Commitments of all of the Term Loan A-1 Lenders as of such date or (ii) if the Term Loan A-1 Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Term Loan A-1 Lender’s Term Loan A-1 as of such date bears to the aggregate principal amount of all outstanding Term Loan A-1s as of such date, (c) with respect to the Term Loan A-2 Facility as of any date of determination, (i) if any Term Loan A-2 Commitments remain in effect, the proportion that a Term Loan A-2 Lender’s unused Term Loan A-2 Commitment bears to the aggregate amount of Term Loan A-2 Commitments of all of the Term Loan A-2 Lenders as of such date or (ii) if the Term Loan A-2 Commitments have been terminated or have expired, the proportion that the outstanding principal amount of a Term Loan A-2 Lender’s Term Loan A-2 as of such date bears to the aggregate principal amount of all outstanding Term Loan A-2s as of such date and (d) with respect to each Tranche of the Incremental Term Loan Facility as of any date of determination, (i) if any Incremental Term Loan Commitments remain in effect with respect to such Tranche, the proportion that an Incremental Term Lender’s unused Incremental Term Loan Commitment with respect to such Tranche bears to the aggregate amount of the Incremental Term Loan Commitments of all of the Incremental Term Loan Lenders for such Tranche as of such date or (ii) if the Incremental Term Loan Commitments have been terminated or have expired with respect to such Tranche, the proportion that the outstanding principal amount of an Incremental Term Loan Lender’s Incremental Term Loan with respect to such Tranche as of such date bears to the aggregate principal amount of all outstanding Incremental Term Loans for such Tranche as of such date.

“Properties” has the meaning specified in Section 5.18(a).

“PUC” means the Hawaii Public Utilities Commission and any other state, provincial or other local public utility commission, local franchising authority or public right of way licensor, or similar regulatory agency or body that exercises jurisdiction over the rates, terms or services or the ownership, construction or operation of any Communications System (and its related facilities), including access to any public right of way or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the services, operations or business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant statutes of any applicable State, rules, regulations, orders, directives and published policies of, and all Laws administered by, any PUC asserting jurisdiction over any Loan Party or any Subsidiary of any Loan Party.

“PUC Order No. 32193” means that certain Hawaii Public Utilities Commission Decision and Order No. 32193, in the Matter of the Application of Hawaiian Telcom Inc., and Hawaiian Telcom Services Company, Inc., for a Waiver of Statutory and Regulatory Requirements Related to Financing Arrangements Under Certain Circumstances, Docket No. 2014-0033.

“PUC Required Debt-to-Equity Ratio” means the result of (a) “Long-term debt” divided by (b)(i) “Total stockholders equity” plus (ii) “Long-term debt”, in each case, as such terms are identified on the balance sheet of the Parent in a manner consistent with how such ratio has been historically calculated in connection with PUC Order No. 32193.

“Purchase Money Security Interest” means any Lien upon tangible personal property securing loans to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Deliverables” means, all of the following (except to the extent all or any portion of which is waived by the Administrative Agent in its sole discretion), each of which shall be in form and substance reasonably acceptable to the Administrative Agent,

(a)           with respect to each Material Owned Real Property, a Mortgage with respect to such Material Owned Real Property;

(b)           with respect to each Material Leased Property, as may be reasonably requested by the Administrative Agent,

(i)            a Mortgage with respect to the leasehold interest of any Loan Party with respect to such Material Leased Property,

(ii)           a Landlord Agreement which shall include estoppels, mortgagee protections and consents by the applicable lessors of such Material Leased Property (but only to the extent that such estoppels, mortgagee protections and consents (A) are not already provided for in the applicable lease and (B) are able to be obtained by the applicable Loan Party using commercially reasonable efforts),

(iii)          a true, correct and complete copy of the lease regarding such Material Leased Property, and

(iv)          evidence of the recordation of the lease or memorandum of lease;

(c)           with respect to each Material Owned Real Property and Material Leased Property,

(i)            a legal description of each parcel of real property constituting such Material Owned Real Property or Material Leased Property, sufficient for recording;

(ii)           an ALTA title insurance policy or policies insuring the Administrative Agent, for the benefit of the Secured Parties (including such endorsements as the Administrative Agent may reasonably require), insuring the Mortgage as a valid first priority Lien upon such Material Owned Real Property or the leasehold interest of any Loan Party with respect to such Material Leased Property, free and clear of all Liens except such Permitted Liens or exceptions as are reasonably acceptable to the Administrative Agent;

(iii)          copies of such Permitted Liens or exceptions, such as CC&Rs, copies of tenant leases, co-ownership agreements, property management and other service agreements, involving Material Owned Real Property and Material Leased Property as reasonably re    quested by the Administrative Agent;

(iv)          appraisals, zoning reports, surveys, structure reports including ADA reports, archaeological surveys and other customary third party inspections, applicable to such Material Owned Real Property or Material Leased Property, to the extent reasonably requested by the Administrative Agent;

(v)           an environmental questionnaire with respect to such Material Owned Real Property or Material Leased Property and, if requested by the Administrative Agent, a Phase I environmental audit and such other environmental information and audits as the Administrative Agent may reasonably request;

(vi)          permits and governmental notices involving Material Owned Real Property and Material Leased Property as reasonably requested by the Administrative Agent;

(vii)         written opinions of counsel for the Loan Parties, duly executed and covering such matters with respect to the Mortgages as may be reasonably requested by the Administrative Agent;

(vii)         evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Material Owned Real Property or Material Leased Property, including, but not limited to:

(A)          providing the Administrative Agent with the address and/or GPS coordinates of each parcel or, if reasonably requested by the Administrative Agent, each structure on any improved real property that will be subject to the Mortgage,

(B)          obtaining or providing the following documents:  (1) a completed standard “life-of-loan” flood hazard determination form, (2) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP and (3) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery) and

(C)          to the extent required under Section 6.5(b), obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, together with such endorsements in favor of the Administrative Agent as the Administrative Agent may reasonably request; and

(viii)        such other documents, instruments or agreements reasonably requested by the Administrative Agent in connection with granting and perfecting a first Lien security interest on such Material Owned Real Property or leasehold interest of any Loan Party in such Material Leased Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Register” has the meaning specified in Section 11.7(c).

“Reimbursement Obligation” has the meaning specified in Section 2.9(c)(i).

“Related Agreements” has the meaning specified in Section 12.3(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders but specifically including Voting Participants) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, that

(a)           With respect to modifications applicable only to one of the Facilities, “Required Lenders” shall be calculated with respect to only the Lenders (other than any Defaulting Lender and including Voting Participants) holding Loans or Commitments of the applicable Facility.

(b)           The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders.

(c)           If after giving effect to clauses (a) and (b) of this provision, there is more than one Lender (other than Defaulting Lenders and Voting Participants) holding applicable Loans or Commitments, “Required Lenders” must include at least two Lenders (other than Defaulting Lenders but specifically including Voting Participants) and must include at least one Lender who is not CoBank nor a Voting Participant.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to any Revolving Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Revolving Commitments” means the aggregate Revolving Commitments of all of the Revolving Lenders.  As of the Execution Date, the aggregate amount of the Revolving Commitments of all Revolving Lenders is $30,000,000.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means the Revolving Credit Facility established pursuant to Section 2.2.

“Revolving Credit Facility Usage” means, at any time, the sum of the outstanding Revolving Loans, the outstanding Swing Line Loans and the Letter of Credit Obligations.

“Revolving Lender” means each Lender having a Revolving Commitment or who has funded or purchased all or a portion of a Revolving Loan in accordance with the terms hereof.

“Revolving Loans” means, collectively, and “Revolving Loan” means, separately, all Revolving Loans or any Revolving Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.2.

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit F-1 hereto to any requesting Revolving Lender evidencing its Revolving Loans.

“Revolving Overadvance” has the meaning specified in Section 2.13(a)(i).

“Revolving Unused Commitment Fee” has the meaning specified in Section 2.7(a).

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of any Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is otherwise subject to any Sanctions, or (d) any Person, directly or indirectly, 50% or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States of America, Canada, the United Kingdom or any member of the European Union.

“SEA-US Agreements” means (a) that certain South East Asia — US (SEA-US) Cable System Construction and Maintenance Agreement dated August 28, 2014, by and between Hawaiian Telcom Services Company, Inc., and the parties listed on Schedule 1 thereto and (b) that certain Southeast Asia to United States Cable System (SEA-US) Supply Contract dated August 28, 2014, by and between Hawaiian Telcom Services Company, Inc., NEC Corporation, NEC Corporation of America, and the parties listed on Schedule A thereto.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Product” means agreements or other arrangements entered into by a Lender or its Affiliate, on the one hand, and any Loan Party, on the other hand at the time such Lender is a party to this Agreement, under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange, and shall include, without limitation, the CoBank Cash Management Agreement; provided that the foregoing shall not constitute a Secured Bank Product if at any time the applicable provider of such bank products or services is not a Lender or an Affiliate of a Lender.

“Secured Hedge” means an Interest Rate Hedge permitted under this Agreement (a) that is entered into by a Hedge Bank at the time that such Hedge Bank or its Affiliate is a Lender hereunder and (b) with respect to which such Hedge Bank has provided evidence reasonably satisfactory to the Administrative Agent that (i) such Interest Rate Hedge is documented in a standard International Swaps and Derivatives Association, Inc. Master Agreement and (ii) such Interest Rate Hedge provides for the method of calculating the termination value thereof due to the provider thereof (if any) to be done in a reasonable and customary manner; provided that the foregoing shall not constitute a Secured Hedge if at any time the applicable provider of such Interest Rate Hedge is not a Lender or an Affiliate of a Lender.

“Secured Obligations” means all Obligations, all Guaranteed Liabilities and all Other Liabilities, but excluding all Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Issuing Lender, each Lender (or its Affiliate) that provides any Secured Hedge for so long as such Lender remains a Lender hereunder, each Lender (or its Affiliate) that provides any Secured Bank Product for so long as such Lender remains a Lender hereunder, each Related Party or co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6, and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the Pledge and Security Agreement, executed and delivered on the Closing Date, by each of the Loan Parties in favor of the Administrative Agent in substantially the form of Exhibit L hereto.

“Service” has the meaning set forth in the definition of “LIBOR Rate.”

“Solvency Certificate” means the certificate of the Borrower in the form of Exhibit G hereto.

“Solvent” means, with respect to any Person on any date of determination, taking into account any and all rights of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities and debt.

“Statutory Reserve Rate” means, for the Interest Period for any LIBOR Rate Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person at any time means any corporation, trust, partnership, any limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency that does or may suspend or dilute the voting rights) is at such time owned, or the management of which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person or one or more of such Person’s Subsidiaries, or (b) that is directly or indirectly controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Equity Interests” has the meaning specified in Section 5.6.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means, as to the Swing Line Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified.  As of the Execution Date, the Swing Line Commitment of the Swing Line Lender shall be $5,000,000.

“Swing Line Facility” means the swing line facility established pursuant to Section 2.3.

“Swing Line Lender” means CoBank, in its individual capacity as the provider of the Swing Line Commitment.

“Swing Line Loans” means, collectively, and “Swing Line Loan” means, separately, all Swing Line Loans or any Swing Line Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.3 hereof.

“Swing Line Note” means a promissory note of the Borrower substantially in the form of Exhibit F-2 hereto to the Swing Line Lender evidencing the Swing Line Loans.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligation” means, as to any Person, an amount equal to the capitalized amount of the remaining lease obligations under any Synthetic Lease that would appear on a balance sheet or such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Tax Benefit” has the meaning specified in Section 3.2(h).

“Tax Compliance Certificate” means a tax certificate substantially in the form of Exhibit H hereto, prepared and delivered in accordance with Section 3.2(g).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender having either a Term Loan A-1 Commitment or a Term Loan A-2 Commitment or who has funded or purchased all or a portion of a Term Loan A-1 or a Term Loan A-2 in accordance with the terms hereof and “Term Lenders” means collectively all of the Term Loan A-1 Lenders and all of the Term Loan A-2 Lenders.

“Term Loan A-1” has the meaning specified in Section 2.1(a) and “Term Loan A-1s” means, collectively, all of the Term Loan A-1s made by the Lenders pursuant to Section 2.1(a).

“Term Loan A-1 Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Term Loan A-1 Commitments” means the aggregate Term Loan A-1 Commitments of all of the Term Loan A-1 Lenders.

“Term Loan A-1 Facility” means the single-draw term loan facility established pursuant to Section 2.1(a).

“Term Loan A-1 Lender” means each Lender having a Term Loan A-1 Commitment or who has funded or purchased all or a portion of a Term Loan A-1 in accordance with the terms hereof.

“Term Loan A-1 Note” means a promissory note of the Borrower substantially in the form of Exhibit F-3 hereto to any requesting Term Loan A-1 Lender evidencing its Term Loan A-1.

“Term Loan A-1 Unused Commitment Fee” has the meaning specified in Section 2.7(b).

“Term Loan A-2” has the meaning specified in Section 2.1(b) and “Term Loan A-2s” means, collectively, all of the Term Loan A-2s made by the Lenders pursuant to Section 2.1(b).

“Term Loan A-2 Commitment” means, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A), as such Commitment is thereafter assigned or modified and “Term Loan A-2 Commitments” means the aggregate Term Loan Commitments of all of the Term Loan A-2 Lenders.

“Term Loan A-2 Facility” means the multi-draw term loan facility established pursuant to Section 2.1(b).

“Term Loan A-2 Lender” means each Lender having a Term Loan A-2 Commitment or who has funded or purchased all or a portion of a Term Loan A-2 in accordance with the terms hereof.

“Term Loan A-2 Note” means a promissory note of the Borrower substantially in the form of Exhibit F-4 hereto to any requesting Term Loan A-2 Lender evidencing its Term Loan A-2.

“Term Loan A-2 Unused Commitment Fee” has the meaning specified in Section 2.7(c).

“Term Loans” means, collectively, all of the term loans issued under the Term Loan A-1 Facility and the Term Loan A-2 Facility.

“Term Overadvance” has the meaning specified in Section 2.13(a)(ii).

“Termination Date” means the Business Day as of which all of the following shall have occurred:  (a) all Commitments under this Agreement have terminated, (b) all Secured Obligations have been paid in full in cash (other than (i) contingent indemnification obligations as to which no claim has been made and (ii) obligations and liabilities with respect to any Secured Bank Product or Secured Hedge as to which arrangements reasonably satisfactory to the applicable Secured Party have been made) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the Issuing Lender shall have been made).

“Threshold Amount” means $7,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of such Lender’s unused Term Loan A-1 Commitment, unused Term Loan A-2 Commitment, unused Incremental Term Loan Commitments, Revolving Credit Exposure, outstanding Term Loans and outstanding Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of the Parent and the Subsidiaries at such time.

“Trade Date” has the meaning specified in Section 11.7(b)(i)(B).

“Tranche” means, with respect to the Incremental Term Loan Facility, all Incremental Term Loans made on the same date pursuant to the terms of the same Notice of Incremental Term Loan Borrowing and Incremental Term Loan Funding Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“UCC” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection, as the case may be, of such security interest “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdictions.

“UCP” has the meaning specified in Section 2.9(k).

“Unfunded Liability” means, (a) for a Pension Plan other than a Multiemployer Plan, any excess of the Pension Plan’s funding target under Section 430(d) of the Code or Section 303(d) of ERISA over the value of the Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year and (b) for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Voting Participant” has the meaning specified in Section 11.7(d).

“Voting Participant Notice” has the meaning specified in Section 11.7(d).

“Wavecom” means Wavecom Solutions Corporation, a Hawaii corporation.

“Welfare Benefit Plan” means a Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

“Withholding Agent” means (a) the Borrower or any other Loan Party and (b) the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:  (a) references to the plural include the singular, the plural, the part and the whole; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other

Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, extended, modified, supplemented, replaced, substituted for, superseded, renewed, refinanced, refunded, reaffirmed or restated at any time and from time to time; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (j) any pronoun shall include the corresponding masculine, feminine and neuter terms; (k) reference to any Law shall refer to such Law as amended, modified, supplemented, renewed, or extended from time to time and to any successor or replacement Law promulgated thereunder or substantially related thereto; (l) reference to any Governmental Authority includes any similar or successor Governmental Authority; (m) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (n) unless otherwise specified, all references herein to times of day shall be references to Denver, Colorado time.  The parties hereto each acknowledge that each of them has had the benefit of legal counsel of its own choice, that each of them has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel, and that this Agreement and the other Loan Documents shall be constructed as if jointly drafted by Administrative Agent and each Loan Party.

1.3          Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 6.1(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VIII (and all defined terms used in the definition of any accounting term used in Article VIII) have the meaning given to such terms (and defined terms) under GAAP as in effect on the Execution Date applied on a basis consistent with those used in preparing the financial statements referred to in Section 5.10.  In the event of any change after the Execution Date in GAAP or in the application of GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein or the application thereof.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Loan Party and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For the avoidance of doubt, any lease that is treated as an operating lease for purposes of GAAP as of the Execution Date shall not be treated as debt and shall continue to be treated as an operating lease (and any future lease that would be treated as an operating lease for purposes of GAAP as of the Execution Date shall be similarly treated).

1.4          Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5          Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Request therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Request and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.6          Covenant Compliance Generally.  For purposes of determining compliance under Article VIII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.1(b).  Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any covenant with respect to the amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained therein shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided, that for the avoidance of doubt, the result of any changes in rates of exchange occurring after the time such Indebtedness or investment is incurred shall otherwise apply in all other cases, including determining whether any additional Indebtedness or investment may be incurred at any time in accordance with Article VII and for purposes of calculating financial ratios in accordance with Article VIII.

1.7          Administration of Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

1.8          Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day that is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 2.5) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

1.9          UCC Terms.  Terms defined in the UCC in effect on the Execution Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions; provided that, to the extent the UCC is revised subsequent to the Execution Date such that the definition of any of the terms included in the description of Collateral in any Loan Document is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in such grant, be included in such grant immediately upon the effective date of such revision, to the extent a security interest in such personal property may be granted under such revised UCC (and, to the extent effective under applicable Law, such security interest will attach immediately without further action).  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

II.  CREDIT FACILITIES

2.1          Term Loans.

(a)           Term Loan A-1 Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan A-1 Lender severally agrees to make a term loan (the “Term Loan A-1”) to the Borrower on the Closing Date (by the time and in the manner specified in Section 2.6(a)) in such principal amount as the Borrower shall request up to, but not exceeding the lesser of (i) such Term Loan A-1 Lender’s Term Loan A-1 Commitment and (ii) such Term Loan A-1 Lender’s Pro Rata Share of the aggregate principal amount of the Term Loan A-1s to be funded on the Closing Date.

(b)           Term Loan A-2 Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan A-2 Lender severally agrees to make a term loan (the “Term Loan A-2”) to the Borrower on the Closing Date (by the time and in the manner specified in Section 2.6(a)) in such principal amount as the Borrower shall request up to, but not exceeding the lesser of (i) such Term Loan A-2 Lender’s Term Loan A-2 Commitment and (ii) such Term Loan A-2 Lender’s Pro Rata Share of the aggregate principal amount of the Term Loan A-2s to be funded on the Closing Date.

(c)           Term Loan Request.  The Borrower shall request the Term Loan A-1 Lenders or the Term Loan A-2 Lenders to make the applicable Term Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three Business Days prior to the expected Closing Date with respect to LIBOR Rate Loans; and (ii) one Business Day prior to the expected Closing Date with respect to Base Rate Loans, a duly completed Loan Request.  The request by the Borrower for any Term Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with Article IV both before and after giving effect to the requested Term Loan.  The Loan Request with respect to any Term Loan shall be subject to the occurrence of the Closing Date but otherwise shall be irrevocable and shall specify the aggregate amount of the proposed Term Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $1,000,000 and not less than $1,000,000 for each Borrowing under the LIBOR Rate Option.  (For the avoidance of doubt, the revocation of a Loan Request with respect to LIBOR Rate Loans because of the failure of the Closing Date to occur shall not relieve the Borrower of its obligations under Section 3.5, Section 11.3 or otherwise.)

(d)           Nature of Lenders’ Obligations with Respect to Term Loans.  The failure of any Term Loan A-1 Lender or Term Loan A-2 Lender to make a Term Loan shall not relieve any other Term Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder.  The Term Loan A-1 Lenders shall have no obligation to make the Term Loan A-1s after the Closing Date, and the Term Loan A-2 Lenders shall have no obligation to make the Term Loan A-2s after the Closing Date.  The Term Loan Commitments are not revolving commitments, and the Borrower shall not have the right to repay and reborrow under Section 2.1.

(e)           Repayment of Term Loan A-1.  In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the Borrower shall repay the aggregate outstanding principal balance of the Term Loan A-1s as of the Closing Date after giving effect to the Initial Credit Extension in quarterly principal payments on the last day of each calendar quarter in accordance with the schedule set forth below (with the exact dates and amounts to be calculated on the Closing Date after giving effect to all Loan Requests and set forth in a Schedule 2.1(e) hereto, which Schedule will be prepared and provided by the Administrative Agent to the parties hereto on the Closing Date):

Date	Quarterly Principal Payment
First full calendar quarter after the Closing Date and thereafter	1.25% per quarter

Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loan A-1s shall be due and payable in full in cash on the Maturity Date with respect to the Term Loan A-1 Facility.

(f)            Repayment of Term Loan A-2.  In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the Borrower shall repay the aggregate outstanding principal balance of the Term Loan A-2s as of the Closing Date after giving effect to the Initial Credit Extension in quarterly principal payments on the last day of each calendar quarter in accordance with the schedule set forth below (with the exact dates and amounts to be calculated on the Closing Date after giving effect to all Loan Requests and set forth in a Schedule 2.1(f) hereto, which Schedule will be prepared and provided by the Administrative Agent to the parties hereto on the Closing Date):

Date	Quarterly Principal Payment
First full calendar quarter after the Closing Date through the eighth full calendar quarters after the Closing Date	0.625% per quarter
Ninth full calendar quarter after the Closing Date and thereafter	1.25% per quarter

Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loan A-2s shall be due and payable in full in cash on the Maturity Date with respect to the Term Loan A-2 Facility.

(g)           Incremental Term Loans.

(i)            After the Closing Date, the Borrower may from time to time prior to the Maturity Date with respect to the Incremental Term Loan Facility, request that additional term loans be made to it in accordance with this Section 2.1(g) (each, an “Incremental Term Loan”) by delivering a Notice of Incremental Term Loan Borrowing to the Administrative Agent, specifying (subject to the restrictions set forth in this Section 2.1(g)) therein (A) the amount of the Tranche of Incremental Term Loans requested (which Tranche shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof), (B) the requested advance date of the proposed Incremental Term Loans comprising such Tranche (which shall be not less than thirty days from the date of delivery of the Notice of Incremental Term Loan Borrowing (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion)), (C) the Interest Rate Option(s) and the Applicable Margin(s) to be applicable to all Incremental Term Loans in such Tranche, (D) the amortization for all Incremental Term Loans in such Tranche and (E) the amount of any upfront or closing fees to be paid by the Borrower to the Lenders funding the Tranche of Incremental Term Loans requested.  Subject to the last sentence in Section 2.1(g)(v), each Notice of Incremental Term Loan Borrowing delivered by the Borrower shall be irrevocable and shall be binding upon all Loan Parties.

(ii)           At the time of delivery of each Notice of Incremental Term Loan Borrowing, the Borrower shall also deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying (A) that no Default or Event of Default then exists or would be caused thereby, (B) that, both before and after giving effect to a Borrowing of such Tranche of Incremental Term Loans, the Borrower shall be in pro forma compliance with the covenants set forth in Article VIII as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered (and showing the calculations thereof), and (C) the representations and warranties of each Loan Party set forth in Article V are true and correct in all material respects and will be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or a Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on the date of the proposed Borrowing of such Tranche of Incremental Term Loans, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that specifically refer to a date other than the date of such Borrowing.

(iii)          The sum of (A) all aggregate outstanding principal amounts of all Tranches of Incremental Term Loans and (B) all unused Incremental Term Loan Commitments of all Tranches of Incremental Term Loans shall not exceed at any time the Maximum Aggregate Increase Amount.  Repayments or prepayments of the principal of any Incremental Term Loans may not be reborrowed.  Each Tranche of Incremental Term Loans shall bear interest at the Alternate Base Rate or the Adjusted LIBOR Rate plus such Applicable Margin as is set forth in the Notice of Incremental Term Loan Borrowing related to such Tranche, and shall be subject to the amortization set forth in the applicable Notice of Incremental Term Loan Borrowing relating to such Tranche, provided, however, to the extent that the Applicable Margins for Base Rate Loans or LIBOR Rate Loans under any Tranche of Incremental Term Loans exceed by more than 0.50% the Applicable Margins for the existing Term Loan A-2 Facility, determined as of the initial funding date of such Tranche of Incremental Term Loans, the Applicable Margins for the existing Facilities shall be increased so that the Applicable Margins on such Tranche of Incremental Term Loans and the existing Term Loan A-2 are equal, and the Applicable Margins on the other Facilities are lower than the Applicable Margins on such Tranche of Incremental Term Loans and the existing Term Loan A-2 by the same percentage as they were before the increase in the Applicable Margin of the existing Term Loan A-2 Facility.  The final maturity date of any Tranche of Incremental Term Loans shall be no earlier than the Maturity Date with respect to the Term Loan A-2 Facility.  The weighted average life of any Tranche of Incremental Term Loans shall be equal to or greater than the weighted average life of the Term Loan A-2 Facility, determined as of the initial funding date of such Tranche of Incremental Term Loans.  The original issue discount or the upfront fees applicable to any Tranche of Incremental Term Loans shall not be more than 1.00% of the aggregate principal amount of the Incremental Term Loans thereunder.  Any covenant or Event of Default applicable to any Tranche of Incremental Term Loans that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to all Facilities hereunder.  All Incremental Term Loans shall for all purposes be Obligations hereunder and under the Loan Documents.

(iv)          Upon receipt of a request for a Tranche of Incremental Term Loans from the Borrower, the Administrative Agent may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), offer one or more Term Lenders, other Lenders or new lenders, the opportunity, in such amounts as the Administrative Agent shall determine, to participate in the requested Tranche of Incremental Term Loans.  The Administrative Agent shall have no obligation to offer any Lender or new lender the opportunity to participate in any such Tranche of Incremental Term Loans and nothing herein shall prohibit the Administrative Agent from retaining for its own account, as an Incremental Term Lender, all or substantially all of such Tranche of Incremental Term Loans.  Each Term Lender, other Lender or new lender that fails to respond to such a notice in writing in a form acceptable to the Administrative Agent within the period of time provided therein shall be deemed to have elected not to participate in such Tranche of Incremental Term Loans.  No Lender or new lender shall have any obligation to fund any Incremental Term Loan, and any decision by a Lender or new lender to fund any Incremental Term Loan shall be made in its sole discretion independently from any other Lender or new lender.

(v)           If in response to the offer to participate in such Tranche made by the Administrative Agent pursuant to clause (iv) above, the Administrative Agent receives commitments from Lenders and/or from any other Person that (A) qualifies as an Eligible Assignee and is reasonably acceptable to the Borrower and the Administrative Agent and (B) has agreed to become a Lender in respect of all or a portion of such Tranche of Incremental Term Loans (an “Additional Incremental Term Lender”), in excess of the requested Tranche of Incremental Term Loans, the Administrative Agent shall have the right, in its sole discretion but with the consent of the Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Incremental Term Lender in its notice to the Administrative Agent) the shares of the Incremental Term Loans of the Lenders or Additional Incremental Term Lenders willing to fund (or commit to fund) such Tranche of Incremental Term Loans so that the total committed Incremental Term Loans equal the requested Tranche of Incremental Term Loans.  If the Administrative Agent does not receive commitments from Lenders or Additional Incremental Term Lenders in an amount sufficient to fund the requested Tranche of Incremental Term Loans, the Administrative Agent shall so notify Borrower and the request for such Tranche of Incremental Term Loans shall be deemed automatically rescinded; provided, the Borrower may submit a replacement Notice of Incremental Term Loan Borrowing setting forth different terms for the requested Incremental Term Loan.

(vi)          An agreement to fund a Tranche of Incremental Term Loans (an “Incremental Term Loan Funding Agreement”), pursuant to this Section 2.1(g) shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by each Loan Party, by each Additional Incremental Term Lender and by each existing Lender who has agreed to fund such Tranche of Incremental Term Loans, setting forth the new Tranche of Incremental Term Loans of such Lenders and setting forth the agreement of each Additional Incremental Term Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by each Loan Party and such evidence of satisfaction of all conditions set forth in Section 4.3, appropriate corporate authorization on the part of each Loan Party with respect to the requested Tranche of Incremental Term Loans, amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the requested Tranche of Incremental Term Loans (which amendments to the Loan Documents (other than this Agreement) the Administrative Agent is hereby authorized to execute on behalf of the Lenders), updates or endorsements to policies of title insurance, flood hazard determination certificates (and, if applicable, evidence of flood insurance) with respect to each parcel of property subject to a Mortgage, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Loan Parties with respect to the requested Tranche of Incremental Term Loans and other assurances as the Administrative Agent may reasonably request.

(vii)         In addition to any prepayments or repayments made pursuant to Sections 2.12 and 2.13, the principal of the Incremental Term Loans of each Tranche shall be repaid on such dates and in such amounts as may be set forth in the Notice of Incremental Term Loan Borrowing for such Tranche, to be applied to the unpaid principal amount of the Incremental Term Loans for such Tranche for which such payment relates.  Notwithstanding anything herein to the contrary, the entire outstanding principal balance of all Tranches of Incremental Term Loans shall be due and payable in full in cash on the Maturity Date as specified in clause (d) of the definition thereof.

(viii)        The Administrative Agent shall record relevant information regarding each Tranche of Incremental Term Loans (including information with respect to Additional Incremental Term Lenders) in the Register in accordance with Section 11.7(c); provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of any Incremental Term Loan Commitment or Incremental Term Loan.

2.2          Revolving Loans.

(a)           Revolving Loan Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Lender severally agrees to make Revolving Loans to the Borrower at any time or from time to time on or after the Closing Date (by the time and in the manner specified in Section 2.6(a)) to, but not including, the Maturity Date with respect to the Revolving Credit Facility, provided, that after giving effect to each such Revolving Loan (i) the aggregate principal amount of such Revolving Lender’s Revolving Loans shall not exceed its Available Revolving Commitment and (ii) the Revolving Credit Facility Usage shall not exceed the Revolving Commitments.  Each request by the Borrower for a Revolving Loan shall be deemed to be a representation by the Borrower that it shall be in compliance with the proviso at the end of the preceding sentence and with Article IV after giving effect to the requested Revolving Loan.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.2.

(b)           Revolving Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Maturity Date request the Revolving Lenders to make Revolving Loans by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three Business Days prior to the proposed Borrowing Date with respect to LIBOR Rate Loans; and (ii) one Business Day prior to the proposed Borrowing Date with respect to Base Rate Loans, a duly completed Loan Request.  Other than a Loan Request with respect to a Revolving Loan to be drawn on the expected Closing Date which may be subject to the occurrence of the Closing Date, each such Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Revolving Loans comprising each Borrowing, and, if applicable, the Interest Period, which amounts shall be in (A) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing under the LIBOR Rate Option, and (B) integral multiples of $500,000 and not less than $500,000 for each Borrowing under the Base Rate Option.  (For the avoidance of doubt, the revocation of a Loan Request with respect to LIBOR Rate Loans because of the failure of the Closing Date to occur shall not relieve the Borrower of its obligations under Section 3.5, Section 11.3 or otherwise.)

(c)           Nature of Lenders’ Obligations with Respect to Revolving Loans.  Each Revolving Lender shall be obligated to participate in each request for Revolving Loans pursuant to this Section 2.2 in accordance with its Pro Rata Share.  The obligations of each Revolving Lender hereunder are several.  The failure of any Revolving Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Lender to perform its obligations hereunder.  Other than Revolving Loans in repayment of Swing Line Loans in accordance with Section 2.3(e) and/or Reimbursement Obligations in accordance with Section 2.9(c), the Revolving Lenders shall have no obligation to make Revolving Loans hereunder on or after the Maturity Date with respect to the Revolving Credit Facility.

(d)           Repayment of Revolving Loans.  Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower shall repay the entire outstanding principal amount of Revolving Loans, together with all outstanding interest thereon and unpaid fees with respect thereto, on the Maturity Date with respect to the Revolving Credit Facility.

2.3          Swing Line Loans.

(a)           Swing Line Commitments.  Subject to the terms and conditions hereof and relying upon the agreements of the Revolving Lenders set forth in this Section 2.3, the Swing Line Lender shall make Swing Line Loans to the Borrower at any time or from time to time after the Closing Date to, but not including, the Maturity Date with respect to the Revolving Credit Facility; provided, that after giving effect to any such Swing Line Loan, (i) the aggregate amount of Swing Line Loans shall not exceed the Swing Line Commitment and (ii) the Revolving Credit Facility Usage shall not exceed the Revolving Commitments.  Each request by the Borrower for a Swing Line Loan shall be deemed to be a representation by the Borrower that it is in compliance with the proviso at the end of the preceding sentence and with Section 4.3 after giving effect to the requested Swing Line Loan.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans in accordance with this Section 2.3.  The Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  If at any time the aggregate principal balance of the Swing Line Loans then outstanding exceeds the Swing Line Commitment, the Borrower shall be deemed to have requested the Revolving Lenders to make Revolving Loans in the amount of the difference in the manner and pursuant to the terms of Section 2.2(b).

(b)           Cash Management Arrangements.  The Borrower and the Swing Line Lender may enter into a cash management agreement (including the CoBank Cash Management Agreement) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein and which shall be in form and substance reasonably acceptable to the Administrative Agent.

(c)           Swing Line Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time after the Closing Date and prior to the Maturity Date with respect to the Revolving Credit Facility request that the Swing Line Lender make Swing Line Loans by delivering to the Swing Line Lender (with a copy to the Administrative Agent) not later than 1:00 p.m. (or such later time as the applicable cash management agreement, if any, may permit or otherwise as the Swing Line Lender in its sole discretion may agree) on the proposed Borrowing Date of a duly completed and executed Loan Request, by telephonic request promptly followed by a duly completed and executed Loan Request, or by such other method of request as may be provided for in any applicable cash management agreement.  Each such request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Line Loan.  Minimum borrowing amounts shall not apply to Swing Line Loans, except as provided for in any applicable cash management agreement.  Promptly after receipt of any such request for a Swing Line Loan, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent received a copy of the same and, if not, provide the Administrative Agent with information regarding the requested Swing Line Loan.

(d)           Making Swing Line Loans.  So long as the Swing Line Lender has not received timely telephonic or written notice from the Administrative Agent that one or more conditions precedent to the making of a Credit Extension under Section 4.3 have not been satisfied, the Swing Line Lender, after receipt by it of a Loan Request in accordance with Section 2.3(c), shall fund such Swing Line Loan to the Borrower in Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. or as otherwise agreed in any applicable cash management agreement on the Borrowing Date; provided, that at any time that the CoBank Cash Management Agreement is in effect, the Swing Line Lender may waive, in its sole discretion, any one or more of the conditions precedent in Section 4.3 with respect to the making of any Swing Line Loan.

(e)           Borrowings to Repay Swing Line Loans.  The Swing Line Lender may, at its option, exercisable at any time for any reason whatsoever, request that the Administrative Agent demand repayment of the Swing Line Loans.  Upon such request, the Administrative Agent shall demand repayment of the Swing Line Loans, and each Revolving Lender shall make a Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Swing Line Loans, plus, if the Swing Line Lender has so requested, accrued interest thereon, provided, that no Revolving Lender shall be obligated in any event to make Revolving Loans in excess of its Available Revolving Commitment.  Revolving Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.2(b) without regard to any of the requirements of that provision.  Each Revolving Lender acknowledges and agrees that its obligations to fund Swing Line Loans pursuant to this Section 2.3(e) and/or to acquire participations pursuant to Section 2.3(f) in respect of Swing Line Loans are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Section 4.3.  The Administrative Agent shall provide notice to the Revolving Lenders that such Revolving Loans are to be made under this Section 2.3 and of the apportionment among the Revolving Lenders, and the Revolving Lenders shall be unconditionally obligated to fund such Revolving Loans (whether or not the conditions specified in Section 2.2(b) are then satisfied) by the time requested by the Swing Line Lender and designated in such notice from the Administrative Agent, which shall not be earlier than 2:00 p.m.  on the Business Day next after the date the Revolving Lenders receive such notice from the Administrative Agent.

(f)            Risk Participations in Swing Line Loans.  Immediately upon the making of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the principal amount of such Swing Line Loan, and such interest and participation may be recovered from such Revolving Lender together with interest thereon at the Alternate Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received (subject to the limitation in Section 2.3(e) that no Revolving Lender shall be obligated in any event to make Revolving Loans in excess of its Available Revolving Commitment).

(g)           Repayment of Swing Line Loans.  On the Maturity Date with respect to the Revolving Credit Facility, if not sooner demanded, the Borrower shall repay in full the outstanding principal amount of the Swing Line Loans, together will all accrued and unpaid interest and any applicable fees.

2.4          Interest Rate Provisions.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Base Rate Loans and LIBOR Rate Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply to different Borrowings at any time outstanding and may convert to or renew one or more Interest Rate Options with respect to all or any portion of any Borrowing (subject to minimum amounts set forth in Sections 2.1(c), 2.2(b) or the applicable Incremental Term Loan Funding Agreement); provided that there shall not be at any one time outstanding more than five Borrowings of LIBOR Rate Loans, and provided, further, that if a Default or an Event of Default has occurred and is continuing, the Borrower may not request, convert to, or renew any LIBOR Rate Loans.  If at any time the designated rate applicable to any Loan made by any Lender exceeds the Maximum Rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s Maximum Rate.

(a)           Interest Rate Options.  Swing Line Loans and all other Obligations not constituting Term Loans, Incremental Term Loans, Revolving Loans or Letter of Credit Fees shall bear interest calculated using the Base Rate Option.  Subject to the limitations set forth in Section 3.4, the Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans, Incremental Term Loans and Revolving Loans:

(i)            Base Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Alternate Base Rate in effect as of any date of determination plus the Applicable Margin as of such date; or

(ii)           LIBOR Rate Option:  An option to pay interest at a fluctuating rate per annum equal to the Adjusted LIBOR Rate with respect to the applicable Interest Period and as in effect as of any date of determination plus the Applicable Margin as of such date.

(b)           Day Count Basis.  Interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed (which results in more interest or fees, as the case may be, being paid than if calculated on the basis of a 365-day year); provided that interest with respect to Base Rate Loans incurring interest based on the Prime Rate shall be calculated on the basis of a 365/366-day year.  The date of funding or conversion of a LIBOR Rate Loan to a Base Rate Loan and the first day of an Interest Period shall be included in the calculation of interest.  The date of payment of any Loan and the last day of an Interest Period shall be excluded from the calculation of interest; provided, if a Loan is repaid on the same day that it is made, one day’s interest shall be charged.

2.5          Interest Periods.  In order to convert a Base Rate Loan (other than a Swing Line Loan) or LIBOR Rate Loan or continue a LIBOR Rate Loan, the Borrower shall deliver to the Administrative Agent a duly completed, written request therefor substantially in the form of Exhibit I (each, a “Conversion or Continuation Notice”) not later than 11:00 a.m. (a) with respect to a conversion to or continuation of a LIBOR Rate Loan, at least three Business Days prior to the proposed effective date of such conversion or continuation and (b) with respect to a conversion to a Base Rate Loan, at least one Business Day prior to the proposed effective date of such conversion.  The Conversion or Continuation Notice shall specify (i) which Borrowings (including the principal amount thereof) are subject to such request, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the proposed effective date of such conversion or continuation (which shall be a Business Day), (iii) whether the Borrower is requesting a continuation of LIBOR Rate Loans or a conversion of Borrowings from one interest rate option to the other interest rate option and (iv) if a continuation of or conversion to LIBOR Rate Loans is requested, the requested Interest Period with respect thereto.  In addition, the following provisions shall apply to any continuation of or conversion of any Borrowings:

(a)           Amount of Loans.  After giving effect to such conversion or continuation, each Borrowing of Term Loans shall be in an amount no less than the applicable minimum amount for Term Loans as set forth in Section 2.1(c), each Borrowing of Revolving Loans shall be in an amount no less than the applicable minimum amount for Revolving Loans as set forth in Section 2.2(b), and each Borrowing of Incremental Term Loans shall be in an amount specified in the applicable Incremental Term Loan Funding Agreement which shall be no less than the applicable minimum amount for Incremental Term Loans as set forth in Section 2.1(g).

(b)           Commencement of Interest Period.  In the case of any borrowing of, conversion to or continuation of any LIBOR Rate Loan, the Interest Period shall commence on the date of advance or continuation of, or conversion to, any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires.  Upon a conversion from a LIBOR Rate Loan to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

(c)           Selection of Interest Rate Options.  If the Borrower elects to continue a LIBOR Rate Loan but fails to select a new Interest Period to apply thereto, then a one month Interest Period automatically shall apply.  If the Borrower fails to duly request the continuation of any Borrowing consisting of LIBOR Rate Loans on or before the date specified and otherwise in accordance with the provisions of this Section 2.5, then such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan, interest at the Base Rate Option shall commence on the last day of the existing Interest Period.

2.6          Making of Loans.

(a)           Notifications and Payments.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Sections 2.1(c), 2.1(g) or 2.2(b) notify the applicable Lenders of such Class of Loan of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loan as determined by the Administrative Agent in accordance with Section 2.1 or Section 2.2, as applicable.  Each applicable Lender shall remit the principal amount of their Pro Rata Share of the Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to the terms and conditions of Section 2.1 or Section 2.2, as applicable, fund such Loan to the Borrower in Dollars and immediately available funds to the Borrower’s account specified in the Loan Request prior to 2:00 p.m.  on any proposed Borrowing Date.

(b)           Pro Rata Treatment of Lenders.  The Borrowing of any Class of Loan shall be allocated to each Lender of such Class of Loan according to its Pro Rata Share thereof, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest due from the Borrower hereunder to the Lenders with respect to the applicable Class of Commitments and Loan, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.1 or Section 3.6) be payable ratably among the Lenders of such Class of Loan entitled to such payment in accordance with the amount of principal and interest then due or payable to such Lenders as set forth in this Agreement.

(c)           Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 or Section 2.2, as the case may be, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of such Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to Base Rate Loans.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  If the Borrower and such Lender pay such interest for the same period, the Administrative Agent promptly shall remit to the Borrower the amount of interest paid by Borrower for such overlapping period.  Nothing in this Section 2.6(c) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.14, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender, to relieve any Lender from its obligation to fulfill its commitments hereunder, or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7          Fees.

(a)           Unused Commitment Fee.  Accruing from the Execution Date until the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Revolving Unused Commitment Fee”) equal to the Applicable Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily result of (i) the Revolving Commitments minus (ii) Revolving Loans minus (iii) the Letter of Credit Obligations; provided however, with respect to the Revolving Unused Commitment Fee during such period for the account of the Swing Line Lender, such fee shall be equal to the Applicable Unused Commitment Fee Rate (computed on the basis of a year of 360 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the Revolving Commitment and the Revolving Credit Facility Usage.  Subject to the Section 2.15, all Revolving Unused Commitment Fees shall be payable in arrears on each Interest Payment Date.

(b)           Term Loan A-1 Unused Commitment Fees. From and including the Execution Date to but excluding the earlier of the Closing Date and the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan A-1 Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Term Loan A-1 Unused Commitment Fee”) equal to the Applicable Unused Commitment Fee Rate multiplied by the Term Loan A-1 Commitments.  Subject to the Section 2.15, all Term Loan A-1 Unused Commitment Fees shall be payable in arrears on the earlier of the Closing Date and the Maturity Date.

(c)           Term Loan A-2 Unused Commitment Fees. From and including the Execution Date to but excluding the earlier of the Closing Date and the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Term Loan A-2 Lender according to its Pro Rata Share, a nonrefundable unused commitment fee (each a “Term Loan A-2 Unused Commitment Fee”) equal to the Applicable Unused Commitment Fee Rate multiplied by the Term Loan A-2 Commitments.  Subject to the Section 2.15, all Term Loan A-2 Unused Commitment Fees shall be payable in arrears on the earlier of the Closing Date and the Maturity Date.

(d)           Other Fees.  The Borrower agrees to pay to the Administrative Agent such other fees as agreed in the Fee Letter.

2.8          Notes.  The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Loans, Swing Line Loans, the Term Loan A-1, the Term Loan A-2, and Incremental Term Loans made to it by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Revolving Note, a Swing Line Note, a Term Loan A-1 Note, a Term Loan A-2 Note and/or an Incremental Term Loan Note, as the case may be, dated the Closing Date, the effective date of the applicable Incremental Term Loan Funding Agreement, or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Revolving Commitment, Swing Line Commitment, Term Loan A-1 Commitment, Term Loan A-2 Commitment or Incremental Term Loan Commitment, as applicable, of such Lender.  The Borrower hereby unconditionally promises to pay, to the order of each of the Lenders, the Administrative Agent, each Issuing Lender and the Swing Line Lender, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.9          Letter of Credit Facility.

(a)           Issuance of Letters of Credit.  Subject to the terms and conditions of this Agreement and the other Loan Documents, including Sections 4.2 and 4.3, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and in reliance on the agreements of the Revolving Lenders set forth in this Section 2.9, each Issuing Lender severally agrees to issue standby and commercial letters of credit (the “Letters of Credit”) for the account of the Borrower and, if applicable, any other Loan Party, on any Business Day from the Closing Date through but not including the Letter of Credit Expiration Date.  The Borrower may at any time prior to the Letter of Credit Expiration Date request the issuance of a Letter of Credit, or an amendment or extension of a Letter of Credit, by delivering to an Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time (each a “Letter of Credit Request”) by no later than 11:00 a.m. at least five Business Days, or such shorter period as may be agreed to by an Issuing Lender, in advance of the proposed date of issuance, amendment or extension.  Promptly after receipt of any Letter of Credit Request, such Issuing Lender shall confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless such Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then such Issuing Lender will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (i) have a maximum maturity of 12 months from the date of issuance, provided, further, that a Letter of Credit may contain renewal terms satisfactory to the Issuing Lender and (ii) in no event expire later than the Letter of Credit Expiration Date.  At no time shall (A) the Letter of Credit Obligations exceed the Letter of Credit Sublimit or (B) the Revolving Credit Facility Usage exceed the Revolving Commitments.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article IV after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  The Borrower unconditionally guarantees all obligations of any other Loan Party with respect to Letters of Credit issued by the Issuing Lender for the account of such Loan Party.

(b)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate (computed on the basis of a year of 360 days and actual days elapsed), which fee shall be computed on the daily average undrawn portion of the Letter of Credit Obligations and shall be payable quarterly in arrears on each Interest Payment Date and on the Maturity Date.  The Borrower shall also pay to each Issuing Lender for such Issuing Lender’s sole account a fronting fee in an amount equal to the greater of (i) .125% per annum of the face amount of each Letter of Credit and (ii) $2,500, as well as each Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)           Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder, without recourse or warranty, in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)            In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 Noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”), or if such notice was received after 11:00 a.m. on a Drawing Date, then by 10:00 a.m.  on the Business Day immediately following such Drawing Date, by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender.  In the event the Borrower fails to reimburse such Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by date and time required in accordance with the foregoing sentence, then the Administrative Agent will promptly notify each Revolving Lender thereof, and the Borrower shall be deemed to have requested that Revolving Loans be made by the Revolving Lenders under the Base Rate Option to be disbursed on the Business Day immediately following the Drawing Date, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 4.3 other than any notice requirements.  Any notice given by the Administrative Agent or an Issuing Lender pursuant to this Section 2.9(c)(i) may be by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon the Business Day immediately following a Drawing Date with respect to which notice was delivered by the Administrative Agent in accordance with Section 2.9(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to its Pro Rata Share of the amount of the drawing.  So long as the conditions set forth in Section 4.3 have been satisfied or waived in accordance with this Agreement, each Revolving Lender that makes such funds available shall be deemed to have made a Revolving Loan at the Base Rate Option; provided, that if any conditions set forth in Section 4.3 have not been satisfied or waived in accordance with this Agreement, each Revolving Lender shall remain obligated to fund its Pro Rata Share of such unreimbursed amount and such amount (each a “Participation Advance”) shall be deemed to be a payment in respect of its participation in the applicable Letter of Credit Borrowing resulting from such drawing in accordance with Section 2.9(c)(iii).  If any Revolving Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Lender the amount of such Revolving Lender’s Pro Rata Share of such amount by no later than 12:00 Noon on such date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from such Business Day to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the date such amount was due and (B) at a rate per annum equal to the rate applicable to Base Rate Loans thereafter.  The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this clause (ii).

(iii)          With respect to any unreimbursed drawing that is not fully reimbursed by Borrower and is not refinanced by Revolving Loans in accordance with Section 2.9(c)(i) because of the Borrower’s failure to satisfy the conditions set forth in Section 4.3, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in an amount equal to the unreimbursed portion of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Loans under the Base Rate Option.

(d)           Repayment of Participation Advances.

(i)            Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent or (B) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Revolving Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolving Lender’s Pro Rata Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Pro Rata Share of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(ii)           If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.9 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(e)           Documentation.  Each Loan Party agrees to be bound by the terms of the applicable Issuing Lender’s application and agreement for letters of credit and such Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of its gross negligence or willful misconduct as determined by a final decision by a court of competent jurisdiction, such Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)            Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)           Nature of Participation and Reimbursement Obligations.  Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or Participation Advances, as contemplated by this Section 2.9, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the applicable Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against an Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or that any Loan Party may have against such Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)           the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.2, 4.2 or 4.3 or as otherwise set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Revolving Lenders to make Participation Advances under this Section 2.9;

(iii)          any lack of validity or enforceability of any Letter of Credit;

(iv)          any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right that any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), an Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)           the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;

(vi)          payment by an Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit;

(vii)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)        any failure by an Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)          any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)           any breach of this Agreement or any other Loan Document by any party thereto;

(xi)          the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)         the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)        the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)           Indemnity.  The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lenders from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (i) the gross negligence or willful misconduct of the Issuing Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) a claim brought by the Borrower against such Issuing Lender for breach in bad faith of its obligations under this Agreement.  This Section 2.9(h) shall not apply with respect to Taxes other than any Taxes that represent liabilities, damages, penalties, interest, judgments, losses, costs, charges or expenses arising from any non-Tax claim.

(i)            Liability for Acts and Omissions.  As between any Loan Party and an Issuing Lender, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the applicable Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Lender’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct or breach in bad faith by such Issuing Lender of its obligations under this Agreement (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall an Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the applicable Issuing Lender and each of its Affiliates (A) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(j)            Issuing Lender Reporting Requirements.  Each Issuing Lender shall, on the first Business Day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the Maturity Date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

(k)           UCP and ISP.  Unless otherwise expressly agreed by the applicable Issuing Lender, the Borrower and the beneficiary of a Letter of Credit, (i) the rules of the International Standby Practices as most recently published from time to time by the International Chamber of Commerce (the “ISP”) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits as most recently published from time to time by the International Chamber of Commerce (the “UCP”) shall apply to each commercial Letter of Credit.

(l)            Illegality.  If, at any time, it becomes unlawful for an Issuing Lender to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Lender with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Lender to comply with its obligations under such Letter of Credit, and such Issuing Lender shall not be liable for any losses that the Borrower or its Subsidiaries may incur as a result.

2.10        Payments.

(a)           Payments Generally.  All payments and prepayments to be made in respect of principal, interest, Revolving Unused Commitment Fees, Term Loan A-1 Unused Commitment Fees, Term Loan A-2 Unused Commitment Fees, Letter of Credit Fees, other fees referred to in Section 2.7 or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m.  on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Lenders or each Issuing Lender to which they are owed, in each case in Dollars and in immediately available funds.  The Administrative Agent shall promptly distribute such amounts to each Issuing Lender, Swing Line Lender and/or applicable Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

(b)           Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.11        Interest Payment Dates.  Interest on Base Rate Loans shall be due and payable in arrears on each Interest Payment Date.  Interest on LIBOR Rate Loans shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three months, also on the date that is the three-month anniversary of the first day of such Interest Period.  Interest on mandatory prepayments of principal under Section 2.13 shall be due on the date such mandatory prepayment is due.  Interest on other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon an accelerated Maturity Date or otherwise).

2.12        Voluntary Prepayments and Reduction of Commitments.

(a)           Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Sections 3.1, 3.5 and 11.3).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent (x) by 11:00 a.m.  at least three Business Days prior to the date of prepayment of LIBOR Rate Loans, (y) by 11:00 a.m.  at least one Business Day prior to the date of prepayment of Base Rate Loans or (z) no later than 1:00 p.m.  on the date of prepayment of Swing Line Loans, in each case, setting forth the following information:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)           a statement indicating the application of the prepayment among Class of Loan and Borrowings; and

(iii)          the total principal amount of such prepayment, which shall not be less than the lesser of the following with respect to any Class of Loan:  (A) the then outstanding principal amount of such Class of Loan or (B) $1,000,000 (provided, that the amount of any prepayment to which this Section 2.12(a)(iii)(B) applies shall be in integral multiples of $500,000).

Except as otherwise expressly provided herein with respect to refinancings, all prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  So long as no Event of Default has occurred and is continuing, prepayments permitted pursuant to this Section 2.12 shall be applied to the Revolving Credit Facility or the Term Loans or the Incremental Term Loans as the Borrower may direct (provided that the Term Loans and the Incremental Term Loans are prepaid pro rata).  Prepayments pursuant to this Section 2.12 of the Term Loans and Incremental Term Loans shall be applied pro rata to the unpaid installments of principal of the Term Loans and Incremental Term Loans in the inverse order of scheduled maturities (for the avoidance of doubt, including application to any balloon payment due and payable on the applicable Maturity Date).  If the Borrower prepays a Loan but fails to specify the applicable Class and/or Borrowing that the Borrower intends to prepay or if an Event of Default has occurred and is continuing, then such prepayment shall be applied first, ratably to all outstanding Revolving Loans that are Base Rate Loans, second, ratably to all outstanding Revolving Loans that are LIBOR Rate Loans, third, ratably to all outstanding Term Loans and Incremental Term Loans that are Base Rate Loans, and fourth, ratably to all outstanding Term Loans and Incremental Term Loans that are LIBOR Rate Loans.  Any prepayment hereunder (1) shall include all interest and fees due and payable with respect to the Loan being prepaid (unless other arrangements with respect to the payment of such interest and fees satisfactory to the applicable Lenders in their sole discretion have been made) and (2) shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 3.5.  Notwithstanding the foregoing, any prepayment notice delivered in connection with any proposed refinancing of all of the Facilities may be, if expressly so stated in the applicable prepayment notice, contingent upon the consummation of such refinancing, and (x) the repayment date therefor may be amended from time to time by notice from the Borrower to the Administrative Agent and/or (y) such prepayment notice may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.5).

(b)           Reduction of Revolving Commitment.

(i)            In addition to the commitment reductions pursuant to Section 2.12(b)(ii) and 2.13(f), the Revolving Commitment shall be permanently reduced and terminated in full on the Maturity Date with respect to the Revolving Credit Facility.  Any outstanding principal balance of the Revolving Loans not sooner due and payable will become due and payable on such Maturity Date and shall be accompanied by accrued interest on the amount repaid, any applicable fees pursuant to Section 3.5 and any other fees required hereunder.

(ii)           The Borrower shall have the right at any time after the Closing Date upon three Business Days prior written notice to the Administrative Agent to permanently reduce (ratably among the Revolving Lenders in proportion to their Pro Rata Shares) the Revolving Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Loans, together with outstanding Revolving Unused Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 3.5 hereof) to the extent necessary to cause the aggregate Revolving Credit Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Commitments as so reduced or terminated.  Any notice to reduce the Revolving Commitments under this Section 2.12(b)(ii) shall be irrevocable.

2.13        Mandatory Prepayments.

(a)           Overadvance.

(i)            If the Revolving Credit Facility Usage at any time exceeds the Revolving Commitments (each, a “Revolving Overadvance”), the Borrower shall prepay the Revolving Loans and Swing Line Loans (or Cash Collateralize Letter of Credit Obligations, if prepayment in full of the Revolving Loans and Swing Line Loans is not sufficient) in such amounts as shall be necessary so that Revolving Credit Facility Usage does not exceed the Revolving Commitments.

(ii)           If the aggregate amount of the respective Term Loans at any time exceeds the Term Loan A-1 Commitments or the Term Loan A-2 Commitments or the aggregate amount of the Incremental Term Loans for any Tranche at any time exceeds the Incremental Term Loan Commitments for such Tranche (each, a “Term Overadvance”), the Borrower shall prepay the applicable Term Loans or such Tranche of Incremental Term Loans in such amounts as shall be necessary so that the applicable Term Loans or Incremental Term Loans of such Tranche do not exceed the applicable Commitments.

(b)           Disposition of Assets.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of Net Cash Proceeds from any Disposition, the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds of such Disposition.  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g).  Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of the Disposition giving rise to such prepayment obligation.

(c)           Casualty Events.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of Net Cash Proceeds of any Casualty Event or series of related Casualty Events affecting any property of any Loan Party or any Subsidiary of any Loan Party, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds of such Casualty Event(s).  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g).  Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Casualty Event(s) giving rise to such prepayment obligation.

(d)           Equity Issuances.  Promptly upon receipt by any Loan Party or Subsidiary thereof of Net Cash Proceeds from any Equity Issuance by any Loan Party other than the Parent, other than Equity Issuances expressly permitted under Section 7.13(a), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 100% of Net Cash Proceeds of such Equity Issuance.  Promptly upon receipt by any Loan Party or Subsidiary thereof of Net Cash Proceeds from any Equity Issuance by the Parent, other than Equity Issuances to the extent expressly permitted under Section 7.13(b), the Borrower shall prepay, or cause such other Loan Party or Subsidiary to prepay, Obligations in an aggregate amount equal to 50% of Net Cash Proceeds of such Equity Issuance.  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g).  Notwithstanding anything herein to the contrary, no such mandatory prepayment shall constitute or be deemed to constitute a cure of any Default or Event of Default arising as a result of such Equity Issuance giving rise to such prepayment obligation.

(e)           Debt Incurrence.  Promptly upon the receipt by any Loan Party or Subsidiary thereof of the Net Cash Proceeds of any Debt Incurrence, other than a Debt Incurrence permitted under Section 7.1, the Borrower shall prepay, or cause such other Loan Party or Subsidiary thereof to prepay, Obligations in an amount equal to 100% of the amount of such Net Cash Proceeds.  All such proceeds shall be paid and applied in accordance with Sections 2.13(f) and (g).  Notwithstanding anything herein to the contrary, any such prepayment shall not constitute or be deemed to be a cure of any Default or Event of Default arising as a result of such Debt Incurrence.

(f)            Application Among Obligations.  All prepayments pursuant to this Section 2.13 shall be applied, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay the Term Loans and Incremental Term Loans, pro rata (to be applied to installments of the Term Loans and Incremental Term Loans in inverse order of scheduled maturities (for the avoidance of doubt, including application to any balloon payment due and payable on the Maturity Date)) and third to prepay the Revolving Loans (including Swing Line Loans) with a corresponding reduction in the Revolving Commitments and to Cash Collateralize outstanding Letter of Credit Obligations.  Notwithstanding the foregoing Sections 2.13(a) through (e), if no Default or Event of Default has occurred and is continuing, no such prepayment shall be required at any time if the amount of such prepayment is less than $500,000 for an individual or related group of transactions.

(g)           Interest Payments; Application Among Interest Rate Options.  All prepayments pursuant to this Section 2.13 shall be accompanied by accrued and unpaid interest upon the principal amount of each such prepayment (unless other arrangements with respect to the payment of such interest and fees satisfactory to the applicable Lenders in their sole discretion have been made).  Subject to Section 2.13(f), all prepayments required pursuant to this Section 2.13 shall first be applied to Base Rate Loans, then to LIBOR Rate Loans.  In accordance with Section 3.5, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against LIBOR Rate Loans on any day other than the last day of the applicable Interest Period.

2.14        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share of the amount such Lender is entitled hereunder, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other obligations owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest other than interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(b)           the provisions of this Section 2.14 shall not be construed to apply to (x) any payment (including the application of funds arising from the existence of a Defaulting Lender) made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.  This Section 2.14 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower, including pursuant to Section 9.2(c).

2.15        Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.1.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, each Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, each Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any Revolving Unused Commitment Fee, Term Loan A-1 Unused Commitment Fee or Term Loan A-2 Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and, subject to clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that, if such Defaulting Lender has not fully funded its Pro Rata Share of the Initial Credit Extension, it shall be deemed to have been a Defaulting Lender with respect to such unfunded share (calculated on a pro rata basis) since the Execution Date.

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)          With respect to Revolving Unused Commitment Fee, Term Loan A-1 Unused Commitment Fee, Term Loan A-2 Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Voluntarily Increasing Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension that has been reallocated to such Voluntarily Increasing Lender pursuant to clause (iv)(A) below, (2) pay to each Non-Defaulting Lender that portion of any such Revolving Unused Commitment Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv)(B) below, (3) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (4) not be required to pay the remaining amount of any such fee.

(iv)          Reallocations.

(A)          Reallocation with respect to Initial Credit Extension.  All or any part of such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension may be reallocated among Voluntarily Increasing Lenders in accordance with the terms and conditions hereof and of the Fee Letters; provided that, (1) such reallocation shall be deemed to have occurred on Execution Date, (2) such reallocation may be offered by the Administrative Agent in its sole discretion to existing Lenders and/or to any other Person that (x) qualifies as an Eligible Assignee and is reasonably acceptable to the Borrower, (y) has agreed to become a Lender in respect of all or a portion of the unfunded portion of such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension, and (z) such existing Lender or Eligible Assignee agrees to accept such reallocation in its sole discretion (a “Voluntarily Increasing Lender”), executes and delivers such documentation as the Administrative Agent may request to give effect to such reallocation and funds its reallocated portion of the unfunded portion of such Defaulting Lender’s Pro Rata Share of the Initial Credit Extension.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender.

(B)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (1) the conditions set forth in Section 4.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (2) such reallocation does not cause any Non-Defaulting Lender’s Pro Rata Share of the Revolving Credit Facility Usage to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16        Cash Collateral.  At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and an Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to the Prior Security Interest granted pursuant to the Loan Documents.

2.17        CoBank Capital Plan.

(a)           Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

(b)           Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  Notwithstanding anything herein or in any other Loan Document to the contrary, the CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or any other Loan Party, or at any other time, either for application to the Secured Obligations or otherwise.

III.  INCREASED COSTS; TAXES; ILLEGALITY; INDEMNITY

3.1          Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or an Issuing Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or an Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, an Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by an Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in this Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2          Taxes.

(a)           Issuing Lender.  For purposes of this Section 3.2, for the avoidance of doubt, the term “Lender” includes Issuing Lender and the term “applicable Law” includes FATCA.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of

Section 11.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent certifying that such Foreign Lender is not (aa) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (bb) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (cc) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate in a form reasonably acceptable to the Borrower and the Administrative Agent on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Tax Benefits.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit with respect to, any Taxes as to which it has been indemnified pursuant to this Section 3.2 (any such tax refund or credit, a “Tax Benefit”) (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Benefit to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.3          Illegality.  If any Lender determines that any Change in Law has made it unlawful for any Lender to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate Option, or if any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest and all other amounts payable by Borrower under this Agreement (including amounts payable under Section 3.5) on the amount so prepaid or converted.

3.4          LIBOR Rate Option Unavailable; Interest After Default.

(a)           Adjusted LIBOR Rate Unavailable.  If prior to the commencement of any Interest Period for any Borrowing proposed to be subject to the LIBOR Rate Option:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that either Dollar deposits are not being offered to banks in the London interbank LIBOR Rate market or that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii)           the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any Base Rate Loan to, or continue any LIBOR Rate Loan at, the LIBOR Rate Option shall be ineffective, and (y) the Base Rate Option shall apply to any and all Borrowings upon the expiration of the Interest Period applicable thereto.

(b)           Default Rate.  To the extent permitted by Law, immediately upon the occurrence and during the continuation of an Event of Default under clause (a) or (1) of Section 9.1, or immediately after written demand by the Required Lenders to the Administrative Agent after the occurrence and during the continuation of any other Event of Default (such demand to be made by the Required Lenders in their sole discretion), the principal amount of all Obligations shall bear interest at the Default Rate and the rates applicable to Letter of Credit Fees shall be increased to the Default Rate.  The Borrower acknowledges that the increase in rates referred to in this Section 3.4(b) reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

3.5          Indemnity.  Within three Business Days of receipt of a written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.6;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.6          Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.1, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a) above or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.7;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.7          Survival.  Each party’s obligations under this Article III shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

IV.  CONDITIONS OF EXECUTION, LENDING AND ISSUANCE OF LETTERS OF CREDIT

4.1          Execution Date.  The effectiveness of this Agreement and the effectiveness of the Commitments of each of the Lenders and the Issuing Lenders under the Facilities on the Execution Date is subject to the satisfaction of the following conditions on or before the Execution Date:

(a)           Execution Date Deliveries.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)            counterparts of this Agreement, duly executed and delivered on behalf of (A) the Borrower, (B) the Administrative Agent and (C) each Lender as of the Execution Date;

(ii)           a certificate of the Borrower signed by an Authorized Officer of the Borrower, dated as of the Execution Date, stating that (A) all Execution Date Representations are true and correct in all material respects as of the Execution Date, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Execution Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (B) no Governmental Authority authorization is required with respect to the execution, delivery or performance of this Agreement by the Borrower, (C) since December 31, 2015, there has occurred no Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect, (D) there is no action, suit, proceeding or investigation pending against, or threatened in writing against, the Borrower or any Affiliate of the Borrower or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any other Governmental Authority (including the FCC and any applicable PUC) that would reasonably be expected to result in a Material Adverse Effect and (E) the Borrower has satisfied each of the conditions required to be satisfied by it under this Section 4.1;

(iii)          a certificate dated as of the Execution Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to:  (A) all actions taken by the Borrower in connection with the execution of this Agreement on the Execution Date and other Loan Documents on the Closing Date; (B) the names of the Authorized Officers of the Borrower authorized to sign the Loan Documents and their true signatures, and (C) copies of its Organizational Documents as in effect on the Execution Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of the Borrower in its state of incorporation;

(iv)          other than as provided on Schedule 5.8, evidence that all governmental and third-party consents, subordinations or waivers, as applicable, required to effectuate the transactions contemplated hereby have been obtained and are in full force and effect, including any required permits and authorizations of all applicable Governmental Authorities, including the FCC and all applicable PUCs;

(v)           a customary legal opinion of Orrick, Herrington & Sutcliffe LLP, counsel for the Borrower, dated as of the Execution Date;

(vi)          a Lien search with respect to the Parent and each of its Subsidiaries, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens and otherwise satisfactory to the Administrative Agent;

(vii)         the audited, consolidated financial statements of the Parent and its Subsidiaries for the fiscal year ending December 31, 2015, and such other financial statements, budgets, forecasts and other financial information as to the Parent and its Subsidiaries as the Administrative Agent or any other Lender may have required prior to the Execution Date;

(viii)        (A) true, correct and complete list of all Material Contracts and (B) true, correct and complete copies of all Material Contracts requested by the Administrative Agent;

(ix)          at least five (5) Business Days prior to the Execution Date, all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions; and

(x)           such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)           Payment of Fees.  Payment by the Borrower of all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Execution Date as required by this Agreement, the Fee Letter or any other Loan Document.

4.2          Initial Credit Extension.  The obligation of each Lender to make any Loan constituting any portion of the Initial Credit Extension on the Closing Date and the obligation of each Issuing Lender to issue any Letters of Credit constituting any portion of the Initial Credit Extension on the Closing Date, are subject to the satisfaction of the following conditions on or before the Initial Credit Extension, except as provided in Section 6.15:

(a)           Closing Date Deliveries.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)            a certificate of the Borrower signed by a Compliance Officer of the Borrower, dated as of the Closing Date and substantially in the form of Exhibit N hereto, certifying that: (A) since the Execution Date, no Material Contract has been entered into, terminated or altered, amended, or otherwise changed or supplemented or any provision or condition therein waived by the Borrower or any of its Affiliates, and neither the Borrower nor any of its Affiliates have consented to any action under any Material Contract that would be adverse to the interests of the Lenders in any material respect without the prior written consent of the Administrative Agent, (B) there has occurred no Closing Date Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be likely to result in a Closing Date Material Adverse Effect, (C) all authorizations, consents and waivers of any applicable Governmental Authority which are required with respect to the execution, delivery or performance of the Loan Documents have been obtained or made, are final orders and are in full force and effect, (D) after giving effect to the Initial Credit Extension, each of the Closing Date Representations of each of the Loan Parties and the Subsidiaries of the Loan Parties is true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date), (E) after giving effect to the Initial Credit Extension, each of the representations and warranties set forth in Article V of this Agreement other than the Closing Date Representations is true and correct in all material respects as of the Closing Date, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date) other than as described on an exhibit to such certificate, (F) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (G) after giving effect to the Initial Credit Extension, no Event of Default or Default exists, and (H) after giving effect to the Initial Credit Extension, each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it under Section 4.2;

(ii)           a duly completed Compliance Certificate signed by a Compliance Officer of the Borrower and setting forth the calculation of the Leverage Ratio of the Parent and its Subsidiaries on a Consolidated basis, calculated on a pro forma basis using Consolidated EBITDA as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;

(b)           Loan Document Deliveries.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, its counsel:

(i)            counterparts to a Guarantor Joinder, dated as of the Closing Date, duly executed and delivered on behalf of (A) the Parent and each of the Subsidiaries of the Borrower listed on Schedule 4.2(b), (B) the Borrower and (C) the Administrative Agent, together with revisions or updates to Schedule 5.1 or Schedule 5.6 as may be necessary or appropriate to revise or update any of the information or disclosures provided on the Execution Date that has become outdated or incorrect in any material respect as of the Initial Credit Extension;

(ii)           each of (A) the requested Notes, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Borrower, (B) the Security Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of the Parent, the Borrower and the Subsidiaries of the Borrower described on Schedule 4.2(b) and by the Administrative Agent, and (C) a Negative Pledge Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of Wavecom and by the Administrative Agent;

(iii)          a duly completed, executed Request for Credit Extension for each Loan or Letter of Credit constituting any portion of the Initial Credit Extension, including notice of election as to Interest Periods (if applicable);

(iv)          an executed letter from the Borrower with respect to any proceeds of the Initial Credit Extension being disbursed to third parties authorizing the Administrative Agent to distribute such proceeds on behalf of the Loan Parties in accordance with the instructions set forth in such letter;

(v)           a bring-down certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary the Borrower, certifying as appropriate as to:  (A) all action taken by the Borrower in connection with this Agreement and the other Loan Documents; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of the Borrower in each state where organized or qualified to do business;

(vi)          a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Parent and each of the Subsidiaries of the Borrower listed on Schedule 4.2(b), certifying as appropriate as to:  (A) all actions proposed to be taken by such Person in connection with the execution of a Guarantor Joinder or Negative Pledge Agreement, as applicable, and other Loan Documents on the Closing Date; (B) the names of the Authorized Officers of such Person authorized to sign the Loan Documents and their true signatures, and (C) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office (if so filed or required to be so filed) together with certificates from the appropriate state officials as to the continued existence and good standing or existence (as applicable) of such Person in its state of incorporation;

(vii)         a customary written opinion of counsel for the Loan Parties, duly executed (including any local counsel, if required by the Administrative Agent), dated as of the Closing Date, in form, scope and substance reasonably acceptable to the Administrative Agent;

(viii)        a duly completed, executed Solvency Certificate signed by a Compliance Officer of the Borrower, dated as of the Closing Date;

(ix)          evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with (A) additional insured, mortgagee and lender loss payable special endorsements attached thereto naming the Administrative Agent as additional insured, mortgagee and lender loss payee, as applicable, (B) notice of cancellation endorsements, and (C) waiver of subrogation endorsements;

(x)           evidence that all notices and governmental and third-party consents, subordinations or waivers, as applicable, required to effectuate the transactions contemplated hereby have been timely filed and obtained and are in full force and effect, including any required permits and authorizations of all applicable Governmental Authorities, including the FCC and all applicable PUCs;

(xi)          at Borrower’s sole discretion, either (A) evidence of prior notification to Hawaiian Public Utilities Commission of the Facilities and pledge of the Collateral, to be delivered not less than ten days before the Closing Date in the form and content reasonably acceptable to the Administrative, or (B) a legal opinion of PUC counsel to the Loan Parties confirming that the Loan Parties have satisfied their PUC notification obligations in form and content reasonably acceptable to the Administrative Agent;

(xii)         evidence that each of the Existing Credit Agreements has been terminated, and all outstanding obligations thereunder have been paid in full and all Liens securing such obligations have been released;

(xiii)        if requested by the Administrative Agent, a bring-down Lien search with respect to the Borrower and each other Loan Party, in scope satisfactory to the Administrative Agent and with results showing no Liens other than Permitted Liens and otherwise satisfactory to the Administrative Agent;

(xiv)        true, correct and complete copies of all Material Contracts (or modifications thereof since the Execution Date) requested by the Administrative Agent and not already delivered pursuant to Section 4.1;

(xv)         an executed Landlord Agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location requested by the Administrative Agent;

(xvi)        a duly completed and executed Perfection and Diligence Certificate signed by an Authorized Officer of each of the Loan Parties;

(xvii)       with respect to the Collateral (subject to Section 3.2 of the Security Agreement),

(A)          all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral and all other original items required to be delivered pursuant to any of the Collateral Documents;

(B)          evidence that the Loan Parties have effectively and validly pledged and perfected the Collateral contemplated by the Collateral Documents;

(C)          evidence that all filings and recordings (including all Mortgages, fixture filings and transmitting utility filings) that are necessary to perfect the Prior Security Interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral described in the Collateral Documents have been filed or recorded in all appropriate locations;

(D)          a duly completed, executed account control agreement with respect to all Material Accounts signed by an Authorized Officer of the applicable Loan Party and the appropriate depository institutions or other entities holding such Material Accounts;

(xviii)      Real Estate Deliverables with respect to the Material Owned Real Property and Material Leased Property;

(xix)        at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions; and

(xx)         such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(c)           Payment of Fees.  The Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.

4.3          Each Other Credit Extension.  The obligation of any Lender to make any Credit Extension other than the Initial Credit Extension, is subject to (x) the making of the Initial Credit Extension, (y) the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Credit Extension and (z) the satisfaction of the following conditions:

(a)           the representations and warranties of the Loan Parties set forth in Article V of this Agreement shall on the date of such Credit Extension (both before and after giving effect to such Credit Extension and the application of the proceeds thereof) be true and correct, except such representations and warranties that are not qualified in this Agreement by reference to materiality or a Material Adverse Effect shall then be true and correct in all material respects as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date),

(b)           no Event of Default or Default shall have occurred and be continuing or would result from such Credit Extension,

(c)           both before and after giving effect to such Credit Extension, the PUC Required Debt-to-Equity Ratio shall be equal to or better than the ratio required by PUC Order No. 32193 or, if PUC Order No. 32193 has been amended, restated, supplemented, repealed, or otherwise modified by the PUC or other Governmental Authority or by applicable Law, the then-applicable minimum ratio (if any), and

(d)           the Borrower shall have delivered a duly executed and completed Loan Request to the Administrative Agent for each Loan requested to be made pursuant to Sections 2.1(c), 2.1(g), 2.2(b) and 2.3(c), or Letter of Credit Request to the applicable Issuing Lender for each Letter of Credit to be issued pursuant to Section 2.9(a), as the case may be.

V.  REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows; provided that, prior to the Initial Credit Extension, only the Execution Date Representations shall be effective as to any Loan Party or any Subsidiary of any Loan Party:

5.1          Organization and Qualification.  As of the Execution Date and the Closing Date, each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company or other entity as identified on Schedule 5.1.  Each Loan Party and each Subsidiary of each Loan Party (other than any Immaterial Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in its jurisdiction of organization or incorporation and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to be so duly licensed or qualified would not reasonably be expected to result in a Material Adverse Effect.  As of the Execution Date and the Closing Date, (i) no Subsidiary of any Loan Party is a Foreign Subsidiary and (ii) other than Wavecom, no Subsidiary of any Loan Party is an Immaterial Subsidiary.

5.2          Compliance With Laws.

(a)           Each Loan Party and each Subsidiary of each Loan Party is in compliance with all applicable Laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently foresees that it will be doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)           No Credit Extension, or use of any proceeds thereof, or entry into or performance by any Loan Party of the Loan Documents to which it is a party contravenes any Law applicable to such Loan Party or any Subsidiary of any Loan Party or any of the Lenders.

5.3          Title to Properties.  Each Loan Party and each Subsidiary of each Loan Party (a) has good and marketable title to or valid leasehold interest in all properties, assets and other rights that it purports to own or lease or that are reflected as owned or leased on its books and records, in each case, material to its business, and (b) owns or leases all of its properties free and clear of all Liens except Permitted Liens.

5.4          Investment Company Act.  None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

5.5          Event of Default.  No Event of Default or Default exists or is continuing.

5.6          Subsidiaries and Owners.  Schedule 5.6 sets forth, as of the Execution Date and the Closing Date (a) the name of each of the Parent’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests of such Subsidiary (the “Subsidiary Equity Interests”) held by the Parent or any Subsidiary of the Parent, and (b) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (a).  The Parent and each Subsidiary of the Parent has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien other than the Lien of the Administrative Agent pursuant to the Security Agreement (and prior to the Initial Credit Extension Liens pursuant to the Existing Credit Agreements) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (or, in the case of a partnership, limited liability company or similar Equity Interest, not subject to any capital call or other additional capital requirement).

5.7          Power and Authority; Validity and Binding Effect.

(a)           Each Loan Party and each Subsidiary of each Loan Party has the full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)           This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

5.8          No Conflict; Material Contracts; Consents.

(a)           Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated nor the compliance with the terms and provisions hereof or thereof by any of them will violate, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party, (ii) any Material Contract to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it, or (iii) any applicable Law or any order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its respective property is bound or to which it or any of its Subsidiaries is subject, or (iv) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).  None of the Loan Parties or their Subsidiaries or their respective property is bound by any contractual obligation (including without limitation pursuant to any Material Contract), or subject to any restriction in any of its Organizational Documents, or any requirement of Law that would reasonably be expected to result in a Material Adverse Effect.

(b)           No  consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement (including any Material Contract) in connection with (i) the execution and delivery of this Agreement (ii) the carrying out of this Agreement, or the execution, delivery and carrying out of the other Loan Documents in each case, other than as provided in Schedule 5.8, (iii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents other than as provided in Schedule 5.8, (iv) the perfection of the Prior Security Interest of the Administrative Agent and the Secured Parties created under the Collateral Documents (other than the filing of UCC financing statements (including any transmitting utility financing statements), recording of the Mortgages, and filings with the United States Patent and Trademark Office or the United States Copyright Office), or (v) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies of any Secured Party in respect of the Collateral pursuant to the Collateral Documents (except approvals of the FCC or any applicable PUC with respect to any assignment or transfer of control of a License or Communications System), in each case except those which have been duly obtained on or before the Closing Date, taken, given or made and are in full force and effect.  Each of the Material Contracts is in full force and effect, and no Loan Party has received any notice of termination, revocation or other cancellation (before any scheduled date of termination) in respect thereof.  All applicable waiting periods in connection with the Facilities and the other transactions contemplated hereunder have expired without any action having been taken by the FCC or any PUC.

5.9          Litigation.  There are no actions, suits, proceedings or, to the knowledge of any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party, investigations pending or threatened in writing against any Loan Party or any Subsidiary of any Loan Party or any of their respective properties, including the Licenses, at law or in equity before any Governmental Authority that individually or in the aggregate (a) would reasonably be expected to result in a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Loan Document.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect.

5.10        Financial Statements.

(a)           Audited Financial Statements.  The audited financial statements delivered on or before the Execution Date and thereafter most recently delivered in accordance with Section 6.1(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Parent and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, in accordance with GAAP.

(b)           Unaudited Financial Statements.  The unaudited financial statements delivered on or before the Execution Date and thereafter most recently delivered by the Borrower in accordance with Section 6.1(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Accuracy of Financial Statements.  Neither the Parent nor any of its Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in clauses (a) and (b) of this Section 5.10 or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent that would reasonably be expected to result in a Material Adverse Effect.

(d)           Material Adverse Effect.  Since December 31, 2015, no circumstance or event, or series of circumstances or events, has occurred constituting a Material Adverse Effect.

5.11        Margin Stock.  None of the Loan Parties nor any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or that is inconsistent with the provisions of the regulations of the Board.  None of the Loan Parties nor any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.12        Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, written statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than projections and budgets), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  Any projections or budgets provided by or on behalf of the Loan Parties or their respective Subsidiaries have been prepared by management in good faith and based on assumptions believed by management to be reasonable at the time the projections or budgets were prepared, it being understood that the projections or budgets as to future events are not to be viewed as fact and that actual results during the period or periods covered by the projections or budgets may differ materially from such projected results.  There is no fact known to any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party that materially and adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or on the Execution Date in connection with the transactions contemplated hereby.

5.13        Taxes.  All income and other material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all income and other material taxes, fees, assessments and other governmental charges that have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.14        Intellectual Property; Other Rights.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the Intellectual Property and all service marks, trade names, domain names, licenses, registrations, franchises, permits and other rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.15        Liens in the Collateral.  Subject to Section 6.15 of this Agreement and Section 3.2 of the Security Agreement, the Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents on or after the Closing Date constitute and will continue to constitute Prior Security Interests in and to the Collateral.  All filing fees and other expenses in connection with the perfection of such Liens on or after the Closing Date have been or will be paid by the Borrower.

5.16        Insurance.

(a)           The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage satisfying or surpassing the requirements set forth in Section 6.5(a).

(b)           Each Loan Party, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.5(b).

5.17        Employee Benefits Compliance.

(a)           Each Plan complies with its terms and with the applicable provisions of ERISA, the Code and other federal or state Laws, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has (i) received the most recently available favorable determination letter from the IRS, or (ii) an application for such a letter currently being processed by the IRS with respect thereto, or (iii) been adopted by means of a prototype or volume submitter plan document that has received the most recently available opinion letter from the IRS on which the plan sponsor is entitled to rely and, nothing has occurred that would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have satisfied all of their obligations and liabilities with respect to each Pension Plan and have made all required contributions to each Pension Plan on or before the applicable due date that are required by the Plan Funding Rules or  a collective bargaining agreement, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b)           There are or has been (i) no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, including any audit, investigation or enforcement action, with respect to any Plan, and (ii) no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in each case, that could reasonably be expected to result in a liabilities in excess of the Threshold Amount in the aggregate.

(c)           (i) No ERISA Event has occurred with respect to which there is any unsatisfied obligation or liability or is reasonably expected to occur; and (ii) no Unfunded Liability exists in excess of $15,000,000 in the aggregate, taking into account only Pension Plans with positive Unfunded Liability.

(d)           Each Welfare Benefit Plan can be terminated by a Loan Party or an ERISA Affiliate in its sole discretion without any liability except premiums for claims incurred during the month of termination and benefits that are payable or required to be provided pursuant to the terms and conditions of the respective Welfare Benefit Plan.  No Loan Party or ERISA Affiliate reasonably can be expected to incur any liability under Section 4980H(a) of the Code, without qualifying for the reduced assessment under Section 4980H(b) of the Code.

(e)           The Unfunded Liability of each Plan is reflected on the financial statements referenced in Section 4.1(a)(viii) and Section 6.1.

5.18        Environmental Matters.

(a)           The facilities and properties currently or formerly owned, leased or operated by any Loan Party or any Subsidiary of any Loan Party (the “Properties”) do not (i) contain any Hazardous Materials attributable to the ownership, lease or operation of the Properties by any Loan Party or any Subsidiary of any Loan Party in amounts or concentrations or (ii) store or utilize any Hazardous Materials in amounts or concentrations which (A) constitute a violation by any Loan Party or any Subsidiary of Environmental Laws, or (B) could reasonably be expected to give rise to any Environmental Liability in the aggregate in excess of the Threshold Amount;

(b)           No Loan Party or Subsidiary of any Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the activities of any Loan Party or any Subsidiary of any Loan Party at any of the Properties or the business operated by any Loan Party or any Subsidiary of any Loan Party (the “Business”), or any prior Business for which any Loan Party or any Subsidiary of any Loan Party has retained liability under any Environmental Law; and

(c)           Hazardous Materials have not been transported or disposed of from the Properties (i) in violation of Environmental Law by or (ii) in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability in the aggregate in excess of the Threshold Amount, for any Loan Party or any Subsidiary of any Loan Party; nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of any Loan Party or any Subsidiary of any Loan Party at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, Environmental Liability in the aggregate in excess of the Threshold Amount.

5.19        Communications Regulatory Matters.

(a)           Schedule 5.19 sets forth, as of the Execution Date and the Closing Date, a true and complete list of the following information for each License issued to or utilized by the Loan Parties or their respective Subsidiaries:  the name of the licensee, the type of service, the expiration date and the geographic area covered by such License.  Other than as set forth in Schedule 5.19 on the Execution Date, each License is held by a Loan Party or a wholly-owned, Domestic Subsidiary of a Loan Party whose Equity Interests are subject to a Prior Security Interest in favor of the Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Security Agreement.

(b)           The Licenses held or utilized by the Loan Parties and their Subsidiaries are valid and in full force and effect without conditions limiting the rights or authority of such Loan Party or Subsidiary under the Licenses, except for such conditions as are generally applicable to holders of such Licenses.  Each Loan Party or Subsidiary of a Loan Party holding or utilizing a License has all requisite power and authority required under the Communications Laws to hold and utilize such License and to own and operate the Communications Systems held or utilized by such Loan Party or such Subsidiary of a Loan Party.  The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems of the Loan Parties and the Subsidiaries of the Loan Parties.  No event has occurred and is continuing which could reasonably be expected to (i) result in the suspension, revocation, or termination of any such License or (ii) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  No Authorized Officer of any Loan Party or any Subsidiary of any Loan Party has actual knowledge that any License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Subsidiaries are a party to any audit, investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, any PUC, the Universal Service Administrative Company or any other applicable Governmental Authority with respect to any License, and there are no proceedings pending by or before the FCC, any PUC or any other applicable Governmental Authority which would reasonably be expected to have a material and adverse effect on the validity of any License.

(c)           All of the material properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and (to the best knowledge of the Loan Parties and their Subsidiaries) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) and are and will be in compliance with all terms and conditions of the Licenses, all Laws and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(d)           Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it, paid, or caused to be paid, all material franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any authorization, consent, approval or license of, or registration or filing with, any Governmental Authority in respect of its business  (including Universal Service Fund and TRS Fund contributions), or which is otherwise required for the construction and operation of any Communications System and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

5.20        Solvency.  The Borrower is, and the Loan Parties taken as a whole are, and after giving effect to the incurrence of each Credit Extension pursuant to the Loan Documents or otherwise, will be Solvent.

5.21        Qualified ECP Guarantor.  Each Loan Party is a Qualified ECP Guarantor.

5.22        Transactions with Affiliates.  No Affiliate of any Loan Party or any Subsidiary of any Loan Party is a party to any agreement, contract, commitment or transaction with such Loan Party or Subsidiary or has any material interest in any material property used by such Loan Party or Subsidiary, except as permitted by Section 7.3.

5.23        Labor Matters.  There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Authorized Officer of any Loan Party or any Subsidiary of any Loan Party, threatened except as would not reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and their respective Subsidiaries within the past five years have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except as would not reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance of the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any Subsidiary of any Loan Party is bound.

5.24        Anti-Corruption; Anti-Terrorism and Sanctions.

(a)           Each of the Loan Parties and their respective Subsidiaries, Affiliates, and to the knowledge of the Loan Parties and their Subsidiaries, their officers, directors, employees and agents are in compliance, in all respects, with all applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws and (iii) Sanctions.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable Anti-Corruption Laws.

(c)           None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents are Sanctioned Persons or have engaged in, or are now engaged in, any dealings or transactions with any Sanctioned Person.

(d)           No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any applicable (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws or (iii) Sanctions.

(e)           The Loan Parties have provided to the Administrative Agent and the Lenders all information requested by the Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents that the Administrative Agent and the Lenders have requested to comply with applicable Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions and other Laws.

5.25        The Parent’s Status as a Holding Company.  The Parent does not own any assets other than the Equity Interests in the Borrower and does not conduct, transact or engage in any business or operations other than those incidental to its direct ownership of the Borrower.

VI.  AFFIRMATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that, commencing with the Initial Credit Extension and continuing until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

6.1          Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)           Quarterly Financial Statements.  As soon as available and in any event no later than the earlier of (i) 10 days after Parent is or would be required to file a report Form 10-Q with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 50 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income for the fiscal quarter then ended and the fiscal year through that date, and consolidated stockholders’ equity and cash flows for the fiscal year through that date, all in reasonable detail and certified by a Compliance Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)           Annual Financial Statements.  As soon as available and in any event no later than the earlier of (i) 10 days after Parent is or would be required to file a report Form 10-K with the Securities and Exchange Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (whether or not the Borrower is subject to such reporting requirements), and (ii) 95 days after the end of each fiscal year of the Borrower, audited financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, all audited by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such accounts (which opinion shall be free of qualifications and exceptions (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur)) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(c)           Compliance Certificate.  Concurrently with the financial statements of Parent furnished to the Administrative Agent and to the Lenders pursuant to Sections 6.1(a) and (b), a Compliance Certificate duly executed by a Compliance Officer of the Borrower.

(d)           Other Reports.

(i)            Annual Budget.  Concurrently with the annual financial statements of the Parent and its Subsidiaries furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(b), the annual Budget.

(ii)           Accountants’ Reports.  Promptly upon their becoming available to the Parent or its Subsidiaries, any management letters submitted to the Parent or its Subsidiaries by independent accountants in connection with any annual, interim or special audit.

(iii)          Management Report.  Concurrently with the annual financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 6.1(b), a customary management discussion and analysis.  The information above shall be presented in reasonable detail and shall be certified by a Compliance Officer of the Borrower to the effect that, to his or her knowledge after reasonable diligence, such information fairly presents in all material respects the results of operations and financial condition of the Parent and its Subsidiaries as at the dates and for the periods indicated.

(iv)          Benefit Plan Documentation.  Promptly upon request by any Lender, each Loan Party will deliver to the Lender (A) all reports, forms and other documents required to be or otherwise prepared or filed in respect of any Plan pursuant to the Code, ERISA and other applicable Law; (B) all actuarial reports prepared in respect of any Pension Plan or Multiemployer Plan that are available to the Loan Party or that may be made available to the Loan Party upon request; and (C) any documentation regarding withdrawal liability under or the funding status with respect to any Multiemployer Plan.

(e)           Notices.

(i)            Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default and the action that the Borrower proposes to take, or to cause to be taken, with respect thereto.

(ii)           Regulatory and Other Notices.  Promptly after filing, receiving or becoming aware thereof, the Loan Parties will deliver or cause to be delivered copies of any filings or written communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC,  any PUC and the Universal Services Administrative Company, relating to any noncompliance by any Loan Party or any of its Subsidiaries with any applicable Law, including the Communications Laws, or with respect to any matter or proceeding, in each case, the effect of which would reasonably be expected to result in a Material Adverse Effect.

(iii)          Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party that relate to the Collateral, involve a claim or series of claims equal to or in excess of the Threshold Amount or that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; provided that, such notice requirement shall not apply to any claims reasonably deemed frivolous by the Borrower regardless of the amount in controversy.

(iv)          Organizational Documents.  Within the time limits set forth in Section 7.14, any amendment to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party.

(v)           Material Contract.  Any notice of default or of termination, cancellation or revocation (in each case, prior to any scheduled date of termination) delivered in relation to a Material Contract.

(vi)          Erroneous Financial Information.  Immediately in the event that the Parent, the Borrower or their accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(vii)         ERISA Event.  Immediately upon the occurrence of any ERISA Event or Plan Qualification Event or any event reasonably expected to result in an ERISA Event or Plan Qualification Event, notice of such event.

(viii)        SEC Reports; Shareholder Communications. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be.

(ix)          Material Adverse Effect.  Promptly after becoming aware thereof, the Borrower will give notice of any change in events or changes in facts or circumstances affecting any Loan Party or any of their respective Subsidiaries which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(x)           Environmental Notices.  Promptly after becoming aware of any material violation by any Loan Party or any of its respective Subsidiaries of Environmental Laws or promptly upon receipt of any notice that a Governmental Authority has asserted that any Loan Party or any of its respective Subsidiaries is not in compliance with Environmental Laws or that its compliance is being investigated, and, in either case, the same would reasonably be expected to result in a Material Adverse Effect, the Borrower will give notice thereof and provide such other information as may be reasonably available to any Loan Party or any of its respective Subsidiaries to enable the Administrative Agent and the Lenders to reasonably evaluate such matter.

(xi)          Acquisition of Certain Additional Collateral; Revisions and Updates to Schedules and Annexes.  Concurrently with the delivery of each Compliance Certificate,

(A)          notice of the acquisition by any Loan Party of (1) any Material Owned Real Property or a leasehold interest in a Material Leased Property, (2) any Equity Interest (as defined in the Security Agreement), (3) any Copyright, Patent, Trademark or Domain Name (each as defined in the Security Agreement), (4) any Commercial Tort Claim (as defined in the Security Agreement) that is known to any Loan Party and is known to any Loan Party to involve an amount in controversy in excess of the Threshold Amount in the aggregate, (5) any Material Contracts, and (6) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party, in each case, of which notice has not previously been given to the Administrative Agent, and

(B)          revisions or updates to the Schedules referred to in this Agreement or Annexes to the Security Agreement as may be necessary or appropriate to update or correct any of the information or disclosures provided therein that has become outdated or incorrect in any material respect; provided that, no such revised or updated Schedules or Annexes delivered pursuant to this Section 6.1 or otherwise (other than, for the avoidance of doubt, pursuant to Section 4.2(b)(i) which shall be reasonably acceptable to the Administrative Agent) shall be deemed to have been amended, modified or superseded by any such revision or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule or Annex be deemed to have been cured thereby, unless and until the Administrative Agent, in its reasonable discretion, or the Required Lenders, in their sole discretion, shall have accepted in writing such revisions or updates to such Schedule or Annex.

(f)            Other Information.  Such other reports and information as the Administrative Agent may from time to time reasonably request.

(g)           Reporting.  Financial statements and other documents required to be delivered pursuant to Section 6.1(a) or 6.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such financial statements or other documents, or provides a link thereto on Parent’s website on the Internet at the website address “www.hawaiiantel.com” (or any successor page notified to the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

6.2          Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries (other than any Immaterial Subsidiaries) to, maintain its legal existence as a corporation, limited partnership or limited liability company or other entity, as the case may be as of the Closing Date or the date of formation or acquisition thereof and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.7.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain all licenses, franchises, permits and other authorizations and Intellectual Property, the loss, revocation, termination, suspension or adverse modification of which could reasonably be expected to result in a Material Adverse Effect.

6.3          Preservation of Licenses.  Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve, renew, and keep in full force and effect all Licenses, except for Licenses which are no longer required in the conduct of such Loan Party’s or Subsidiary’s business and which cannot be sold or which have de minimis fair market value.  Except for filings and payments which would not reasonably be expected to result in a Material Adverse Effect if not made or paid, each Loan Party shall, and shall cause each of its Subsidiaries to, file all documents required to be filed and pay all regulatory obligations required to be paid to the FCC, any PUC or other Governmental Authority with jurisdiction over the Licenses.

6.4          Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy all Indebtedness and other liabilities (including all lawful claims that, if unpaid, would by Law become a Lien on the assets of any Loan Party) to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all income and other material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.5          Maintenance of Insurance.

(a)           Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.  From the Initial Credit Extension and thereafter, subject to Section 6.15, such insurance policies shall contain (i) additional insured, mortgagee and/or lender loss payable special endorsements, as applicable, in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent as additional insured, mortgagee and/or lender loss payee, as applicable, (ii) endorsements providing the Administrative Agent with notice of cancellation acceptable to the Administrative Agent, and (iii) waiver of subrogation endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Each Loan Party shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise reasonably satisfactory to the Administrative Agent (but, in any event, providing all flood insurance required by applicable Law).

(c)           Each Loan Party shall deliver evidence of the insurance policies and endorsements described above to the Administrative Agent on or prior to the Closing Date.  Not less than 15 days (or such later date as the Administrative Agent shall agree to in its reasonable discretion) prior to the expiration date of the insurance policies required to be maintained by any Loan Party or its Subsidiaries pursuant to the terms hereof, the Borrower will deliver to the Administrative Agent one or more certificates of insurance and endorsements evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Administrative Agent may reasonably request.

(d)           If any Loan Party fails to, or fails to cause any of its Subsidiaries to, obtain and maintain any of the policies of insurance required to be maintained pursuant to the provisions of this Section 6.5 or to pay any premium in whole or in part, the Administrative Agent may, without waiving or releasing any obligation or Default or Event of Default, at the Loan Parties’ expense, but without any obligation to do so, procure such policies or pay such premiums.  All sums so disbursed by the Administrative Agent, including any reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, shall be payable by the Loan Parties to the Administrative Agent within three Business Days of receipt of a written demand by the Administrative Agent and shall be additional Obligations hereunder and under the other Loan Documents, secured by the Collateral.

6.6          Maintenance of Properties.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.7          Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers and to conduct reviews of each Loan Party’s Collateral (such reviews to occur on an annual basis or more frequently, as determined by the Administrative Agent, in its sole discretion), all in such detail and at such times and as often as the Required Lenders may reasonably request, all at the Borrower’s expense; provided that (a) prior to the occurrence of an Event of Default the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection and (b) any visit by any of the Lenders other than the Administrative Agent shall be at such Lender’s expense and not at the expense of Borrower.  Prior to the occurrence of an Event of Default, the Administrative Agent shall not, without cause, as determined by the Administrative Agent in its reasonable judgment, request reimbursement from the Borrower for more than one such Collateral audit in any calendar year.

6.8          Keeping of Records and Books of Account.  The Loan Parties shall, and shall cause each Subsidiary of the Borrower to, maintain and keep adequate books of record and account that enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

6.9          Compliance with Laws.

(a)           Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, except where failure to comply with any applicable Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b)           Each of the Loan Parties shall, and shall cause each of its Subsidiaries, Affiliates, officers, directors, employees and agents to, comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.  The Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, Affiliates, officers, directors, employees and agents with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(c)           Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, (i) conduct its operations and keep and maintain its real property in material compliance with all Environmental Laws and environmental permits; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the real property or to otherwise comply with Environmental Laws pertaining to any of its real property (provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, remediation, removal, response or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP).

6.10                        Further Assurances.

(a)                                 Generally.  Each Loan Party shall, from time to time, at its expense, preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing Prior Security Interest therein, and shall do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent may deem reasonably necessary or advisable from time to time in order to consummate the transactions contemplated hereby, preserve, perfect and protect the Liens granted or purported to be granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

(b)                                 Additional Subsidiaries.  In furtherance, and not in limitation, of Section 6.10(a),  but subject to the limitations of such Section, promptly upon (and in any event (x), for any such creation or acquisition constituting an Investment in excess of $10,000,000, in the aggregate, concurrent with (or such later date as the Administrative Agent shall agree to in its sole discretion) and (y), for any such creation or acquisition constituting an Investment not in excess of $10,000,000, in the aggregate, within 30 days after (or such later date as the Administrative Agent shall agree to in its sole discretion))

(i)                                     the creation or acquisition of any direct or indirect Subsidiary by any Loan Party, each such new Subsidiary and the Loan Parties will execute and deliver to the Administrative Agent a duly executed Guarantor Joinder in accordance with Section 12.12, pursuant to which (1) such new Subsidiary (unless it is not a Domestic Subsidiary) shall become a party hereto as a Guarantor and shall become a party to the Security Agreement as a Grantor (as defined therein), and (2) the Equity Interests (as defined in the Security Agreement) of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents; and

(ii)                                  the creation or acquisition of any direct or indirect Subsidiary by any Loan Party that is an Excluded Subsidiary, (1) each such new Excluded Subsidiary will execute and deliver to the Administrative Agent a duly executed Negative Pledge Agreement and (2) the Equity Interests (as defined in the Security Agreement) of such new Subsidiary shall be pledged by the applicable Loan Party to the extent provided in the Collateral Documents.

As promptly as reasonably possible, the Loan Parties will deliver, or cause to be delivered, all certificates evidencing such Equity Interests (as defined in the Security Agreement), together with undated, executed transfer powers, and such other Collateral Documents and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary) regarding such new Subsidiary, in form, content and scope reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and, if applicable, will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a Prior Security Interest in the Collateral, to the extent provided in the Collateral Documents, for the Secured Obligations.  If any Loan Party delivers a Mortgage with respect to any real property, it will also deliver any Real Estate Deliverables required by applicable Law.

(c)                                  Real Property.  In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b), but subject to the limitations of such Sections, the Loan Parties shall, within 120 days (as such time period may be extended by the Administrative Agent, in its sole discretion) of the acquisition by any Loan Party of any Material Owned Real Property or leasehold interest in any Material Leased Property that is not subject to a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, deliver Real Estate Deliverables to the Administrative Agent in connection with such Material Owned Real Property or Material Leased Property.

(d)                                 Material Account.  In furtherance, and not in limitation, of Sections 6.10(a) and 6.10(b), but subject to the limitations of such Sections, the Loan Parties shall, within 45 days (as such time period may be extended by the Administrative Agent, in its sole discretion) of the acquisition by any Loan Party of any Material Account that is not subject to a control agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, deliver to the Administrative Agent a duly completed and executed control agreement, sufficient to perfect the Administrative Agent’s security interest under the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 6.10 or the Security Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or Lien in such property exceed the relative benefit of such security interest to the Secured Parties.

6.11                        CoBank Equity.  So long as CoBank is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from CoBank and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

6.12                        Use of Proceeds.  The proceeds of (a) the Term Loans shall be used to refinance existing debt of the Loan Parties, to finance capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Laws, including the payment of certain fees, costs and expenses in connection with the Facilities, (b) the Revolving Loans and Swing Line Loans shall be used to provide working capital and Letters of Credit from time to time and for other general corporate purposes of the Borrower and its Subsidiaries, not in contravention of any Laws, including the payment of certain fees and expenses incurred in connection with the this Agreement and the transactions contemplated hereby, and (c) any Tranche of Incremental Term Loans shall be used as specified in the applicable Incremental Term Loan Funding Agreement.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Sections 5.11, 5.24 and as permitted by applicable Law.

6.13                        Material Contracts.  Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, comply in all material respects with each of its Material Contracts.

6.14                        Benefit Plan Compliance.  Each Plan will be in compliance in all material respects with its terms and applicable Law, each of the Loan Parties and the ERISA Affiliates will satisfy their obligations and liabilities with respect to each Plan and each of the Loan Parties and the ERISA Affiliates will make all contributions with respect to any Plan on or before the due date for such contribution.

6.15                        Post-Closing Deliveries.  Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, perform the obligations set forth on Schedule 6.15 on or before the date provided in Schedule 6.15 (as such date may be extended by the Administrative Agent in its sole discretion) with respect to each such obligation unless the Administrative Agent has agreed in its sole discretion in writing to waive such obligation in its entirety.

6.16                        Wavecom.  Each of the Loan Parties covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (a) transfer substantially all tangible personal property and real property assets from Wavecom to the Borrower or a Subsidiary Guarantor on or before May 31, 2017 or such later date as the Administrative Agent may agree to, in its sole discretion, and (b) unless Wavecom is dissolved, liquidated, wound up, merged, consolidated or otherwise Disposed of as permitted by Section 7.7 hereof, cause Wavecom to be an Immaterial Subsidiary.

VII.  NEGATIVE COVENANTS

The Loan Parties, jointly and severally, covenant and agree that, commencing with the Initial Credit Extension and continuing until Payment In Full of the Secured Obligations, the Loan Parties shall comply at all times with the following covenants:

7.1                               Indebtedness.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under this Agreement and the other Loan Documents;

(b)                                 existing Indebtedness as set forth on Schedule 7.1 (including any extensions or renewals thereof but not to include any existing Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Lease Obligations for fixed or capital assets); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)                                  Indebtedness incurred with respect to Purchase Money Security Interests, Synthetic Lease Obligations and Capital Lease Obligations for fixed or capital assets not in excess of $15,000,000 in the aggregate outstanding at any time;

(d)                                 unsecured, subordinated Indebtedness of a Loan Party to another Loan Party;

(e)                                  Indebtedness (contingent or otherwise) of any Loan Party arising under (i) any Secured Hedge, (ii) any other Interest Rate Hedge, or (iii) Indebtedness under any Secured Bank Product in each case, entered into in the ordinary course of business; provided however, that (A) no Loan Party shall enter into or incur any Secured Hedge or other Interest Rate Hedge that constitutes a Swap

Obligation if at the time it enters into or incurs such Swap Obligation it does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act, and (B) the Loan Parties and their Subsidiaries shall enter into a Secured Hedge or other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(f)                                   Guarantees and other Contingent Obligations permitted by Section 7.4;

(g)                                  Indebtedness incurred with respect to the financing of insurance premiums with regard to any insurance policy covering the Loan Parties or their Subsidiaries so long as the amount of such Indebtedness is not in excess of the amount of the unpaid premium of such insurance for any 12-month period in which such Indebtedness is incurred and such Indebtedness is outstanding only in such 12-month period;

(h)                                 letters of credit (other than any Letter of Credit issued pursuant to this Agreement); provided, that the aggregate amount of the higher of (A) the reimbursement obligations under such letters of credit and (B) the face amounts of such letters of credit does not exceed $1,000,000 in the aggregate at any one time;

(i)                                     any obligation related to any settlement with respect to any Joint Pole Disputes in an aggregate amount not to exceed the Maximum Joint Pole Dispute Amount; and

(j)                                    other unsecured Indebtedness in an aggregate amount not to exceed $10,000,000.

7.2                               Liens.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.3                               Affiliate Transactions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is (a) not otherwise prohibited by this Agreement, (b) is in accordance with all applicable Law and (c) (i) is among the Loan Parties, (ii) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, (iii) relates to the payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated or (iv) is a Restricted Payment permitted by Section 7.6 or an advance permitted by Section 7.5(b).

7.4                               Contingent Obligations.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, at any time, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except for those:

(a)                                 resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)                                 arising in the ordinary course of business with respect to customary indemnification obligations incurred in the ordinary course of business;

(c)                                  incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(d)                                 arising with respect to customary adjustment of purchase price or similar obligations incurred in connection with Investments permitted pursuant to Section 7.5;

(e)                                  arising under indemnity agreements to title insurers in connection with mortgagee title insurance policies in favor of Administrative Agent for the benefit of itself and the other Secured Parties;

(f)                                   constituting Investments permitted pursuant to Section 7.5;

(g)                                  Guarantees by any Loan Party of Indebtedness permitted hereunder (other than Indebtedness of any Subsidiary that is not a Loan Party and Excluded Swap Obligations);

(h)                                 arising under the Loan Documents and under any Secured Hedge or other Interest Rate Hedge to the extent permitted under Section 7.1; and

(i)                                     existing Contingent Obligations pursuant to Material Contracts set forth on Schedule 7.4.

7.5                               Loans and Investments.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment or agree, become or remain liable to make any Investment, except:

(a)                                 trade credit extended on usual and customary terms in the ordinary course of business;

(b)                                 advances to employees of the Loan Parties to meet expenses incurred by such employees in the ordinary course of business not to exceed $1,000,000 at any time outstanding;

(c)                                  Investments in the form of cash and Cash Equivalents;

(d)                                 Loans and advances to, and other Investments in other Loan Parties;

(e)                                  notes payable to, or Equity Interests issued by, account debtors to any Loan Party in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceedings upon the bankruptcy or insolvency of any such account debtor;

(f)                                   the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs;

(g)                                  Guaranties and other Contingent Obligations permitted by Section 7.4;

(h)                                 any Secured Hedge or other Interest Rate Hedge permitted under Section 7.1;

(i)                                     existing Investments set forth on Schedule 7.5; and

(j)                                    Permitted Additional Investments by Loan Parties.

7.6                               Dividends and Related Distributions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 Borrower and each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)                                  the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)                                 so long as no Default or Event of Default under the Loan Documents shall exist at the time of such declaration or could reasonably be expected to result from such dividend, distribution or redemption (tested solely at the time of declaration of any such dividend, distribution or redemption) and the Loan Parties shall be in compliance with the covenants set forth in Article VIII after giving effect to any such dividend, distribution or redemption on a pro forma basis for the four fiscal quarter period most recently then ended for which financial statements have been delivered (tested solely at the time of declaration of any such dividend, distribution or redemption),

(i)                                     during the calendar year ending December 31, 2017, the Parent may make, declare and pay lawful cash dividends or distributions to its shareholders or redeem capital stock in an aggregate amount not to exceed $3,000,000, and

(ii)                                  during the calendar year ending December 31, 2018 and thereafter, the Parent may make, declare and pay lawful cash dividends or distributions to its shareholders or redeem capital stock in an aggregate amount not to exceed in any calendar year the greater of (A) $ 7,000,000 and (B) 50% of the Cash Flow Available for Dividends for the immediately preceding calendar year;

provided, further, in case of subclauses (i) and (ii) of this clause (d), that the amount of any dividend or distribution that is not paid in cash but is reinvested in Equity Interests in the form of common stock of the Parent shall be excluded from this calculation.

7.7                               Liquidations, Mergers, Consolidations, Acquisitions.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (x) dissolve, liquidate or wind-up its affairs, (y) become a party to any merger or consolidation, or (z) acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person or group of related Persons; except:

(a)                                 any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any wholly-owned Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor (other than Parent).

7.8                               Dispositions of Assets or Subsidiaries.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, Dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other Disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or other Equity Interests of a Subsidiary of such Loan Party), except:

(a)                                 transactions involving the sale of inventory to customers in the ordinary course of business;

(b)                                 any leasing, subleasing, licensing or sublicensing of real property in the ordinary course of business;

(c)                                  any Disposition of assets by any Loan Party to another Loan Party (other than the Parent);

(d)                                 any Disposition of Cash Equivalents in the ordinary course of business;

(e)                                  any Disposition permitted by Section 7.7;

(f)                                   any Disposition by any Loan Party to any Excluded Subsidiary, so long as such Dispositions do not exceed $2,000,000 in the aggregate over the term of the Facilities and do not consist of any Equity Interest of any Loan Party;

(g)                                  (i) any lease, sublease or other Disposition of fiber or capacity (including an IRU) owned by any Loan Party or Subsidiary of any Loan Party in the non-common carrier fiber-optic submarine cable network connecting the continental United States, Indonesia, the Philippines, Guam, and Hawaii known as the Southeast Asia-US submarine cable system (SEA-US) and (ii) any lease or sublease of capacity (including an IRU in capacity) in the ordinary course of business with respect to other fiber owned or leased by any Loan Party or Subsidiary of a Loan Party; provided that, in each case, such lease, sublease or other Disposition shall not interfere in any material respect with the business of the Loan Parties or any of theirs Subsidiaries;

(h)                                 any Disposition pursuant to a Casualty Event;

(i)                                     any Disposition of obsolete or worn-out assets in the ordinary course of business that are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(j)                                    other Dispositions of up to $20,000,000 in the aggregate during the term of the Facilities upon fair and reasonable arm’s-length terms and conditions; provided that, no such Disposition shall consist of any Equity Interest of any Loan Party unless all of the Equity Interest of such Loan Party owned directly or indirectly by any other Loan Party are subject to such Disposition;

(k)                                 any Permitted Sale-Leaseback Transaction or other Disposition attributable to any settlement with respect to any Joint Pole Disputes;

(l)                                     any Permitted Sale-Leaseback Transaction or other Disposition of the Alakea Building upon fair and reasonable arm’s-length terms and conditions; provided that, if such Disposition results in any Loan Party holding a lease or license in any material portion of the Alakea Building, the Loan Parties shall deliver such Real Estate Deliverables as the Administrative Agent shall require prior to or concurrent with such Disposition; and

(m)                             other Dispositions of up to $1,000,000 in the aggregate over the term of the Facilities; provided that, no such Disposition shall consist of any Equity Interest of any Loan Party.

7.9                               Use of Proceeds.  No Loan Party shall (a) use the proceeds of any Loan or other Credit Extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U, T or X as promulgated by the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) request any Credit Extension or use (or permit the use by any of its Subsidiaries or its or their respective Affiliates, directors, officers, employees or agents of) the proceeds of any Credit Extension, whether directly or indirectly, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in any Sanctioned Country or (iii) in any manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism Laws, Sanctions or other applicable Law.

7.10                        Subsidiaries and Partnerships.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary that has joined this Agreement as Guarantor on the Closing Date; (b) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor in accordance with the terms of this Agreement and the Security Agreement by delivering to the Administrative Agent (i) an executed Guarantor Joinder; (ii) documents in the forms described in Section 4.2 modified as appropriate; and (iii) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Secured Parties in the Equity Interests (as defined in the Security Agreement) of, and Collateral held by, such Subsidiary, and (c) any Excluded Subsidiary.

7.11                        Continuation of or Change in Business.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any business other than the business of owning, constructing, managing and operating Communications Systems and other lines of business necessary or ancillary to the foregoing (including any lines of business being conducted as of the Execution Date), consistent with advances in the Communications Systems industry.

7.12                        Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.13                        Issuance of Equity Interests.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, commence or consummate any Equity Issuance, except for (a) any such Equity Issuances by any Loan Party (other than the Parent) to and for the benefit of a Loan Party and that are subject to the Administrative Agent’s Prior Security Interest therein and otherwise comply with the Security Agreement, (b) issuance of common Equity Interests of Parent to directors, officers, or employees of the Parent or any of its Subsidiaries pursuant to an employee benefit plan existing as of the Execution Date or a similar employee benefit plan established in the ordinary course of business and reasonable acceptable to the Administrative Agent, (c) any Equity Issuance permitted pursuant to Section 7.6; and (d) the Parent may issue and sell its common Equity Interests, so long as no Default or Event of Default would result there form and the Net Cash Proceeds thereof are applied to the prepayment of the Obligations pursuant to Section 2.13.

7.14                        Changes in Organizational Documents.  No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, amend in any material respect its Organizational Documents without providing at least ten Business Days’ prior written notice (or such shorter notice as to which the Administrative Agent may agree in its sole discretion) to the Administrative Agent and, in the event such change would be adverse in any material respect to the interests of the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

7.15                        Negative Pledges; Other Inconsistent Agreements.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement containing any provision which would

(a)                                 be breached by any Borrowing by the Borrower hereunder or by the performance by the Loan Parties or their respective Subsidiaries of any of their obligations hereunder or under any other Loan Document,

(b)                                 limit the ability of any Loan Party or any Subsidiary of any Loan Party (other than Excluded Subsidiaries) to create, incur, assume or suffer to exist Liens on property of such Person,

(c)                                  create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary of any Loan Party to (i) make Restricted Payments to any Loan Party or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its assets or properties to any Loan Party or (iv) Guarantee the Indebtedness of any Loan Party (other than Excluded Subsidiaries), or

(d)                                 require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

provided, however, (i) that the foregoing clauses (b) through (d) shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement or any Negative Pledge Agreement, (ii) clauses (b) and (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, and (iii) clause (b) shall not apply to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses, joint venture or similar agreements, as the case may be); provided that, (A) in the case of such restrictions imposed by Material Contracts existing on the Execution Date, such restrictions are disclosed on Schedule 7.15 and (B) in the case of such restrictions imposed by contracts determined by the Borrower in its reasonable discretion to be Material Contracts entered into after the Execution Date, the Loan Parties first used, and caused their Subsidiaries to use, commercially reasonable efforts to remove such restriction from the agreement and the terms and conditions of such restriction are no more burdensome than similar restrictions disclosed on Schedule 7.15.

7.16                        Material Contracts.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to (a) amend, restate, supplement, waive or otherwise modify, or terminate, cancel or revoke (prior to any scheduled date of termination) any Material Contract if such modification, termination, cancellation or revocation could reasonably be expected to result in a Material Adverse Effect, Default or Event of Default or (b) make any optional prepayments of Indebtedness arising under any Material Indebtedness, except for optional prepayments of (i) Indebtedness between the Loan Parties, if any, or (ii) so long as no Default or Event of Default has occurred and is continuing or would result from such payment, Indebtedness otherwise permitted under Section 7.1(c).

7.17                        Management Fees.  Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person, except (a) legal, consulting or other professional services fees paid to Persons that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in a Loan Party’s business, (b) director fees (including reimbursements for expenses) paid to (or to the employer of) directors of any Loan Party as compensation for their services as board members pursuant to the compensation policies applicable to the Parent’s board of directors, as determined by the compensation committee from time to time.

7.18                        The Parent as a Holding Company.  The Parent covenants and agrees that it shall not own or acquire any assets other than the Equity Interests of the Borrower, and shall not conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of its direct and indirect Subsidiaries.

7.19                        Anti-Corruption; Anti-Terrorism; Sanctions.

(a)                                 None of the Loan Parties or their respective Subsidiaries, Affiliates, officers, directors, employees or agents will engage in any dealings or transactions with any Sanctioned Person or in violation of any applicable Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b)                                 No Loan Party will fund all or any part of any payment under this Agreement or any other Loan Document out of proceeds derived from transactions that violate Sanctions, or with any Sanctioned Person, or with or connected to any Sanctioned Country.

7.20                        Independence of Covenants.  All covenants contained in Articles VI, VII and VIII of this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

VIII.  FINANCIAL COVENANTS

8.1                               Capital Expenditures.  The Loan Parties shall not make, or permit their Subsidiaries to make, Capital Expenditures in excess of $105,000,000 in the aggregate in any fiscal year of the Borrower (such amount for any such fiscal year, the “Capital Expenditure Base Amount”); provided, however, that, for any fiscal year in which the Loan Parties and their Subsidiaries do not make Capital Expenditures  in the full amount of the Capital Expenditure Base Amount for such fiscal year, then during the immediately succeeding fiscal year (commencing with the fiscal year ending on December 31, 2017), and only in such immediately succeeding fiscal year, the Loan Parties and their Subsidiaries may make Capital Expenditures in an amount not to exceed the Capital Expenditure Base Amount plus 100% of the unused portion of the Capital Expenditure Base Amount for such immediately preceding fiscal year (the “Capital Expenditure Carryover Amount”); provided further, that any Capital Expenditures made in a particular year shall first be deemed to have been made with any available Capital Expenditure Base Amount before any Capital Expenditure Carryover Amount for such fiscal year is applied.  Notwithstanding the forgoing, in the event that any Loan Party or Subsidiary of any Loan Party incurs a Joint Pole Dispute Capital Expenditure, (a) the Joint Pole Dispute Capital Expenditure shall be deemed as incurred in the year paid, and (b) the Capital Expenditures for the Loan Parties and their Subsidiaries for the year in which such Joint Pole Dispute Capital Expenditure is paid shall exclude from such calculation such Joint Pole Dispute Capital Expenditures; provided that, the amount of Joint Pole Dispute Capital Expenditures excluded from the calculation of Capital Expenditures shall not exceed in the aggregate the Maximum Joint Pole Dispute Amount.

8.2                               Maximum Leverage Ratio.  The Loan Parties shall maintain at all times, commencing on the Closing Date, measured at each fiscal quarter end and maintained through the next measurement date, a Leverage Ratio of the Parent and its Subsidiaries on a Consolidated basis of not more than the ratios set forth below for the periods specified below:

PERIOD	RATIO
Closing Date through June 30, 2018	3.25: 1.00
July 1, 2018 through June 30, 2019	3.00: 1.00
July 1, 2019 through December 31, 2020	2.75: 1.00
January 1, 2021 and thereafter	2.50: 1.00

8.3                               Minimum Debt Service Coverage Ratio.  The Loan Parties shall maintain at all times, commencing in the first full fiscal quarter of the Borrower following the Closing Date, measured at each fiscal quarter end and maintained through the next measurement date, a Debt Service Coverage Ratio of the Parent and its Subsidiaries on a Consolidated basis of not less than 2.75 to 1.00.

IX.  EVENTS OF DEFAULT

9.1                               Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law) commencing with the Initial Credit Extension:

(a)                                 Payments Under Loan Documents.  Failure by the Borrower or any other Loan Party to pay, (i) on the date on which such payment becomes due in accordance with the terms of this Agreement or any other applicable Loan Document, any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing, (ii) within three Business Days after such amount is due, any interest or fees owing on any Loan, Reimbursement Obligation or Letter of Credit Borrowing, or (iii) within five Business Days after such amount is due, any other amount owing hereunder or under the other Loan Documents, or any other Secured Obligation;

(b)                                 Breach of Warranty.  Any representation, warranty, certification or statement of fact made or deemed made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall have been false or misleading as of the time it was made or furnished (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation or warranty does not contain such qualification;

(c)                                  Breach of Certain Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 6.7, Section 6.9, Section 6.10 (b), (c) and (d), Section 6.11, Section 6.12, Section 6.15, Section 6.16, Article VII, or Article VIII;

(d)                                 Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date any Authorized Officer or any other executive officer of any Loan Party or Subsidiary of any Loan Party knows of such default or (ii) the date of receipt by any Loan Party of notice from the Administrative Agent or the Required Lenders of such default;

(e)                                  Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement with respect to Indebtedness of any Loan Party or Subsidiary of any Loan Party or with respect to any Hedge Agreement of any Loan Party or Subsidiary of any Loan Party, the Hedge Termination Value payable by the Loan Party or Subsidiary of any Loan Party is equal to or in excess of $10,000,000 in the aggregate, and such breach, default or event of default (i) arises from the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any related Indebtedness or other credit extensions when due (whether at stated maturity, by acceleration or otherwise) or (ii) the effect of which is to cause, or to permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, the acceleration of any related Indebtedness, Hedge Agreement, or other credit extensions (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)                                   Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment (i) is not discharged, satisfied, vacated, bonded or stayed pending appeal within a period of 45 days from the date of entry and (ii) is not covered by any Loan Party’s independent third-party insurance; provided that such insurance is with an insurer rated at least “A” by A.M. Best Company who has been notified of the potential claim and who does not dispute coverage;

(g)                                  Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than by the Administrative Agent or any Lender) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(h)                                 Security Interests Unenforceable.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid or perfected Lien on any portion of the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of a release pursuant to Section 11.1(g) or (ii) as a result of the sale or other Disposition of the applicable Collateral or the release of the applicable Loan Party in a transaction permitted under the Loan Documents;

(i)                                     Uninsured Losses; Proceedings Against Assets.  There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the Threshold Amount are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter;

(j)                                    Events Relating to Employee Benefit Plans.  (i) An ERISA Event or Plan Qualification Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any contribution required to be made with respect to any Pension Plan or Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, including any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(k)                                 Change of Control.  A Change of Control shall have occurred;

(l)                                     Insolvency Proceedings.  (i) An Insolvency Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of 45 consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding, (ii) any Loan Party or

Subsidiary of a Loan Party institutes, or takes any action in furtherance of, an Insolvency Proceeding, (iii) an order granting the relief requested in any Insolvency Proceeding (including, but not limited to, an order for relief under federal bankruptcy Laws) shall be entered, (iv) any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under, file a petition seeking to take advantage of, any bankruptcy, insolvency, reorganization or other similar Law, domestic or foreign, (v) any Loan Party or Subsidiary of a Loan Party shall consent to or fail to contest in a timely and appropriate manner any petition filed against it in any Insolvency Proceeding, (vi) any Loan Party or Subsidiary of a Loan Party shall apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (vii) any Loan Party or Subsidiary of a Loan Party shall take any action to approve or authorize any of the foregoing, or (viii) any Loan Party or Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

(m)                             Material Contracts.  If any Loan Party shall default, past any applicable grace and cure period, under any Material Contract not otherwise described in this Section 9.1 and such default would reasonably be expected to result in a Material Adverse Effect;

(n)                                 FCC and PUC Matters.  Any Material License shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended or modified or shall no longer be in full force and effect; or

(o)                                 SEA-US Agreements Default. Any default, after giving effect to any applicable notice or cure period, by any Loan Party or Subsidiary of any Loan Party with respect to any SEA-US Agreement shall have occurred that would reasonably be expected to be adverse to the interests of the Lenders in any material respect.

9.2                               Consequences of Event of Default.

(a)                                 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1 (other than Section 9.1(l)) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Secured Obligations; and

(b)                                 Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1(l) shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder automatically shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)                                  Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender or their respective Affiliates may have.  Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)                                 Application of Proceeds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and each Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and each Issuing Lender and amounts payable under Article X), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and each Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, ratably among the Lenders and each Issuing Lender in proportion to the respective amounts described in this subclause (A) of clause Fourth held by them and (B) with respect to the Facilities Secured Hedges, the amount of Other

Liabilities (including Hedge Termination Values) then due and payable under such Facilities Secured Hedges, ratably among the Secured Parties providing such Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this subclause (B) of clause Fourth;

Fifth, to the Administrative Agent for the account of each Issuing Lender, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment or Cash Collateralization (if agreed by the applicable Loan Parties and any provider of any Secured Bank Product or Secured Hedge, as applicable) of that portion of Other Liabilities (other than as provided in subclause (B) of clause Fourth above) then outstanding, ratably among the Secured Parties providing the Secured Bank Products and such Secured Hedges giving rise to such Other Liabilities in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after Payment In Full of all of the Secured Obligations, to the Loan Parties or as otherwise required by Law.

Amounts used to Cash Collateralize Secured Obligations pursuant to clause Fifth or Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur or to pay such Other Liabilities as they come due, as the case may be.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and/or after Payment In Full of the Other Liabilities, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Amounts distributed with respect to any Secured Obligations attributable to Other Liabilities shall be equal to the lesser of (1) the applicable amount of such Other Liabilities last reported to the Administrative Agent or (2) the actual amount of such Other Liabilities as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such Other Liabilities, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Party providing such Secured Bank Products or Secured Hedge.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such obligations last reported to it.

If and to the extent the Administrative Agent has received notice or other evidence that any amount claimed as a Secured Obligation is or could reasonably be determined to be an Excluded Swap Obligation with respect to any Loan Party, amounts received from such Loan Party or its assets shall not be applied to such Excluded Swap Obligations with respect to such Loan Party, and adjustments shall be made with respect to amounts received from other Loan Parties and their assets as the Administrative Agent may determine, in consultation with or at the direction of, the Lenders to be equitable (which may include, without limitation, the purchase and sale of participation interests) so that, to the maximum extent practical, the benefit of all amounts received from the Loan Parties and their assets are shared in accordance with the allocation of recoveries set forth above that would apply if the applicable Swap Obligations were not Excluded Swap Obligations.  Each Loan Party acknowledges and consents to the foregoing.

X.  THE ADMINISTRATIVE AGENT

10.1                        Appointment and Authority.  Each of the Lenders and each Issuing Lender (on behalf of itself and each of its Affiliates) hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders, the Affiliates of the Lenders who are Secured Parties and each Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3                        No Fiduciary Duty.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.4                        Exculpation.

(a)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(b)                                 The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.5                        Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.6                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.7                        Filing Proofs of Claim.  In case of the pendency of any proceedings under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand therefor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the owing and unpaid principal and interest in respect to the Secured Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3) allowed in such proceeding;

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                                  any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 2.10(b), 3.5 and 11.3.

10.8                        Resignation of the Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as the Required Lenders may approve), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then the Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.8.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this

Article X and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by CoBank as Administrative Agent pursuant to this Section shall also automatically constitute its resignation as an Issuing Lender and the Swing Line Lender, with replacement of the Administrative Agent as an Issuing Lender and Swing Line Lender conducted in accordance with Section 10.9 below.

10.9                        Resignation of Swing Line Lender or Issuing Lender.  The Swing Line Lender or an Issuing Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing) to appoint a successor Swing Line Lender or Issuing Lender, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Swing Line Lender or Issuing Lender (as applicable) gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, appoint a successor Swing Line Lender or Issuing Lender (as applicable); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the retiring Swing Line Lender or Issuing Lender (as applicable) on behalf of the Lenders or the Swing Line Lender or Issuing Lender under any of the Loan Documents, the retiring Swing Line Lender or Issuing Lender (as applicable) shall continue to hold such collateral security until such time as a successor Swing Line Lender or Issuing Lender (as applicable) is appointed).  Upon the acceptance of a successor’s appointment as a Swing Line Lender or Issuing Lender (as applicable) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Swing Line Lender or Issuing Lender (as applicable), and the retiring Swing Line Lender or Issuing Lender (as applicable) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Swing Line Lender or Issuing Lender (as applicable) shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Swing Line Lender’s or Issuing Lender’s (as applicable) resignation hereunder and under the other Loan Documents as a Swing Line Lender or Issuing Lender, as applicable, the provisions of Section 11.3 (and Article X if the Administrative Agent is the resigning Issuing Lender and Swing Line Lender) shall continue in effect for the benefit of such retiring Swing Line Lender or Issuing Lender (as applicable), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Swing Line Lender or Issuing Lender (as applicable) was acting as the Swing Line Lender or Issuing Lender (as applicable).

In addition to the foregoing requirements, upon the acceptance of a successor’s appointment as Issuing Lender hereunder, the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.10                 Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.11                 Enforcement.  By its acceptance of the benefits of this Agreement and the other Loan Documents, each Secured Party agrees that (a) the Loan Documents may be enforced only by the Administrative Agent, subject to Section 11.2, (b) no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or the other Loan Documents or to realize upon any Collateral or other security given to secure the payment and performance of the Obligations and (c) no Secured Party has any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or an Issuing Lender and, in such case, only to the extent expressly provided in the Loan Documents.

10.12                 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the agents listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

10.13                 Authorization to Release Collateral and Loan Parties.

(a)                                 The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and Payment In Full of all Secured Obligations (other than contingent indemnification obligations as to which no claim has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit and Other Liabilities as to which other arrangements satisfactory to the Administrative Agent and the applicable Lender or Issuing Lender on behalf of itself or its Affiliates shall have been made), (B) that is Disposed of or to be Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, or (C) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(c); and

(iii)                               to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.13.

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.14                 Compliance with Flood Laws.  CoBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Laws.  CoBank, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, CoBank reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

10.15                 No Reliance on the Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, Anti-Corruption Law, or Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10.16                 Affiliates as Secured Parties.  To the extent any Affiliate of a Lender is a party to a Secured Hedge or a Secured Bank Product and thereby becomes a beneficiary of the Liens pursuant to any Collateral Document for so long as such Lender remains a Lender, such Affiliate of a Lender shall be a Secured Party and shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Collateral Document and to be bound by the terms of this Article X and the other provisions of this Agreement.

XI.  MISCELLANEOUS

11.1                        Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made that will:

(a)                                 extend or increase the Commitment of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or Section 4.3 or of any Default, Event of Default, mandatory prepayment or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayment of Overadvances but excluding other mandatory prepayments of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document) without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced, it being understood that the waiver of any mandatory prepayment of Loans (or any definition relating thereto), other than a mandatory prepayment of Overadvances, shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)                                 change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)                                  change Section 9.2(d) without the written consent of each Lender directly affected thereby;

(f)                                   change any provision of this Section 11.1, the definition of “Required Lenders” or any other provision specifying the number or percentage of Lenders required to take any action under any Loan Document without the written consent of each Lender directly affected thereby;

(g)                                  except in connection with a transaction permitted under Section 7.7 or 7.8, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(h)                                 release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.7 or 7.8, all or substantially all of the value of the Guaranty provided pursuant to Article XII of this Agreement without the written consent of each Lender whose Secured Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 10.13 (in which case such release may be made by the Administrative Agent acting alone);

provided that,

(i)                                     no agreement, waiver or consent that would modify the interests, rights or obligations of the Administrative Agent, the Swing Line Lender or an Issuing Lender may be made without the written consent of such Administrative Agent, the Swing Line Lender or such Issuing Lender, as applicable,

(ii)                                  only the consent of the Administrative Agent shall be required for any amendment to any Fee Letter, unless otherwise expressly stated in such Fee letter,

(iii)                               Section 6.15 may be amended, modified or terminated or any provision thereof waived in accordance with the terms thereof,

(iv)                              Schedule 2.1(e), 2.1(f) and 6.15 shall be prepared and provided to the parties hereto by the Administrative Agent on the Closing Date;

(v)                                 the Schedules to this Agreement and the Annexes to the Security Agreement may be modified as provided in and subject to the terms described in Section 6.1(e)(xi)(B),

(vi)                              any agreement, waiver or consent that by its terms would modify the interests, rights or obligations of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement, waiver or consent in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.1 if such Class of Lenders was the only Class of Lenders hereunder at such time,

(vii)                           this Agreement may be amended as contemplated by Section 2.1(g) in connection with the addition of any Tranche of Incremental Term Loans under the Incremental Term Loan Facility with the consent of the Borrower, the Additional Incremental Term Lenders (if any), the existing Lenders providing such Tranche of Incremental Term Loans (if any) and the Administrative Agent,

(viii)                        other than as expressly provided in this Agreement, no waiver of any condition precedent set forth in Section 4.3 may be made without the consent of the Class of Lenders holding Commitments under the requested Facility that would be required to consent under this Section 11.1 if such Class of Lenders was the only Class of Lenders hereunder at such time; and

provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1(h) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.6.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, if, following the Execution Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.  It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

Notwithstanding anything to the contrary herein, technical and conforming modifications to (or amendments and restatements of) the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (1) to provide for terms and conditions of any Incremental Term Loan, including, without limitation, with respect to borrowing and prepayment conditions and mechanics, (2) so as to modify Section 2.13, Section 9.2(d), any other provision hereof or thereof relating to the pro rata sharing of payments among the Lenders or any other provisions hereof or thereof that might otherwise require the vote of the Required Lenders (or another group of Lenders or all of the Lenders) hereunder in order to include provisions applicable to any such Incremental Term Loan that are substantially consistent with the existing provisions of this Agreement with respect to such matters and to share ratably in the benefits of this Agreement and the other Loan Documents with the Lenders under any such Incremental Term Loan, and (3) to otherwise incorporate the terms applicable to any such Incremental Term Loan (such as the pricing, maturity, fees and other provisions applicable thereto).

Notwithstanding anything herein to the contrary, the Borrower may elect to delete clause (a) of the first proviso in the definition of “Closing Date” upon written notice to the Administrative Agent and only the consent of the Administrative Agent shall be required for such election to be effective.

11.2                        No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent, an Issuing Lender or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies that they would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) an Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party in any Insolvency Proceedings.

11.3                        Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee and the expense of investigation) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages and other similar amounts arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to any Issuing Lender or Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swing Line Lender in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section 11.3 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, any Issuing Lender, Swing Line Lender or Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.4                        Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire or (ii) if to any other Person, to it at its address (or facsimile number) set forth on Schedule 1.1(A).  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and each Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, etc.  Any party hereto may change its address, facsimile number or e-mail address, if applicable, for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.5                        Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.6                        Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and the Termination Date.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article II, Article III, Section 11.3 or any other provision of any Loan Document, the agreement of the Lenders set forth in Section 11.3(c), and the agreements of the Loan Parties set forth in Section 11.10 or any other provision of any Loan Documents shall survive the Termination Date and shall protect the Administrative Agent, the Lenders and any other Indemnitees against events arising after such termination as well as before.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until the Termination Date.

11.7                        Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative

Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of this Section 11.7, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, all participations in Letters of Credit and Swing Line Loans and the Loans at the time owing to it); provided that (in each case and with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in clause (i)(A) of this clause (b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, the Term Loan A-1 Facility, the Term Loan A-2 Facility or any Tranche of the Incremental Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.7 and in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan A-1 Facility, the Term Loan A-2 Facility or any Tranche of the Incremental Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or Tranche of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loans or Incremental Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each Issuing Lender and the Swing Line Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person).

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 11.3(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.7(d) below.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Greenwood Village, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 11.1(a) through (h) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.2 (it being understood that the documentation required under Section 3.2 shall be delivered to the participating Lender)), 3.5 and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.7; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under clause (b) of this Section 11.7; and (B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  CoBank reserves the right to assign or sell participations in all or part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (1) has purchased a participation in a minimum amount of $5,000,000 on or after the Closing Date, and (2) has been designated as being entitled to be accorded the rights of a voting Participant (a “Voting Participant”) in a written notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Borrower and the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the written consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 11.7(b) and such consent is not required for an assignment to an existing Voting Participant), or is specified as a Voting Participant as of the Closing Date, shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.7 shall be a Voting Participant without delivery of a Voting Participant Notice.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three Business Days of any termination, reduction or increase of the amount of, such participation.  The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8                        Confidentiality.  Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9                        Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, any Fee Letter, the other Loan Documents and the Mandate Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10                 Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11                 USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, including the USA Patriot Act.

11.12                 Payments Set Aside.  To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Proceeding, other applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

11.13                 Secured Bank Products and Secured Hedge Agreements.  No Secured Party (other than the Administrative Agent) that obtains the benefit of the Guaranty set forth in Article XII or of any security interest in any of the Collateral shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (including the release, impairment or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  No provider of any Secured Hedge or any Secured Bank Product shall have any voting rights hereunder or under any other Loan Document in its capacity as the provider of such Secured Hedge or Secured Bank Product.  Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other reasonably satisfactory arrangements have been made with respect to, the Secured Obligations arising with respect to Secured Bank Products and Secured Hedges to the extent the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as it may request, from the applicable Secured Party.  Each Secured Party not a party to this Agreement that obtains the benefit of this Agreement or any other Loan Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Agreement, and acknowledges and agrees that the Administrative Agent is and shall be entitled to all the rights, benefits and immunities conferred under this Agreement with respect to each such Secured Party.

11.14                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.15                 FCC and PUC Compliance.  Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of de facto or de jure control of any Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by the FCC or any applicable PUC under the Communications Laws without first obtaining such required approval.

Upon any action to commence the exercise of remedies hereunder or under the other Loan Documents, each Loan Party hereby undertakes and agrees on behalf of itself, the other Loan Parties, and the Subsidiaries of any Loan Party to cooperate and join with the Administrative Agent, and cause the other Loan Parties and the Subsidiaries of any Loan Party, to cooperate and join with the Administrative Agent, in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as the Administrative Agent may request, including the preparation of, consenting to or joining in of filings and appearances of officers and employees of any Loan Party or any Subsidiary of any Loan Party before such Governmental Authority, in each case in support of any such application made by the Administrative Agent; provided, however, nothing herein shall be construed to require any of the Loan Parties nor any of the Subsidiaries of any Loan Party to, directly or indirectly, violate any terms or conditions of any License.  The obligation of the Loan Parties to make all payments required to be made under this Agreement or any other Loan Document shall be absolute and unconditional and independent of any action by the PUC or the FCC with respect to rates and/or disallowance of debt.

11.16                 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Loan Party as may be needed by such Loan Party from time to time to honor all of its obligations under this Agreement and the other Loan Documents to which it is a party with respect to Swap Obligations permitted under this Agreement that would, in the absence of the agreement in this Section 11.16, otherwise constitute Excluded Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Guarantors’ Obligations and undertakings under this Section of such Qualified ECP Guarantor voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations, undertakings and guaranty of the Qualified ECP Guarantors under this Section 11.16 shall remain in full force and effect until the Termination Date.  The Borrower and the Qualified ECP Guarantors intend this Section 11.16 to constitute, and this Section 11.16 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

11.17                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

XII.  GUARANTY

12.1                        Guaranty.  Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities.  For all purposes of this Article XII, notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantors’ Obligations shall be limited to an aggregate amount equal to the Maximum Guarantor Liability.  Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.  The Guarantors’ Obligations are secured by various Collateral.

12.2                        Payment.  If the Borrower or any other Loan Party shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, indemnification obligations, fees (including, but not limited to, attorney’s fees and expenses), expenses or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of this Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (a) fully pay to the Administrative Agent, for the benefit of the Secured Parties, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 9.1(1) (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party in any Insolvency Proceeding), the entire outstanding or accrued amount of all Secured Obligations or (b) perform such Guaranteed Liabilities, as applicable.  For purposes of this Section 12.2, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees, expenses, indemnification obligations and/or any other payment obligation of any kind or nature) which would have been accelerated in accordance with Section 9.2 but for the fact that such acceleration could be unenforceable or not allowable in any Insolvency Proceeding or otherwise under any applicable Law.  Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, then notwithstanding any Collateral or other direct or indirect security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

12.3                        Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantors’ Obligations under this Article XII shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent not otherwise expressly prohibited by applicable Law, any defense to its obligations under this Article XII and all other Loan Documents to which it is a party by reason of:

(a)                                 any lack of legality, validity or enforceability of this Agreement, or any of the Notes, or any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents, the documentation with respect to any Other Liabilities and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)                                 any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)                                  any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantors’ Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)                                 any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantors’ Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)                                  any change in the corporate or limited liability company existence, structure or ownership, including dissolution, of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or Disposition of any assets of the Borrower, any Guarantor or any other Loan Party or any other party to a Related Agreement;

(f)                                   any extension (including extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any Borrowings or any Facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)                                  the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including the Guarantors’ Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h)                                 any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)                                     any failure to assert any breach of or default under any Loan Document or with respect to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantors’ Obligations of any Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower, any other Loan Party or any other Person under or in connection with any Loan Document, any Related Agreement or any of the Guaranteed Liabilities or any Guarantors’ Obligation; any refusal of payment or performance of any of the Guaranteed Liabilities or any Guarantors’ Obligation, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guaranteed Liabilities) to other obligations, if any, not entitled to the benefits of the Guaranty provided for in this Article XII, in preference to Guaranteed Liabilities or Guarantors’ Obligations entitled to the benefits of the Guaranty provided for in this Article XII, or if any collections are applied to the payment of Guaranteed Liabilities, any application to particular Guaranteed Liabilities;

(j)                                    any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the other Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guaranteed Liabilities.  As used in this Article XII, “direct or indirect security” for the Guaranteed Liabilities, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guaranteed Liabilities, made by or on behalf of any Person;

(k)                                 Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower, any other Loan Party or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower, any other Loan Party or any other Person; or any action taken or election made by the Administrative Agent or the other Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, any other Loan Party or any other Person in connection with any such proceeding;

(l)                                     any defense, set-off, or counterclaim which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person with respect to any Loan Document, any of the Guaranteed Liabilities, any Guarantors’ Obligation, or with respect to any Related Agreement; or any discharge by operation of Law or release of the Borrower, any other Loan Party or any other Person from the performance or observance of any Loan Document or any of the Guaranteed Liabilities or Guarantors’ Obligations;

(m)                             any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to the Borrower or any other Loan Party or to any Collateral or other security in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty, the Guaranteed Liabilities and the Guarantors’ Obligations hereunder and under each Guarantor Joinder with respect hereto shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

12.4                        Maximum Liability.

(a)                                 Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent any Guarantors’ Obligations shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable Law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state and including any Debtor Relief Law).  Any analysis of the provisions hereof for purposes of Laws relating to fraudulent conveyances or transfers shall take into account the contribution agreement established in Section 12.5.

(i)                                     Each Guarantor’s maximum obligations hereunder (the “Maximum Guarantor Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(A)                               in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Liabilities are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under (1) Section 548 of the Bankruptcy Code or (2) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(B)                               in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Liabilities or Guarantors’ Obligations of such Guarantor are incurred, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(C)                               in a case or proceeding commenced by or against such Guarantor under any Debtor Relief Law other than the Bankruptcy Code, the maximum amount that would not otherwise cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) to be avoidable or unenforceable against such Guarantor under such Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal Laws under which the possible avoidance or unenforceability of the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

(ii)                                  To the extent set forth above, but only to the extent that the Guarantors’ Obligations of such Guarantor or the transfers made by such Guarantor under the Collateral Documents to which it is a party, would otherwise be subject to avoidance under any Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or the Guarantors’ Obligations of such Guarantor would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of such Guarantors’ Obligations are deemed to have been incurred and transfers made under such Avoidance Provisions, then such Guarantors’ Obligations shall be reduced to that amount which, after giving effect thereto, would not cause the Guarantors’ Obligations of such Guarantor (or any other obligations of such Guarantor to Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This paragraph is intended solely to preserve the rights hereunder of Administrative Agent, Lenders and any other Person holding any of the Guaranteed Liabilities to the maximum extent that would not cause such Guarantors’ Obligations to be subject to avoidance under any Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right, defense, offset, or claim under this paragraph as against Administrative Agent, Lenders or any other Person holding any of the Guaranteed Liabilities or the Guarantors’ Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(b)                                 Each Guarantor agrees that the Guarantors’ Obligations of such Guarantor may at any time and from time to time exceed the Maximum Guarantor Liability, without impairing the guaranty or any provision contained herein or affecting the rights and remedies of Administrative Agent hereunder.

12.5                        Contribution Agreement.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Liability or Guarantors’ Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Guaranteed Liabilities and Guarantors’ Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Liabilities and Guarantors’ Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date of enforcement.  The contribution agreement in this paragraph is intended only to define the relative rights of the Guarantors and nothing set forth in this paragraph is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement (up to the Maximum Guarantor Liability).

12.6                        Currency and Funds of Payment.  All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any Law now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities.

12.7                        Subordination.  For so long as this Agreement remains in effect, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the Payment In Full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the Payment In Full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the Payment In Full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or with respect to any Secured Bank Product or Secured Hedge.  All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

12.8                        Enforcement.  Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Principal Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors.  At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any Collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 12.3.

12.9                        Set-Off and Waiver.  Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors’ Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor.  Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors’ Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors’ Obligations to the Secured Parties then due and in such amounts as provided for in this Agreement or otherwise as they may elect.

12.10                 Waiver of Notice; Subrogation.

(a)                                 Each Guarantor hereby waives to the extent not otherwise expressly prohibited by applicable Law notice of the following events or occurrences:  (i) acceptance of the Guaranty set forth in this Article XII; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to this Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 12.3.  Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantors’ Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)                                 Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors’ Obligations under this Article XII may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent not otherwise expressly prohibited by applicable Law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED BY SUCH GUARANTOR THAT DEMAND UNDER THE GUARANTY SET FORTH IN THIS ARTICLE XII MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING.

(c)                                  Each Guarantor further agrees that such Guarantor shall not exercise any of its rights of subrogation, reimbursement, contribution, indemnity or recourse to security for the Guaranteed Liabilities until at least 95 days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets.  If an amount shall be paid to any Guarantor on account of such rights at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of this Agreement or otherwise as the Secured Parties may elect.  The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Agreement in any manner and occurrence of the Termination Date.

12.11                 No Stay.  Without limitation of any other provision set forth in this Article XII, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantors’ Obligation or any of the Guaranteed Liabilities shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against any Loan Party or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Article XII and their obligations hereunder, the Guarantors’ Obligations and the Guaranteed Liabilities shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

12.12                 Additional Guarantors.  At any time after the initial execution and delivery of this Agreement to the Administrative Agent and the Lenders, additional Persons may become parties to this Agreement and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Administrative Agent and the Lenders a duly executed Guarantor Joinder pursuant to this Agreement.  No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

12.13                 Reliance.  Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:  (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide its Guaranty under this Article XII and any Guarantor Joinder (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of such Loan Documents and Related Agreements as it has requested, is executing this Agreement (or the Guarantor Joinder to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing its Guaranty under this Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

12.14                 Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a)                                 Each Guarantor hereby acknowledges that it has received a copy of this Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct in all material respects.  Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of this Agreement and the other Loan Documents applicable to such Guarantor.

(b)                                 Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing the Guaranty set forth in this Article XII.

12.15                 Joinder.  Each Person that shall at any time execute and deliver to the Administrative Agent a Guarantor Joinder shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty shall be deemed to include such Person as a Guarantor hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC., as Borrower

By:	/s/ Dan T. Bessey
Dan T. Bessey
Senior Vice President, Chief Financial Officer and Treasurer

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

COBANK, ACB, as Administrative Agent, a Joint Lead Arranger, Bookrunner, an Issuing Lender, the Swing Line Lender and as a Lender

By:	/s/ Jacqueline Bove
Jacqueline Bove
Vice President

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

FIFTH THIRD BANK, as a Joint Lead Arranger and Co-Syndication Agent and as a Lender

By:	/s/ Eric Oberfield
Name: Eric Oberfield
Title: Managing Director

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

MUFG UNION BANK, N.A., as a Joint Lead Arranger and Co-Syndication Agent and as a Lender

By:	/s/ Matthew Hillman
Name: Matthew Hillman
Title: Vice President

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Derek Chang
Name: Derek Chang
Title: Vice President

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

EAST WEST BANK, as a Lender

By:	/s/ David Hill
Name: David Hill
Title: First Vice President

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

WEBSTER BANK N.A., as a Lender

By:	/s/ Robert Schaefer
Name: Robert Schaefer
Title: Director

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Alexander Oliver
Name: Alexander Oliver
Title: Authorized Signatory

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

AMERICAN SAVINGS BANK, FSB, as a Lender

By:	/s/ Edward Chin
Name: Edward Chin
Title: First Vice President

[Signatures continue on following page.]

[Signature Page to Credit Agreement]

[Signatures continued from previous page.]

COLUMBIA STATE BANK, as a Lender

By:	/s/ Thomas G. Gunder
Name: Thomas G. Gunder
Title: SVP

[Signature Page to Credit Agreement]

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders

	Revolver		Term Loan A-1		Term Loan A-2		Totals
Lender	Revolving Loan Commitment	Pro Rata Share of Revolving Loan Commitment	Term Loan A-1	Pro Rata Share of Term Loan A-1	Term Loan A-2	Pro Rata Share of Term Loan A-2	Total Commitment and Loan	Pro Rata Share of Total Commitment and Loan
CoBank, ACB	$7,500,000	25.000000000%	—	—	$230,000,000	100%	$237,500,000	67.857142857%
Fifth Third Bank	$4,500,000	15.000000000%	$18,000,000	20.000000000%	—	—	$22,500,000	6.428571429%
MUFG Union Bank, N.A.	$4,500,000	15.000000000%	$18,000,000	20.000000000%	—	—	$22,500,000	6.428571429%
First Hawaiian Bank	$4,000,000	13.333333333%	$16,000,000	17.777777778%	—	—	$20,000,000	5.714285714%
Webster Bank, N.A.	$3,000,000	10.000000000%	$12,000,000	13.333333333%	—	—	$15,000,000	4.285714286%
East West Bank	$2,000,000	6.666666667%	$8,000,000	8.888888889%	—	—	$10,000,000	2.857142857%
Royal Bank of Canada	$1,500,000	5.000000000%	$6,000,000	6.666666667%	—	—	$7,500,000	2.142857143%
American Savings Bank, FSB	$1,500,000	5.000000000%	$6,000,000	6.666666667%	—	—	$7,500,000	2.142857143%
Columbia State Bank	$1,500,000	5.000000000%	$6,000,000	6.666666667%	—	—	$7,500,000	2.142857143%
All Lenders	$30,000,000	100%	$90,000,000	100%	$230,000,000	100%	$350,000,000	100%

Part 2 - Commitments of Swing Line Lender and Issuing Lenders

LENDER	SWING LINE COMMITMENT
COBANK, ACB, AS SWING LINE LENDER	$5,000,000

LETTER OF CREDIT COMMITMENT
COBANK, ACB, AS AN ISSUING LENDER	$5,000,000

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 3 - Addresses for Notices to Administrative Agent, an Issuing Lender, Swing Line Lender, Borrower and Guarantors:

ADMINISTRATIVE AGENT, AN ISSUING LENDER, and THE SWING LINE LENDER

Name:	CoBank, ACB
Address:	6340 S. Fiddlers Green Circle Greenwood Village, CO 80111
Attention:	Communications Banking Group
Telephone:	(303) 740-4000
Telecopy:	(303) 224-2718 and (303) 740-4021
E-mail:	cobankloanaccounting@cobank.com; jbove@cobank.com

BORROWER:

Name:	Hawaiian Telcom Communications, Inc.
Address:	1177 Bishop Street Honolulu, Hawaii 96813
Attention:	Dan Bessey, Chief Financial Officer
Telephone:	(808) 546-8583
Telecopy:	(808) 546-8957
E-mail:	Dan.Bessey@Hawaiintel.com

GUARANTORS:

In the care of the Borrower in accordance with the notice information for the Borrower set forth above.

SCHEDULE 1.1(B)

EXISTING LIENS

None.

SCHEDULE 4.2(b)

PERSONS TO BE JOINED AS GUARANTORS

ON THE CLOSING DATE

•                  Hawaiian Telcom Holdco, Inc. (“Parent”)

Subsidiary Guarantors:

•                  Hawaiian Telcom, Inc. (“HTI”)

•                  Hawaiian Telcom Services Company, Inc. (“HTSC”)

•                  SystemMetrics Corporation (“SystemMetrics”)

SCHEDULE 5.1

QUALIFICATIONS TO DO BUSINESS AND

JURISDICTION OF FORMATION

Loan Party	Qualification To Do Business	Jurisdiction of Formation
Parent	Delaware	Delaware
Hawaiian Telcom Communications, Inc. (“Borrower”)	Delaware Hawaii	Delaware
HTI	Hawaii	Hawaii
HTSC	Delaware Hawaii	Delaware
SystemMetrics	Hawaii	Hawaii

SCHEDULE 5.6

SUBSIDIARIES

Loan Party (other than Parent)	Holder/ Owner	Type of Interest	Certificate No. (1)	No. of Shares/ Units	% Owned
Borrower:
Borrower	Parent	Common Stock	1	1,000	100%
Subsidiaries
HTI	Borrower	Common Stock	HT5-HT10	10,000,000	100%
HTSC	Borrower	Common Stock	1	1	100%
SystemMetrics	HTSC	Common Stock	[3,4,5,8]	[622,222]	100%
Wavecom Corporation (“Wavecom”)	HTI	Common Stock	[1-4]	[612,903]	100%

(1)  Each issuing Loan Party shall (i) provide or (ii) reissue and provide to Administrative Agent on or about the Closing Date, with a revised schedule to reflect any changes, as applicable.

SCHEDULE 5.8

GOVERNMENTAL AUTHORIZATIONS

•                  Pay-off and termination of the Credit Agreement, dated as of February 29, 2012, among Borrower, as borrower, Parent, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended by Amendment No. 1 dated June 6, 2013 to the Credit Agreement, dated as of February 29, 2012, and Amendment No. 2 to Credit Agreement dated as of May 3, 2016 (as amended to date, the “CS Credit Agreement”) will be required simultaneously with the Initial Credit Extension.

•                  Pay-off and termination of the Amended and Restated Revolving Line of Credit Agreement, dated as of October 3, 2011, by and among Borrower, First Hawaiian Bank, as agent, and each of the lenders from time to time party thereto, as amended by that Amendment to Amended and Restated Revolving Line of Credit Agreement dated February 29, 2012, Consent and Amendment to Amended and Restated Revolving Line of Credit Agreement dated April 22, 2013, the Consent dated as of June 6, 2013 and Third Amendment to Amended and Restated Revolving Line of Credit Agreement dated April 9, 2015 (as amended to date, the “FHB Credit Agreement”) will be required simultaneously with the Initial Credit Extension.

•                  Compliance with PUC regulations pursuant to the terms of Section 4.3(c) of the Credit Agreement and the FCC and PUC consent provisions of Section 11.15 of the Credit Agreement.

•                  To comply with PUC Order No. 32193, HTI and HTSC must complete the following:

•                  Prior to applicants finalizing any of applicants’ Financing Arrangements, applicants will provide notice with the Commission and the Consumer Advocate of the proposed transaction at least ten (10) days before the loan closing.

•                  Within thirty (30) days following the closing of any financing transaction relating to applicants’ Financing Arrangements and, to the extent applicable, applicants’ Financing Arrangements Encumbrances, applicants will file executed copies of the relevant loan documents with the Commission and the Consumer Advocate.

•                  Compliance with Section Q.4, of Decision and Order No. 352 issued by the Cable Television Division of the State of Hawaii Department of Commerce and Consumer Affairs on June 24, 2011, by notifying the Director of the State of Hawaii Department of Commerce and Consumer Affairs no later than (15) calendar days after the closing of the Credit Agreement that HT’s cable system assets were encumbered and pledged as collateral for the Credit Agreement.

SCHEDULE 5.19

LICENSES

FCC

International 214

HTSC

•                  ITC-214-20040630-00512

•                  ITC-214-20040630-00513

Wavecom

•                  ITC-214-20010503-00269, control of which was transferred to HTI under IBFS File No. ITC-T/C-20120716-00183.

International Cable

HTI

Domestic 214 authorization (although there is no “license”)

HTI

HTSC

Wavecom

CABLE TV REGISTRATION
PSID	Community Unit	County Name	Community Name	Legal Name
21605	HI0112	HONOLULU	HONOLULU	HAWAIIAN TELCOM SERVICES COMPANY, INC.

Submarine Cable Licenses

•                  Hawaii Island Fiber Network (formerly known as the GST Interisland Cable), FCC File Nos.: SCL-95-003 (re-numbered SCL-LIC-19950627-00024), SCL-MOD-20001025-00036, SCL-MOD-20131114-00012.

•                  The common carrier fiber optic submarine cable system extending between the Hawaiian Islands of Kauai, Oahu, Molokai, Lanai, Maui, and Hawaii consists of approximately 400 miles of undersea fiber.   The license grant authorized eight (unspecified) landing sites.  The system is owned 50% by HTI and 50% by TX Telecom of Hawaii L.P.  The Kawaihae and Makaha cable landing stations are owned by HTSC.

•                  Hawaiian Inter-Island Cable System (HICS), FCC File No. SCL-93-003 (renumbered SCL-LIC-19921015-00008)

•                  HTI owns and operates a submarine cable that connects four of the Hawaiian Islands, Oahu, Kauai, Maui, and Hawaii.

•                  Southeast Asia-US submarine cable system (SEA-US), SCL-LIC-20150626-00016

•                  The SEA-US consortium holds an FCC license to land and operate a non-common carrier fiber-optic submarine cable network connecting the continental United States, Indonesia, the Philippines, Guam, and Hawaii. The SEA-US is a consortium system owned by GTI Corporation, Globe Telecom, Inc., HTSC, RAM Telecom International, Inc., TeleGuam Holdings, LLC, d/b/a GTA TeleGuam, PT Telekomunikasi Indonesia International, and Telekomunikasi Indonesia International (USA) Inc.

•                  The SEA-US cable system will consist of two subsystems, with each subsystem containing three segments with two optical fiber pairs per segment, for a total of twelve optical fiber pairs. The SEA-US West subsystem (segments 1-3) will connect Indonesia, the Philippines and Guam, and the SEA-US East subsystem (segments 4-6) will connect Guam, Hawaii, and California. Together, the SEA-US, along with associated cable landing stations, will consist of the following: (1) Segment 1 will connect a newly constructed cable landing station at Kauditan, Indonesia with Branch Unit 1, located off the coast of the Philippines, (2) Segment 2 will connect Branch Unit 1 with a newly constructed cable landing station at Davao, the Philippines, and (3) Segment 3 will connect Branch Unit 1 with a newly constructed cable landing station at Pita, Guam, (4) Segment 4 will connect the newly constructed cable landing station at Pita, Guam with Branch Unit 2, located off the coast of Oahu, Hawaii, (5) Segment 5 will connect Branch Unit 2 with HTSC’s existing inter-island cable landing station at Makaha, Hawaii, which will be augmented for the SEA-US Hawaii landing, and (6) Segment 6 will connect Branch Unit 2 with an existing cable landing station at Hermosa Beach, California. The Philippines and Indonesia are both World Trade Organization (WTO).

•                  HTSC will own and control the Makaha, Hawaii cable landing station and will hold a 13.27% ownership interest in segments 4, 5, and 6 of SEA-US East.

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
WQQD480	IG - Industrial/Business Pool, Conventional	HTI	Honolulu, HI	11/7/2022
WQSB489	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honolulu, HI	8/27/2023
WQSB490	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kawela Bay, HI	8/27/2023
KCG66	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hana, HI	9/25/2018
KFJ76	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hawi, HI	2/1/2021
KK6231	CT - Local Television Transmission	HTI	Operating Statewide - HI	2/1/2021
KUP41	CF - Common Carrier Fixed Point to Point Microwave	HTI	Wailuku, HI	2/1/2021
KUQ80	CF - Common Carrier Fixed Point to Point Microwave	HTI	Nanakuli, HI	2/1/2021
KUQ97	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hawaii Kai, HI	2/1/2021
KUQ98	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hoolehua, HI	2/1/2021

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
KUR61	CF - Common Carrier Fixed Point to Point Microwave	HTI	Volcano, HI	2/1/2021
KUR62	CF - Common Carrier Fixed Point to Point Microwave	HTI	Naalehu, HI	2/1/2021
KUR96	CF - Common Carrier Fixed Point to Point Microwave	HTI	Wahiawa, HI	2/1/2021
KUR98	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hilo, HI	2/1/2021
KUS20	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hamuula, HI	2/1/2021
KUS21	CF - Common Carrier Fixed Point to Point Microwave	HTI	Huehue, HI	9/25/2018
KUS23	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kamuela, HI	2/1/2021
KUV78	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hamamaulu, HI	2/1/2021
KUV79	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kihue, HI	2/1/2021
KUV80	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honolulu, HI	2/1/2021
KUV81	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kailua, HI	2/1/2021
KUV83	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honolulu, HI	2/1/2021

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
KUV84	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kualapuu, HI	2/1/2021
KUV85	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honokaa, HI	2/1/2021
KUV88	CF - Common Carrier Fixed Point to Point Microwave	HTI	Waiakoa,HI	2/1/2021
KUV95	CF - Common Carrier Fixed Point to Point Microwave	HTI	Waialua, HI	2/1/2021
KVH83	CF - Common Carrier Fixed Point to Point Microwave	HTI	Operating Statewide - HI	2/1/2021
KXR49	CF - Common Carrier Fixed Point to Point Microwave	HTI	Lanai City, HI	2/1/2021
KXR51	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kalaheo, HI	2/1/2021
KZS32	CF - Common Carrier Fixed Point to Point Microwave	HTI	Waianae, HI	2/1/2021
KZS94	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kaunakakai, HI	2/1/2021
WAY90	CF - Common Carrier Fixed Point to Point Microwave	HTI	Halai, HI	2/1/2021
WAY91	CF - Common Carrier Fixed Point to Point Microwave	HTI	Pahoa, HI	2/1/2021
WBB245	CF - Common Carrier Fixed Point to Point Microwave	HTI	Volcano, HI	2/1/2021

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
WCF950	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honolulu, HI	2/1/2021
WCU202	CF - Common Carrier Fixed Point to Point Microwave	HTI	Mauna Loa, HI	2/1/2021
WCU406	CF - Common Carrier Fixed Point to Point Microwave	HTI	Waikoloa Village, HI	2/1/2021
WCU407	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kamuela, HI	2/1/2021
WCU551	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kailua Kona, HI	2/1/2021
WDD39	CF - Common Carrier Fixed Point to Point Microwave	HTI	Honolulu, HI	2/1/2021
WDD40	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kailua Kona, HI	2/1/2021
WDU332	CF - Common Carrier Fixed Point to Point Microwave	HTI	Puu Kapele Trig, HI	2/1/2021
WFY699	CF - Common Carrier Fixed Point to Point Microwave	HTI	Puako, HI	2/1/2021
WGW546	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hilo, HI	2/1/2021
WGX408	CF - Common Carrier Fixed Point to Point Microwave	HTI	Huehue, HI	2/1/2021
WLL655	CF - Common Carrier Fixed Point to Point Microwave	HTI	Lanai City, HI	2/1/2021

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
WLM266	CF - Common Carrier Fixed Point to Point Microwave	HTI	Waipahu, HI	2/1/2021
WLM502	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hilo, HI	2/1/2021
WMI730	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hilo, HI	2/1/2021
WMI731	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kalaoa, HI	2/1/2021
WMI732	CF - Common Carrier Fixed Point to Point Microwave	HTI	Mamalahoa Hwy, HI	2/1/2021
WMI799	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kahului, HI	2/1/2021
WMI800	CF - Common Carrier Fixed Point to Point Microwave	HTI	Lihue, HI	2/1/2021
WPNK702	CF - Common Carrier Fixed Point to Point Microwave	HTI	Hilo, HI	2/1/2021
WQJV448	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kualapuu, HI	1/12/2019
WQJV449	CF - Common Carrier Fixed Point to Point Microwave	HTI	Kalaupapa, HI	1/12/2019
WQSW873	IG - Industrial/Business Pool, Conventional	HTI	Maui County, HI	12/2/2023
WQIB343	CF - Common Carrier Fixed Point to Point Microwave	Wavecom	Waimea, HI	12/18/2017

FCC WIRELESS LICENSES (non-material)

Call Sign	Radio Service	Licensee	Location	Expiration Date
WQIB344	CF - Common Carrier Fixed Point to Point Microwave	Wavecom	Puako, HI	12/18/2017
WQQW578	MG - Microwave Industrial/Business Pool	Wavecom	Molokai, HI	3/15/2023
WQQW580	MG - Microwave Industrial/Business Pool	Wavecom	Kaunakakai, HI	3/15/2023

PUC

HTI—

•                  Charter from King in 1883.  Incumbent local exchange carrier with authority to provide local and intraLata telecommunications services throughout the State of Hawaii.

HTSC

•                  Certificate of Authority for intrastate telecommunications services in the State of Hawaii on a resold basis (Docket No. 04-0140, Decision No. 21696) and facilities —based. (Docket No. 07-0423, Decision No. 24114).

•

•                  Certificate of Registration to provide intrastate wireless telecommunications services on a resold basis within the State of Hawaii. (Docket No. 05-0097, Decision No. 21892)

Wavecom

•                  Certificate of Authority to operate as a provider of local exchange and long distance services within the State of Hawaii. (Docket No. 01-0157, Decision No. 18868)

Department of Commerce and Consumer Affairs

CATV Franchise for Oahu

SCHEDULE 7.1

EXISTING INDEBTEDNESS

None

SCHEDULE 7.4

EXISTING CONTINGENT OBLIGATIONS

•                  Obligations under the CS Credit Agreement and the FHB Credit Agreement, which are to be terminated simultaneously with the Initial Credit Extension.

•                  In August 2014, HTSC joined a consortium of national and international companies to build and operate the Southeast Asia to United States (SEA-US) trans Pacific submarine cable system connecting Indonesia, the Philippines, Guam, Hawaii and the mainland United States.  Pursuant to the SEA-US Agreements, HTSC has undertaken the following Contingent Obligations:

•                  (i) HTSC will pay $25 million over the multi-year construction period, with the majority to be paid at periodic milestones in 2016 and 2017, for a fractional ownership in the system, of which $3.5 million has been paid to date.  As part of this project, HTSC has agreed to construct a cable landing station in Makaha, Hawaii, and to provide cable landing services to SEA US and another trans-Pacific system.

•                  (ii) certain annual costs to fund the operation and maintenance of the cable system.

•                  (iii) certain indemnity obligations with respect to the other owners of the cable system and third parties.

•                  (iv) certain costs to upgrade or otherwise modify the cable system or other obligations undertaken pursuant to the approval of the required percentage of the owners of the cable system.

SCHEDULE 7.5

EXISTING INVESTMENTS

None.

SCHEDULE 7.15

EXISTING NEGATIVE PLEDGE RESTRICTIONS

•                  Restrictions under the CS Credit Agreement and the FHB Credit Agreement, which are to be terminated simultaneously with the Initial Credit Extension.

•                  The SEA-US Agreements contain certain restrictions on HTSC’s ability to assign, pledge or sell any interests beyond its allocated capacity in the cable system.

SCHEDULE 11.7

VOTING PARTICIPANTS

•                  1st Farm Credit Services, FLCA

•                  Badgerland Financial, FLCA

•                  United FCS, FLCA dba FCS Commercial Finance Group

•                  Farm Credit East, ACA

•                  Farm Credit West, FLCA

•                  Farm Credit Mid-America, FLCA

•                  MidAtlantic Farm Credit, FLCA

•                  Farm Credit Bank of Texas

•                  Farm Credit Services of America, FLCA

•                  GreenStone Farm Credit Services, FLCA

•                  Northwest Farm Credit Services, FLCA

•                  Farm Credit of New Mexico, FLCA a wholly owned subsidiary of Farm Credit of New Mexico, ACA

•                  AgFirst Farm Credit Bank

•                  American AgCredit, FLCA

•                  Golden State Farm Credit, FLCA

•                  AgChoice Farm Credit, ACA, on behalf of itself and its wholly-owned Subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](3) Assignee identified in item 2 below ([the][each, an “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5)   Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), by and among Hawaiian Telcom Communications, Inc. (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent, receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.  [Attached hereto is a completed Administrative Questionnaire.](6)

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(2)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(3)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(4)  Select as appropriate.

(5)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

(6)  If any Assignee is not an existing Lender, an Administrative Questionnaire must be completed for each such Assignee and attached hereto.

1.                                      Assignor[s]:

                                                [Assignor [is] [is not] a Defaulting Lender]

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.                                      Borrower:                              Hawaiian Telcom Communications, Inc.

4.                                      Administrative Agent: CoBank, ACB, as the Administrative Agent under the Credit Agreement

5.                                      Credit Agreement:                                             The $350,000,000 Credit Agreement dated as of February 24, 2017, among Hawaiian Telcom Communications, Inc., the Guarantors party thereto from time to time, the Lenders parties thereto from time to time and CoBank, ACB, as the Administrative Agent

6.                                      Assigned Interest[s]:

Assignor[s](7)	Assignee[s](8)	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders(9)	Amount of Commitment/Loans Assigned(8)	Percentage Assigned of Commitment/ Loans(10)
			$	$		%
			$	$		%
			$	$		%

[7.           Trade Date:                                                         ]

(7)  List each Assignor, as appropriate.

(8)  List each Assignee, as appropriate.

(9)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Signatures Commence on Following Page]

Effective Date:                      , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](11) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By:
Title:

(11)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Assignment and Assumption]

[Consented to:](12)

[NAME OF RELEVANT PARTY]

By:
Title:

(12)  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.7(b)(i)-(vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

THIS COMPLIANCE CERTIFICATE is given by                      , the [TITLE OF COMPLIANCE OFFICER] of HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”) pursuant to Section 6.1(c) of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I hereby certify as follows, in my capacity as a Compliance Officer of the Borrower and not in my personal capacity:

1.                                      I am the [TITLE OF COMPLIANCE OFFICER] of the Borrower, and as such possess the knowledge and authority to certify to the matters set forth in this Compliance Certificate, and hereby certify that the matters set forth below are true and accurate to the best of my present knowledge, information and belief after due inquiry;

2.                                      [Attached hereto as Annex A are the][Reference is made to the Form 10-[Q][K] filed on [              ], 20[  ] which incorporated the] [audited/unaudited] [annual/quarterly] consolidated financial statements of the Parent, for the fiscal [year/quarter] ended                   , 20  , as required by Section 6.1[(a)/(b)] of the Credit Agreement.]  Such financial statements were prepared in accordance with GAAP consistently applied (except as expressly provided in the Credit Agreement), fairly present in all material respects the condition of the Parent and its Subsidiaries during the periods covered thereby and as of the dates thereof, and are in a format that demonstrates any accounting or formatting changes that may be required by various jurisdictions in which the business of the Parent or any of its Subsidiaries are conducted (to the extent not inconsistent with GAAP);

3.                                      As of the date of such financial statements, the Loan Parties are in compliance with the covenants set forth in Article VIII of the Credit Agreement, except as set forth under paragraph 4 below.  Attached hereto as Annex B are calculations that demonstrate the compliance by the Loan Parties with such covenants;

4.                                      I have reviewed the activities of the Loan Parties, and consulted with appropriate representatives of the Loan Parties during the fiscal [year/quarter] ended                  , 20   and reviewed the Credit Agreement and the other Loan Documents.  As of the date of this Compliance Certificate, there is no condition, event or act which constitutes a Default or an Event of Default under the Credit Agreement, except as disclosed on Annex C hereto; and

5.                                      [Pursuant to Section 6.1(e)(xi)(A) of the Credit Agreement and the terms of the Security Agreement, attached hereto as Annex D is a list of the following: (i) any Material Owned Real Property and any leasehold interest in Material Leased Property, (ii) any Equity Interest, (iii) any Copyright, Patent, Trademark or Domain Name (each as defined in the Security Agreement), (iv) any Commercial Tort Claim (as defined in the Security Agreement) that is known to any Loan Party (such that an officer of any Loan Party has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) and are known to any Loan Party to involve an amount in controversy in excess of the Threshold Amount in the aggregate, (v) any Material Contracts, and (vi) any Material Account, in each case, owned, acquired, leased or opened by any Loan Party, in each case, of which notice has not previously been given to the Administrative Agent[, as well as revised or updated Schedules to the Credit Agreement or Annexes to the Security Agreement to the extent required by Section 6.1(e)(xi)(B) of the Credit Agreement].](13)

Request for Applicable Margin Change

(check box if being requested)

[   ]                               As a result of the Leverage Ratio being [     ] (as set forth on Annex B hereto), the Borrower hereby requests that the Applicable Margins, the Applicable Unused Commitment Fee Rate and the Applicable Letter of Credit Fee be recomputed based upon the reduced level indicated below:

		Revolving Loans and Term Loan A-1		Term Loan A-2
Level	Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans and Letter of Credit Fee	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans	Applicable Unused Commitment Fee Rate
Level I	equal to or greater than 2.25x	2.75%	3.75%	3.00%	4.00%	0.375%
Level II	less than 2.25x	2.50%	3.50%	2.75%	3.75%	0.375%

(13)  Paragraph 5 should only be included if needed.

[Signatures appear on following page]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of          , 20  .

[TITLE OF COMPLIANCE OFFICER]
of HAWAIIAN TELCOM
COMMUNICATIONS, INC.

ANNEX A

Annual (audited) or Quarterly (unaudited)

Financial Statements

ANNEX B

Financial Covenant Compliance Worksheet

COVENANT 8.1

Maximum Annual Capital Expenditures

(A)	Actual Capital Expenditures	$

[(B)	Unused Capital Expenditures for Fiscal Year 2017]	$

(C)	$105,500,000

Requirement:

Maximum Annual Capital Expenditures for Fiscal Year ending 2017:  (A) < (C)

Maximum Annual Capital Expenditures for Fiscal Year ending 2018:  (A) < (C) +(B)

Compliance:                                                                        Yes                                                                            No

COVENANT 8.2

Leverage Ratio

**Note:                                                    This calculation is required at each fiscal quarter end.  This covenant shall be calculated on a Consolidated basis for Parent and its Subsidiaries.**

As of the fiscal quarter ended               ,         .

(A)

Indebtedness (other than the net termination obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as such date and, to the extent related to or supporting such net termination obligations, as described in clause (i) of the definition of Indebtedness) =

$

(B)	Consolidated EBITDA for the most recently completed four fiscal quarters:

(i) the sum, without duplication, of

(1) Consolidated Net Income for such period

(2) consolidated interest expense and costs incurred in connection with any Hedge Agreement,

(3) consolidated income tax expense, including state franchise and similar taxes,

(4)  depreciation and amortization expense,

(5) any extraordinary or non-cash charges (provided, however, that any cash payment or expenditure made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment or expenditure is made), including, without limitation, any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and non-cash pension and post-employment benefit expenses,

(6) non-recurring or unusual charges, expenses or losses, if applicable, related to (A) severance, including associated retirement benefits, (B) facility and office closure costs, (C)

contract cancellation costs, (D) network reconfiguration costs or (E) costs with respect to acts of god or force majeure (in each case, to the extent that any such charges, expenses or losses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period),

(7) other nonrecurring or unusual charges, expenses or losses in an amount not to exceed $5,000,000 in the aggregate for any four consecutive fiscal quarters,

(8) compensation expense arising from deemed dividends, the payment of dividends or the equivalent issued under any incentive stock plans related to restricted and/or unvested stock,

(9) customary non-recurring fees and expenses of the Borrower and its Subsidiaries payable in connection with any permitted Material Acquisition or attempted permitted Material Acquisition or any permitted Material Dispositions,

(10) fees, costs and expenses payable or reimbursable to any Lender or the Administrative Agent pursuant to any Loan Document, and

(11) charges related to settlement of any Joint Pole Disputes, in an amount not to exceed the Maximum Joint Pole Dispute Amount;

(ii) minus, to the extent included in calculating Consolidated Net Income:

(1) the sum of any non-cash gains or other non-cash items of income (provided that any cash received in a subsequent period in respect of any such non-cash gain shall be included in Consolidated EBITDA for the period in which received).

Consolidated EBITDA = (B)(i)(1) +(B)(i)(2) +(B)(i)(3) + (B)(i)(4) + (B)(i)(5) + (B)(i)(6) + (B)(i)(7) + (B)(i)(8) + (B)(i)(9) + (B)(i)(10) + B(i)(11) — (B)(ii)(1):
1st Quarter	$

2nd Quarter	$

3rd Quarter	$

4th Quarter	$

Total:	$

Total Leverage Ratio = (A) ÷ (B) =	:1.0

Requirement:

PERIOD	RATIO
Closing Date through June 30, 2018	3.25: 1.00
July 1, 2018 through June 30, 2019	3.00: 1.00
July 1, 2019 through December 31, 2020	2.75: 1.00
January 1, 2021 and thereafter	2.50: 1.00

Compliance:                        Yes                         No

COVENANT 8.3

Debt Service Coverage Ratio

**Note:                                                    This calculation is required at each fiscal quarter end.  This covenant shall be calculated on a Consolidated basis for Parent and its Subsidiaries **

As of the fiscal quarter ended              ,       .

(A) (i) Consolidated EBITDA for the most recently completed four
fiscal quarters (see Covenant 8.2)	$

(ii) cash income taxes for the most recently completed four
fiscal quarters	$

(A)(i)-(A)(ii)	$

(B) (i) all scheduled principal payments on Indebtedness	$

(ii) cash interest expense, in each case for the most recently
completed four fiscal quarters:(14)	$

(B)(i)+(B)(ii)	$

Debt Service Coverage Ratio = (A) ÷ (B) =	:1.0

Requirement: Equal to or greater than 2.75:1.00

Compliance:                        Yes                         No

(14)                          (A) For the first fiscal quarter ending immediately after the Closing Date, scheduled principal payments and cash interest expense (collectively, “Debt Service”) shall be calculated for the most recently completed fiscal quarter multiplied by four, (B) for the second full fiscal quarter ending after the Closing Date, Debt Service shall be calculated for the most recently completed two fiscal quarters multiplied by two, and (C) for the third full fiscal quarter ending after the Closing Date, Debt Service shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33.

ANNEX C

Disclosure of Defaults

ANNEX D

Disclosure under Section 6.1(e)(xi) of the Credit Agreement

EXHIBIT C

FORM OF GUARANTOR JOINDER

GUARANTOR JOINDER

THIS GUARANTOR JOINDER is made as of                , 20   , by                                                  , a                           [corporation/partnership/limited liability company] and                                                  , a                           [corporation/partnership/limited liability company] (collectively, the “New Guarantors” and individually, a “New Guarantor”), HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”), the Guarantors party to the Credit Agreement (as hereinafter defined) from time to time, and CoBank, ACB, in its capacity as administrative agent under the Credit Agreement (in such capacity, the “Administrative Agent”).

Background

Reference is made to (i) the Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent, (ii) the Security Agreement as defined in the Credit Agreement and (iii) the other Loan Documents as defined in the Credit Agreement.

Agreement

Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement and, if not defined therein, as defined in the Security Agreement.  The rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Guarantor Joinder.

Each New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by such New Guarantor as a result of being or becoming affiliated with the Borrower and the other Guarantors, each New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations, jointly and severally, of a “Guarantor” and a “Loan Party” under the Credit Agreement, including, Article XII thereof, a “Grantor” under the Security Agreement, and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and, as such, each New Guarantor hereby agrees that from the date hereof and until Payment in Full and the performance of all other obligations of each of the Loan Parties under the Loan Documents, such New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, the Security Agreement and each of the other Loan Documents jointly and severally with the other Guarantors party thereto.  Without limiting the generality of the foregoing, each New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Article V of the Credit Agreement applicable to such New Guarantor as a Guarantor and a Loan Party as modified by Schedule A hereto is true and correct in all material respects and (ii) such New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Security Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

Each New Guarantor covenants and agrees that, from the date hereof and until Payment in Full and the performance of all other obligations of each of the Loan Parties under the Loan Documents, such New Guarantor will perform and observe all of the terms, covenants and agreements set forth in the Loan Documents that are required to be, or that the Borrower has agreed to cause to be, performed or observed by such Guarantor, including the covenants set forth in Articles VI and VII, the Events of Default set forth in Article IX and the rights of set off contained in Section 9.2(c) of the Credit Agreement.

Each New Guarantor hereby makes, affirms and ratifies in favor of the Lenders and the Administrative Agent the Guaranty set forth in Article XII of the Credit Agreement and the grant of the security interest in its Collateral set forth in the Security Agreement.

Each New Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement, and the schedules and exhibits thereto and the Security Agreement and the annexes and exhibits thereto.  Pursuant to Section 6.1(e)(xi)(B) and Section 11.1 of the Credit Agreement, each of the parties hereto acknowledges and agrees that the information on the Schedules to the Credit Agreement and the Annexes to the Security Agreement are hereby amended to provide the information shown on the attached Schedule A.

Except to the extent excluded pursuant to Section 2.3 of the Security Agreement, each of the parties hereto acknowledges and confirms that the Equity Interests (as defined in the Security Agreement) described in Annex A to the attached Schedule A are part of the Equity Interests within the meaning of the Security Agreement and are part of the Collateral and secure all of the Secured Obligations as provided in the Security Agreement.

Each of the Borrower and the existing Guarantors and Grantors confirms that all of its respective obligations under the Credit Agreement, the Security Agreement and the other Loan Documents are, and upon the New Guarantors each becoming a Guarantor and a Grantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the New Guarantors each becoming a Guarantor and a Grantor, the terms “Obligations” and “Secured Obligations” as used in the Credit Agreement, the Security Agreement and the other Loan Documents, shall include all obligations of each New Guarantor under the Credit Agreement, the Security Agreement and under each other Loan Document.

In furtherance of the foregoing, each New Guarantor shall, upon the written request of the Administrative Agent, do or make, or cause each of its Subsidiaries to do or make, such other acts, deliveries and things as the Administrative Agent may deem reasonably necessary or advisable from time to time in order to consummate the transactions contemplated by this Guarantor Joinder or the other Loan Documents, preserve, perfect and protect the Liens granted or purported to be granted under this Guarantor Joinder or the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

THIS GUARANTOR JOINDER AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTOR JOINDER OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

THE BORROWER, THE NEW GUARANTORS AND THE OTHER LOAN PARTIES PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTOR JOINDER OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTOR JOINDER OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTOR JOINDER OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE NEW GUARANTORS AND THE OTHER LOAN PARTIES PARTY HERETO OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

The Borrower, the New Guarantors and the other Loan Parties party hereto each hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guarantor Joinder or any other Loan Document in any court referred to in the immediately preceding paragraph.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and agrees not to assert any such defense.

Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 11.4 of the Credit Agreement.  Nothing in this Guarantor Joinder or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTOR JOINDER OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTOR JOINDER AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

This Guarantor Joinder may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.  Each New Guarantor acknowledges and agrees that a facsimile or an electronic (“.pdf” or “.tif”) transmission to the Administrative Agent of signature pages hereof purporting to be signed on behalf of such New Guarantor shall constitute effective and binding execution and delivery hereof by such New Guarantor.  This Guarantor Joinder will be effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Other than as expressly stated herein, this Guarantor Joinder is subject to, shall be governed by, and shall be construed and enforced in accordance with all the provisions of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each New Guarantor has duly executed this Guarantor Joinder and delivered the same to the Administrative Agent for the benefit of the Secured Parties, as of the date and year first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC., as the Borrower

By:
Name:
Title:

[OTHER THEN EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR]

By:
Name:
Title:

[NEW GUARANTOR]

By:
Name:
Title:

Acknowledged and accepted:

COBANK, ACB,
as the Administrative Agent

By:
Name:
Title:

[Guarantor Joinder]

Schedule A

EXHIBIT D

FORM OF LOAN REQUEST

LOAN REQUEST

                 , 20

To:          CoBank, ACB, as the Administrative Agent

From:     HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”)

Re:                             Credit Agreement (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), dated as of February 24, 2017, among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and CoBank, ACB, in its capacity as administrative agent thereunder (the “Administrative Agent”).

Pursuant to Section [2.1(c)][2.2(b)][2.3(c)] of the Credit Agreement, the Borrower hereby gives notice of its desire to receive a [Term Loan A-1][Term Loan A-2][Revolving Loan][Swing Line Loan] in accordance with the terms set forth below (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement):

(a)                                 The [[Term Loan A-1][Term Loan A-2][Revolving Loan](15)][Swing Line Loan(16)] requested pursuant to this Loan Request shall be made on [        , 20  ].

(b)                                 The aggregate principal amount of the [Term Loan A-1][Term Loan A-2][Revolving Loan(17)][Swing Line Loan(18)] requested hereunder is                    Dollars ($           ).

(c)                                  The [Term Loan A-1][Term Loan A-2][Revolving Loan][Swing Line Loan] requested hereunder shall initially bear interest at the [select one]:

☐  Base Rate Option and be treated as a Base Rate Loan; or

☐  LIBOR Rate Option and be treated as a LIBOR Rate Loan.

If the LIBOR Rate Option is selected, the Initial Interest Period shall be a    month period [select one, two, three, six months, or, to the extent made available by all the Lenders, twelve months][; provided, that, the Initial Interest Period following the Closing Date shall be for a period commencing [          ](19) and ending on [              ](20).

(15) Loan Request must be delivered, not later than 11:00 a.m. Denver, Colorado time, (i) three Business Days prior to the proposed Borrowing Date with respect to LIBOR Rate Loans; and (ii) one Business Day prior to the proposed Borrowing Date with respect to Base Rate Loans.

(16) Loan Request must be delivered before [      ] Denver, Colorado time on the proposed Borrowing Date  (or such later time as the applicable cash management agreement, if any, may permit or otherwise as the Swing Line Lender in its sole discretion may agree).

(17) Not less than (i) $1,000,000 and integral multiples of $500,000 for each Borrowing under the LIBOR Rate Option, and (ii) $500,000 and integral multiples of $500,000 for each Borrowing under the Base Rate Option.

(18) Minimum borrowing amounts do not apply, except as provided for in any applicable cash management agreement.

[Please wire transfer the proceeds of the Borrowing as we have specified to you in writing.] [Please wire transfer the proceeds of the Borrowing to the accounts of the following Persons at the financial institutions indicated below:

Amount to be Transferred	Name of Person to be Paid	Account No.	Name, Address, etc. of Transferee Lender

$

Attention:

Balance of such proceeds	The Borrower

Attention:

(19)  Insert requested date which should be no earlier than the Closing Date.

(20)  Insert the last day of the calendar month in which the Closing Date occurs.

HAWAIIAN TELCOM COMMUNICATIONS,INC.

By:
Name:(21)
Title:

(21)  Must be an “Authorized Officer” under the Credit Agreement.

[Loan Request]

EXHIBIT E

FORM OF PERFECTION AND DILIGENCE CERTIFICATE

PERFECTION AND DILIGENCE CERTIFICATE

[          , 2017](22)

The undersigned, the Secretary of (a) HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), (b) HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation (the “Parent”), (c) HAWAIIAN TELCOM, INC., a Hawaii corporation (“HTI”), (d) HAWAIIAN TELCOM SERVICES COMPANY, INC., a Delaware corporation (“HTSC”), (e) SYSTEMMETRICS CORPORATION, a Hawaii corporation (“SystemMetrics” and clauses (b) through (e), inclusive, collectively, the “Guarantors”), and (f) WAVECOM SOLUTIONS CORPORATION, a Hawaii corporation (“WC”), as a negative pledgor (WC, together with the Borrower, and the Guarantors, collectively, the “Loan Parties”), hereby certifies as follows on behalf of the Loan Parties to COBANK, ACB, in its capacity as administrative agent (the “Administrative Agent”), in connection with (i) the Credit Agreement, dated as of the Execution Date (the “Credit Agreement”), among the Borrower, the Guarantors party thereto as of the date hereof, the Administrative Agent and the other Lenders identified therein, (ii) the Pledge and Security Agreement, dated as of the Closing Date (the “Pledge and Security Agreement”), made by the Borrower and the Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties (all other capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement and the Pledge and Security Agreement), and (iii) the Negative Pledge Agreement, dated as of the Closing Date, made by WC in favor of the Administrative Agent for the benefit of the Secured Parties, as follows:

1.                          CORPORATE IDENTITY, OWNERSHIP AND GOVERNANCE

a.              Identity.  The full and exact legal name of each of the Loan Parties (as it appears in each respective organizational document, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), as well as its respective type of organization, state of incorporation/formation, tax identification number, and organization number is as follows:

Loan Party	Type of Organization	State of Incorporation/ Formation	Tax ID #	Organization ID #*

(22)  NTD:  To be dated as of the Closing Date.

b.              Other Names.  (i) The other names (including, without limitation, former legal names, trade names or similar appellations) used by any Loan Party or (ii) any other business or organization to which any Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or within the last ten years is as follows:

Loan Party	Other Name	Type of Other Name (e.g. former legal name, trade name etc.)

c.               Corporate Ownership.  The following is a list of all owners of Loan Parties (other than Parent), including for each (i) the type of ownership interest, (ii) certificate number (if any), (iii) number of shares, units or equivalent (if any) and (iv) the percentage ownership of such owner:

Loan Party (other than Parent)	Holder/ Owner	Type of Interest	Certificate No. (23)	No. of Shares/ Units	% Owned

(23) Each issuing Loan Party shall (i) provide or (ii) reissue and provide to Administrative Agent on or about the Closing Date, with a revised schedule to reflect any changes, as applicable.

d.              Officers.  The following are the names and titles of all current authorized officers of the Loan Parties who will sign any Loan Documents or who are to be included on the incumbency certificate:

Loan Party	Names and Titles of Officers

e.               Directors.  The following are the number of directors, managers or equivalent currently authorized and the names of all current directors, managers or equivalent of each of the Loan Parties:

Loan Party	# of Directors/Managers	Names of Directors/Managers

f.                Good Standing.  The following is a list of all jurisdictions in which each Loan Party is qualified to conduct its business:

Loan Party	Jurisdiction

g.               Current Locations.  The chief executive office, principal place of business and mailing address (please give physical address as well as mailing address if mailing address is a P.O. Box) of each Loan Party is as follows:

Loan Party	Chief Executive Office	Principal Place of Business	Mailing Address

h.              Affiliate Transactions.  Set forth below are all transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) of any Loan Party with (i) any Affiliate that is not the Borrower or a Guarantor, (ii) any director or officer of any Loan Party or (iii) any director or officer of any Affiliate.

Loan Party	Description of Transaction (including value)

i.                  Pledge or Transfer Restrictions.  Set forth below are all shareholder, partner, member or manager agreements or any other material documents or agreements which restrict the ability of any of the owners of any Loan Party (other than Parent) to pledge or transfer its respective ownership interest.

Name of Document/Agreement	Description of Restrictions

2.                          INDEBTEDNESS AND INVESTMENTS

a.              Indebtedness and Contingent Obligations.  The following is a list of all existing Indebtedness and contingent obligations (other than Indebtedness and contingent obligations under the Credit Agreement), each with a description of the type of debt, maturity dates, names of lenders, and collateral, if any, of each Loan Party.

Name of Debtor:	Name of Creditor/Lender	Type of Debt and Collateral	Maturity of Debt	Amount of Debt

Surety Bonds:

Project/Lease Info	Entity	Beneficiary	Surety	Bond Amount	Purpose	Bond No.	Inception	Expiration

See Material Contracts listed in Schedule 3(d) and explanation in Schedule 7.4 of the Credit Agreement.

b.              Other Investments.  Other than as described in item 1(b) above, the following is a list of all Investments owned by or owed to any Loan Party or any Subsidiary of any Loan Party:

Name of Investor or Creditor	Name of Investee or Debtor	Description of Investment	Amount or Estimated Value of Investment
Borrower:
Subsidiary Guarantors:
Other Loan Parties:

3.                          THIRD PARTY CONTRACTUAL OBLIGATIONS

a.              Negative Pledges.  Except as set forth on Schedule 3(a), there are no material agreements to which any Loan Party is a party which restrict any Loan Party’s right to incur debt or grant liens.

b.              Insurance Policies.  Set forth below are all life insurance policies owned by any Loan Party:

Beneficiary	Insurer	Type of Policy	Cash Surrender Value	Death Benefit	Name and Age of Life Insured
Borrower:
Subsidiary Guarantor:
Other Loan Parties:

c.               Employee Agreements.  Set forth below are all labor agreements, collective bargaining agreements, petitions for certification or union election (including any pending or sought), and material deferred compensation, stock option or similar agreements between any Loan Party and its respective employees:

Agreement (including parties thereto)	Description of Agreement

d.              Material Contracts.  Other than as described in items 3(a) and except as set forth on Schedule 3(d), there are no Material Contracts of any Loan Party.

e.               Third-Party Consents.  Other than as provided in response to item 5(a) below, and except as set forth on Schedule 3(e), there are no third-party notices or approvals required in connection with the Loans from the Lenders to the Borrower or any other Secured Obligations, the guarantee of the Secured Obligations by the Guarantors, the pledge of the Collateral of the Borrower and the Guarantors to the Administrative Agent, for the benefit of the Secured Parties, the negative pledge of WC to the Administrative Agent, for the benefit of the Secured Parties, or any other transaction contemplated in the Loan Documents.

4.                          LITIGATION AND INVESTIGATIONS

a.              Litigation.  Set forth below are all material actions, suits or proceedings pending or to the  knowledge of the Loan Parties threatened against any of the Loan Parties or any of their property:

Defendant	Case Name	Case Number	Court	Summary of Complaint
Borrower:
Subsidiary Guarantor:
Other Loan Parties:

b.              Investigations.  Except as set forth below, there are no material ongoing (or within the last 3 years) audits or notices of violation or, to the knowledge of the Loan Parties, investigations by federal, state or local regulatory agencies with respect to any Loan Party or its respective property:

Loan Party	Investigating Agency	Prior History of Alleged Violation	Current Status of Investigation	Curative Steps Taken
Borrower:	None
Subsidiary Guarantor:	None
Other Loan Parties:	None

5.                          REGULATORY APPROVALS AND LICENSES

a.              Regulatory Approvals.  Except as set forth on Schedule 5(a), there are no local, state or federal regulatory notices, consents, authorizations, or approvals required in connection with (i) the Loans from the Lenders to the Borrower or any other Secured Obligations,

(ii)the guarantee of the Secured Obligations by the Guarantors, (iii) the pledge of the Collateral of the Borrower and the Guarantors to the Administrative Agent for the benefit of the Secured Parties, (iv) the negative pledge of WC to the Administrative Agent for the benefit of the Secured Parties, (iv) any other transaction contemplated in the Loan Documents, or (v) any Loan Party’s ownership of assets and conduct of its business.

b.              Licenses.  Set forth on Schedule 5(b) is a list of all Licenses of any Loan Party, including the name of the licensee, type of service, date or expiration and the applicable service territory.

c.               Applicable PUC.  Set forth below are all states in which any Loan Party is (i) operating or acquiring a cable franchise or (ii) is otherwise providing or acquiring an entity that is providing telecommunications services regulated by any state public services commission:

Loan Party	State

d.              Regulatory Proceedings.  Set forth below are all pending rate or other local, state or federal regulatory proceeding involving any Loan Party:

Loan Party	Regulatory Authority	Description of Proceeding

6.                          INFORMATION REGARDING CERTAIN COLLATERAL

a.              Commercial Tort Claims.  Set forth below are Material all claims arising in tort with respect to which any of the Loan Parties is claimant and which arose in the course of such Loan Party’s business:

Claimant	Case File Number	Value	Additional Identification of Claim
Borrower:
Subsidiary Guarantor:
Other Loan Parties:

b.              Intellectual Property.  Except as set forth on Schedule 6(b), there are no Patents, Copyrights, Trademarks, and Domain Names registered or for which applications are pending or licenses have been entered into (other than non-exclusive licenses for commercially available software) in the name of any of the Loan Parties.

c.               Accounts, Lockboxes, Sweeps, etc.  Set forth on Schedule 6(c) is a complete list of all (i) Deposit Accounts, Securities Accounts and commodity accounts maintained by each of the Loan Parties, (ii) existing lockboxes established by each of the Loan Parties, (together with a contact at each such lockbox), (iii) sweep arrangements (together with a description of the same), (iv) cash management agreements and all other agreements establishing the lockboxes, blocked accounts, Deposit Accounts, Securities Accounts and commodity accounts, and (v) deposit account control letter or payment instruction applicable to any such scheduled lockbox or account (together with a description of the same).

d.              Chattel Paper and Letters of Credit.  Set forth below is a complete list of all chattel paper (i.e. a record that evidences a lease of specific goods, a monetary obligation and a security interest, etc., see UCC 9-102(11)) or letters of credit of which any Loan Party is a beneficiary:

Chattel Paper	Grantor	Loan Party

Letters of Credit	Payor	Loan Party

e.               Books and Records.  Set forth below are all other locations in which any of the Loan Parties maintains any books or records relating to any of the Collateral:

Loan Party	Location Address	Items Maintained at Address

f.                Property held by Third-Parties.  Set forth below are all Persons, other than any of the Loan Parties or CoBank, who have or are intended to have possession of any Collateral (such as lessees, consignees, bailees, warehousemen or purchasers of chattel paper) of any Loan Party:

Loan Party	Holder	Description of Collateral

7.                          LIEN SEARCH REPORTS

a.              Lien Search Reports.  Each Loan Party has reviewed the search reports delivered to it by Administrative Agent’s counsel on February 8, 2017 and February 22, 2017 (together, the

“Search Reports”), together with copies of each financing statement or other filing relating to such Loan Party and its respective predecessors, as applicable, identified in such Search Reports. Such Search Reports include searches from all of the Uniform Commercial Code filing offices where filings could be filed in order to create a perfected security interest in or lien on any of the personal or real property of such Loan Party. No Loan Party has knowledge of any other financing statements or other filings under the Uniform Commercial Code having been made in the name of any Loan Party other than those described in the Search Reports. Such Search Reports also include relevant search reports with respect to federal and state tax liens, pending suits and judgments and bankruptcy filings relating to such Loan Party or its property, and no Loan Party is aware of the existence of any such liens, pending suits, judgments or bankruptcy filings.

b.              Fixtures for Transmitting Utilities.  Set forth below is a complete list by entity of all jurisdictions in which any Loan Party owns assets that are or would reasonably be expected to become fixtures and in which such Loan Party is a transmitting utility under the UCC in effect in such jurisdiction.

Loan Party:	Jurisdiction

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Perfection Certificate as of the date hereof.

HAWAIIAN TELCOM COMMUNICATIONS, INC., Borrower

By:
Name:
Title:

HAWAIIAN TELCOM HOLDINGS, INC.,
HAWAIIAN TELCOM, INC.,
HAWAIIAN TELCOM SERVICES COMPANY, INC.,
SYSTEMMETRICS CORPORATION,
each a Guarantor

By:
Name:
Title:

WAVECOM SOLUTIONS CORPORATION,
Negative Pledgor

By:
Name:
Title:

[Perfection and Diligence Certificate]

EXHIBIT F-1 — F-4

FORMS OF NOTES

EXHIBIT F-1

FORM OF REVOLVING NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (herein called the “Borrower”), hereby unconditionally promises to pay [               ] (the “Lender”), or its registered assigns, at the office of the Administrative Agent (as defined below) at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, the lesser of (i) the principal sum of [          ] AND [NO]/100 DOLLARS (US$[          ]), or (ii) the aggregate unpaid principal balance of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.2 of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and CoBank, ACB, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”), together with all outstanding interest thereon on the Maturity Date.

This Revolving Note may be prepaid in whole or in part at any time subject to the terms of the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the Credit Agreement, the Borrower shall pay interest on the outstanding principal balance of this Revolving Note at the rates of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without set-off, counterclaim or other deduction of any nature to the Administrative Agent unless otherwise directed in writing by the Administrative Agent, and in lawful money of the United States of America in immediately available funds.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except for any notice which cannot be waived by the Borrower under applicable Law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Note, the Credit Agreement and the other Loan Documents.

This Revolving Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Note and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Revolving Note or the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Revolving Note.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Note by its duly authorized officer as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Revolving Note]

EXHIBIT F-2

FORM OF SWING LINE NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (herein called the “Borrower”), unconditionally promises to pay [               ] (the “Lender”), or its registered assigns, at the office of the Administrative Agent (as defined below) at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, the lesser of (i) the principal sum of [          ] AND [NO]/100 DOLLARS (US$[          ]), or (ii) the aggregate unpaid principal balance of all the Swing Line Loans made by the Lender to the Borrower pursuant to Section 2.3 of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and CoBank, ACB, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”), together with all outstanding interest thereon on the Maturity Date.

This Swing Line Note may be prepaid in whole or in part at any time subject to the terms of the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum as provided in the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the Credit Agreement, the Borrower shall pay interest on the outstanding principal balance of this Swing Line Note at the rates of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without set-off, counterclaim or other deduction of any nature to the Administrative Agent unless otherwise directed in writing by the Administrative Agent, and in lawful money of the United States of America in immediately available funds.

This Swing Line Note is the Swing Line Note referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except for any notice which cannot be waived by the Borrower under applicable Law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Line Note, the Credit Agreement and the other Loan Documents.

This Swing Line Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Swing Line Note and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Swing Line Note or the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Swing Line Note.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Swing Line Note by its duly authorized officer as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Swing Line Note]

EXHIBIT F-3

FORM OF TERM LOAN A-1 NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (herein called the “Borrower”), hereby unconditionally promises to pay [            ] (the “Lender”), or its registered assigns, at the office of the Administrative Agent (as defined below) at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, the lesser of (i) the principal sum of [          ] AND [NO]/100 DOLLARS (US$[          ]), or (ii) the unpaid principal balance of the Term Loan A-1 made by the Lender to the Borrower pursuant to Section 2.1 of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and CoBank, ACB, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”), together with all outstanding interest thereon on the Maturity Date.

This Term Loan A-1 Note is payable in installments on the dates and in the amounts set forth in the Credit Agreement.  This Term Loan A-1 Note may be prepaid in whole or in part at any time subject to the terms of the Credit Agreement.

The Borrower shall pay interest on the outstanding unpaid principal balance hereof from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the Credit Agreement, the Borrower shall pay interest on the outstanding principal balance of this Term Loan A-1 Note at the rates of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without set-off, counterclaim or other deduction of any nature to the Administrative Agent unless otherwise directed in writing by the Administrative Agent, and in lawful money of the United States of America in immediately available funds.

This Term Loan A-1 Note is one of the Term Loan A-1 Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except for any which cannot be waived by the Borrower under applicable Law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Loan A-1 Note, the Credit Agreement and the other Loan Documents.

This Term Loan A-1 Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Term Loan A-1 Note and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Term Loan A-1 Note or the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Term Loan A-1 Note.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Term Loan A-1 Note by its duly authorized officer as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Term Loan A-1 Note]

EXHIBIT F-4

FORM OF TERM LOAN A-2 NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (herein called the “Borrower”), hereby unconditionally promises to pay [            ] (the “Lender”), or its registered assigns, at the office of the Administrative Agent (as defined below) at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, the lesser of (i) the principal sum of [          ] AND [NO]/100 DOLLARS (US$[          ]), or (ii) the aggregate unpaid principal balance of all Term Loan A-2 made by the Lender to the Borrower pursuant to Section 2.1 of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and CoBank, ACB, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”), together with all outstanding interest thereon on the Maturity Date.

This Term Loan A-2 Note is payable in installments on the dates and in the amounts set forth in the Credit Agreement.  This Term Loan A-2 Note may be prepaid in whole or in part at any time subject to the terms of the Credit Agreement.

The Borrower shall pay interest on the outstanding unpaid principal balance hereof from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the Credit Agreement, the Borrower shall pay interest on the outstanding principal balance of this Term Loan A-2 Note at the rates of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without set-off, counterclaim or other deduction of any nature to the Administrative Agent unless otherwise directed in writing by the Administrative Agent, and in lawful money of the United States of America in immediately available funds.

This Term Loan A-2 Note is one of the Term Loan A-2 Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except for any notice which cannot be waived by the Borrower under applicable Law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Loan A-2 Note, the Credit Agreement and the other Loan Documents.

This Term Loan A-2 Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Term Loan A-2 Note and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Term Loan A-2 Note or the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Term Loan A-2 Note.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Term Loan A-2 Note by its duly authorized officer as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Term Loan A-2 Note]

EXHIBIT F-5

FORM OF INCREMENTAL TERM LOAN NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (herein called the “Borrower”), hereby unconditionally promises to pay [            ] (the “Lender”), or its registered assigns, at the office of the Administrative Agent (as defined below) at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, the lesser of (i) the principal sum of [          ] AND [NO]/100 DOLLARS (US$[          ]), or (ii) the [aggregate] unpaid principal balance of [all][the] Incremental Term Loan[s] under Tranche No. [   ] of the Incremental Term Loan Facility made by the Lender to the Borrower pursuant to Section 2.1 of that certain Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and CoBank, ACB, as administrative agent (hereinafter referred to in such capacity as the “Administrative Agent”), together with all outstanding interest thereon on the Maturity Date.

This Incremental Term Loan Note is payable in installments on the dates and in the amounts set forth in the Credit Agreement.

The Borrower shall pay interest on the outstanding unpaid principal balance hereof from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, subject to the terms of the Credit Agreement, the Borrower shall pay interest on the outstanding principal balance of this Incremental Term Loan Note at the rates of interest applicable following the occurrence of an Event of Default as determined in accordance with the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without set-off, counterclaim or other deduction of any nature to the Administrative Agent unless otherwise directed in writing by the Administrative Agent, and in lawful money of the United States of America in immediately available funds.

This Incremental Term Loan Note is one of the Incremental Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except for any notice which cannot be waived by the Borrower under applicable Law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Incremental Term Loan Note, the Credit Agreement and the other Loan Documents.

This Incremental Term Loan Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Incremental Term Loan Note and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Incremental Term Loan Note or the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Incremental Term Loan Note.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Incremental Term Loan Note by its duly authorized officer as of the date first written above.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Incremental Term Loan Note]

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered to CoBank, ACB (“CoBank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement described below), pursuant to Section 4.2 of the Credit Agreement, dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among Hawaiian Telcom Communications, Inc. (the “Borrower”), the Guarantors party thereto from time to time, the Administrative Agent and the financial institutions party thereto as lenders (collectively, “Lenders”) from time to time.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.  Rules of construction set forth set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Certificate.

Each of the undersigned hereby certifies to the Administrative Agent and each Lender, in good faith and to the best of his or her knowledge and belief, as follows:

1.             [NAME] is the duly qualified and acting [TITLE] of [RELEVANT LOAN PARTY] and [he/she] is employed in a position involving responsibility for the management of the financial affairs and the preparation of financial statements of such Loan Parties and their respective Subsidiaries. [[NAME] is the duly qualified and acting [TITLE] of [RELEVANT LOAN PARTY] and [he/she] is employed in a position involving responsibility for the management of the financial affairs and the preparation of financial statements of such Loan Parties and their respective Subsidiaries.](24) Each of the undersigned has, together with other officers of the Loan Parties and their respective Subsidiaries, acted on behalf of the Loan Parties and their respective Subsidiaries in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents.

2.             Each of the undersigned has carefully reviewed the contents of this Certificate and has conferred with legal counsel of the Loan Parties and their respective Subsidiaries for the purpose of discussing the meaning of its contents.

3.             In connection with the issuance of this Certificate, each of the undersigned has reviewed and relied upon (i) the audited financial statements of the Parent and its Subsidiaries for the fiscal year ended [December 31, 20  ] and (ii) unaudited quarterly financial statements of the Parent and its Subsidiaries for the fiscal quarter ended [            ], and each of the undersigned has no reason to believe that such financial statements are not a fair and reasonable presentation as of the dates thereof of the financial condition of the Loan Parties and their respective Subsidiaries. In addition, each of the undersigned has reviewed such other information that he has deemed necessary and appropriate.

(24)  NTD: Repeat as needed.

4.             Based upon the foregoing, each of the undersigned has concluded, in good faith and to the best of [his or her] knowledge and belief, that as of the date hereof and after giving effect to all the transactions contemplated by the Credit Agreement and the other Loan Documents, as follows:

i.              Each Loan Party, after taking into account the rights of such Loan Party under Section 12.5 of the Credit Agreement, (i) owns and will own assets the present fair saleable value of which are (A) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party and (B) greater than the amount that will be required to pay the probable liabilities of such Loan Party’s then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (ii) has capital that is not unreasonably small in relation to its respective business as presently conducted or after giving effect to any contemplated transactions; and (iii) does not intend to incur and does not believe that it will incur debts and liabilities beyond its respective ability to pay such debts and liabilities as they become due; and

ii.             No Loan Party has incurred and no Loan Party will incur any obligation under the Credit Agreement or any other Loan Document and no Loan Party has made or will make any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party.

Each of the undersigned understands that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Administrative Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents, and each of the undersigned hereby consents to such reliance.

[Signature Appears on Following Page]

Each of the undersigned represents the foregoing information to be, in good faith and to the best of his or her knowledge and belief, true and correct and has executed this Certificate this          day of             , 20  .

[NAME], [TITLE]
[INSERT LEGAL NAMES OF RELEVANT LOAN PARTIES]

[NAME], [TITLE]
[INSERT LEGAL NAMES OF RELEVANT LOAN PARTIES]

[Solvency Certificate]

EXHIBIT H-1 —H-4

TAX COMPLIANCE CERTIFICATES

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent.

Pursuant to the provisions of Section 3.2(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT H-2

FORM U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 18, 2015 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent.

Pursuant to the provisions of Section 3.2(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent.

Pursuant to the provisions of Section 3.2(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), among HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent.

Pursuant to the provisions of Section 3.2(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT I

FORM OF CONVERSION OR CONTINUATION NOTICE

CONVERSION OR CONTINUATION NOTICE

                     , 20

To:          CoBank, ACB, as the Administrative Agent (“CoBank”)

From:     HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”)

Re:                             Credit Agreement (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), dated as of February 24, 2017, among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, in its capacity as administrative agent thereunder (the “Administrative Agent”).

Pursuant to Section 2.5 of the Credit Agreement, the Borrower hereby gives notice of its desire to (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement) [select one]:

☐  Convert a Base Rate Loan to a LIBOR Rate Loan;

☐  Convert a LIBOR Rate Loan to a Base Rate Loan;

Last day of the current Interest Period is         .

☐  Continue a LIBOR Rate Loan

Last day of the current Interest Period is         .

for the following Borrowings [select one]:

☐  Term Loan A-1;             ☐  Term Loan A-2;             ☐  Revolving Loan;

in accordance with the terms set forth below:

(a)                                 The [conversion of a Base Rate Loan to a LIBOR Rate Loan] [conversion of a LIBOR Rate Loan to a Base Rate Loan] [continuation of a LIBOR Rate Loan] requested pursuant to this Conversion or Continuation Notice shall be made on               , 20    (25).

(25)  Conversion or Continuation Notice to be received, prior to 11:00 a.m. Denver, Colorado time, (i) at least three Business Days prior to the proposed effective date of a conversion or continuation with respect to a conversion to or continuation of a LIBOR Rate Loan and (ii) at least one Business Day prior to the proposed effective date of a conversion with respect to a conversion to a Base Rate Loan.

(b)                                 The aggregate principal amount [to be converted from a Base Rate Loan] [to be converted from a LIBOR Rate Loan] [of the LIBOR Rate Loan to be continued] hereunder shall be                    Dollars ($           )(26).

[(c)                              The Interest Period shall be     month[s] [for conversions to or continuations of a LIBOR Rate Loan, select one, two, three, six months, or, to the extent made available by all the Lenders, twelve months]

[The Borrower hereby (a) certifies and warrants that no Default or Event of Default has occurred and is continuing and (b) agrees that if prior to the time of the continuation and/or conversion requested hereby any matter certified by it herein will not be true and correct at such time as if then made, the Borrower will immediately so notify the Administrative Agent.  Except to the extent, if any, that prior to the time of the continuation and/or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation as if then made].(27)

(26)  For a Term Loan, not less than $1,000,000 and in integral multiples of $1,000,000 for each Borrowing under the LIBOR Rate Option, and (ii) $500,000 and integral multiples of $500,000 for each Borrowing under the Base Rate Option.

(27)  Insert if converting or continuing a LIBOR Rate Option.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT J

FORM OF NOTICE OF INCREMENTAL TERM LOAN BORROWING

NOTICE OF INCREMENTAL TERM LOAN BORROWING

                 , 20

CoBank, ACB, as Administrative Agent

6340 S. Fiddlers Green Circle

Greenwood Village, CO  80111

Attn:  Communications Banking Group

Ladies and Gentlemen:

The undersigned, HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), refers to that certain Credit Agreement dated as of February 24, 2017 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and CoBank, ACB, as the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives binding notice, pursuant to Section 2.1(g) of the Credit Agreement, that the Borrower hereby requests a Tranche of Incremental Term Loans under the Credit Agreement, and in connection therewith sets forth below the terms relating to such Tranche of Incremental Term Loans (the “Proposed Borrowing”), as required by Section 2.1(g) of the Credit Agreement:

1.             The Tranche of Incremental Term Loans to be borrowed is in an aggregate principal amount of $[           ](28).

2.             The advance date of the proposed Incremental Term Loans comprising such Tranche is [         , 20  ](29).

3.             All Incremental Term Loans comprising such Tranche shall accrue interest at a per annum rate equal to the Adjusted LIBOR Rate plus an Applicable Margin [identical to the Applicable Margin for LIBOR Rate Loans under the existing [Term Loan A-2][as set forth below], and the Alternate Base Rate plus an Applicable Margin [identical to the Applicable Margin for Base Rate Loans under the existing [Term Loan A-2][as set forth below], with such interest payable as set forth in the Credit Agreement.  [The Applicable Margin for all Incremental Term Loans comprising such Tranche shall be:

(28)  The sum of (A) all aggregate outstanding principal amounts of all Tranches of Incremental Term Loans and (B) all unused Incremental Term Loan Commitments of all Tranches of Incremental Term Loans shall not exceed at any time the Maximum Aggregate Increase Amount.  Any Tranche of Incremental Term Loans shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

(29)  Such date shall be at least 30 days from the date of delivery of the Notice of Incremental Term Loan Borrowing (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion).

[insert table, if applicable]

4.             The Borrower’s ability to select different Interest Rate Options and different Interest Periods or to convert or renew one or more Interest Rate Options will be subject to the minimum amounts [set forth in Section 2.1(c) of the Credit Agreement][the following minimum amounts: (z) integral multiples of $1,000,000 and not less than $1,000,000 for each Borrowing under the LIBOR Rate Option, and (y) integral multiples of $500,000 and not less than $500,000 for each Borrowing under the Base Rate Option].

5.             The maturity date of the Incremental Term Loans comprising such Tranche is the Maturity Date][[                , 20    ] (the “Tranche No. [  ] Incremental Term Loan Maturity Date”)](30).

6.             The Borrower shall repay the principal amount of the Incremental Term Loans comprising such Tranche (with such payments being applied to all Incremental Term Loans comprising such Tranche on a pro rata basis) on the principal payment dates below as follows:

Principal Payment Date	Amount of Installment
[ , 20 ]	$	[ ]
[ , 20 ]	$	[ ]
[Tranche No. [ ] Incremental Term Loan] Maturity Date	$	[ ]

7.             The Borrower shall pay to the Administrative Agent, on behalf of the Lenders funding the Incremental Term Loans comprising such Tranche on a pro rata basis, [upfront/closing] fees in an amount equal to [   ]% of the amount of the Incremental Term Loans comprising such Tranche on the advance date referred to in Paragraph 2 above.

8.             Borrower hereby requests that the proceeds of the Incremental Term Loans made pursuant to this notice be wired to the following account:  [insert wire information].

9.             The Tranche of Incremental Term Loans advanced in connection with the Proposed Borrowing shall be identified as Tranche No. [   ].

Borrower hereby certifies to the Administrative Agent and the Lenders as follows:

(a)           the representations and warranties of each Loan Party set forth in Article V of the Credit Agreement are true and correct in all material respects and will be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or a Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on the date of the Proposed Borrowing, before and after giving

(30)  Such date shall not be earlier than the Maturity Date with respect to the Term Loan A-2.

effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that specifically refer to a date other than the date of the Proposed Borrowing;

(b)           as demonstrated on Annex 1 attached hereto, after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, the Borrower is in compliance with the covenants set forth in Article VIII of the Credit Agreement on a Pro forma Basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered; and

(c)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:
Name:
Title:

[Incremental Term Loan Borrowing Notice]

ANNEX 1

Calculations of Financial Covenants

See Attached

EXHIBIT K

FORM OF INCREMENTAL TERM LOAN FUNDING AGREEMENT

INCREMENTAL TERM LOAN FUNDING AGREEMENT

This INCREMENTAL TERM LOAN FUNDING AGREEMENT is dated as of [                  ], 20[     ] (this “Agreement”) is by and among each lender signatory hereto as a Lender of the Tranche No. [  ] Incremental Term Loan described below (each an “Incremental Term Lender” and collectively, the “Incremental Term Lenders”), CoBank, ACB, as the Administrative Agent [and as an Incremental Term Lender], Hawaiian Telcom Communications, Inc. (the “Borrower”), and the Guarantors.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement described below, and the rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Agreement.

W I T N E S S E T H

WHEREAS, pursuant to that certain Credit Agreement, dated as of February 24, 2017 (as the same has been and may further be amended, modified, supplemented, increased or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent, the Lenders have agreed to provide the Borrower with the Facilities provided for therein;

WHEREAS, pursuant to Section 2.1(g) of the Credit Agreement, the Borrower has requested that the Incremental Term Lenders provide a Tranche of Incremental Term Loans under the Credit Agreement (such Tranche of Incremental Term Loans to be provided in accordance with this Agreement is hereinafter referred to as the “Tranche No. [  ] Incremental Term Loan”); and

WHEREAS, the Incremental Term Lenders have agreed to provide the Tranche No. [  ] Incremental Term Loan on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Tranche No. [  ] Incremental Term Loan.  The Incremental Term Lenders hereby severally agree to make the Tranche No. [  ] Incremental Term Loan in the amount of the Incremental Term Loan Commitment in a [single] advance to the Borrower on the date on or prior to [                  , 20     ](31) (the “Proposed Borrowing”) on which all conditions precedent set forth in Section 9 of this Agreement are satisfied.  The Incremental Term Loan Commitment for the Incremental Term Lenders shall be as set forth on Schedule I attached hereto.

(31)  Such date shall be at least 30 days from the date of delivery of the Notice of Incremental Term Loan (or such shorter period of time as to which the Administrative Agent may agree in its sole discretion).

2.             Applicable Margins.  The Tranche No. [  ] Incremental Term Loan shall accrue interest at a per annum rate equal to the Adjusted LIBOR Rate plus an Applicable Margin [identical to the Applicable Margin for LIBOR Rate Loans under the existing [Term Loan A-2][as set forth below], and the Alternate Base Rate plus an Applicable Margin [identical to the Applicable Margin for Base Rate Loans under the existing [Term Loan A-2][as set forth below], with such interest payable as set forth in the Credit Agreement.  [The Applicable Margin for all Incremental Term Loans comprising such Tranche shall be:

[insert table, if applicable]

[Pursuant to Section 2.1(g)(iii) of the Credit Agreement, concurrent with the Proposed Borrowing, the Applicable Margins on the existing Term Loans will be increased [               ].

3.             Minimum Amounts.  The Borrower’s ability to select different Interest Rate Options and different Interest Periods or to convert or renew one or more Interest Rate Options will be subject to the minimum amounts [set forth in Section 2.1(c) of the Credit Agreement][the following minimum amounts: (z) integral multiples of $1,000,000 and not less than $1,000,000 for each Borrowing under the LIBOR Rate Option, and (y) integral multiples of $500,000 and not less than $500,000 for each Borrowing under the Base Rate Option].

4.             Repayment and Maturity.  The Borrower shall repay to the Incremental Term Lenders the principal amount of the Tranche No. [  ] Incremental Term Loan in equal consecutive quarterly installments of $[           ] on the first day of each [January, April, July, and October][commencing [              , 201 ], with a final principal payment of $[             ] due on [              , 201 ](32).  The maturity date of the Tranche No. [  ] Incremental Term Loan shall be [              , 201 ](33).

5.             Use of Proceeds.  The proceeds of the Tranche No. [  ] Incremental Term Loan will be used by the Borrower to [             ].

6.             Terms of Tranche No. [  ] Incremental Term Loan.  The Tranche No. [  ] Incremental Term Loan shall constitute a “Loan” for the purposes of the Loan Documents and shall have the terms as set forth in this Agreement or on any schedule hereto.

7.             Fees.  To compensate the Incremental Term Lenders for providing the Tranche No. [  ] Incremental Term Loan, the Borrower agrees to pay to the Administrative Agent, on behalf of the Incremental Term Lenders providing the Tranche No. [  ] Incremental Term Loan, [upfront/closing fees in an amount equal to [   ]% of the amount of the Incremental Term Loan] [the fees set forth in that certain Fee Letter, dated [             , 20  ], among the Borrower and the Administrative Agent].

8.             Representations and Warranties of the Loan Parties.  The Loan Parties represent and warrant to the Administrative Agent and each Incremental Term Lender that:

(32)  Such date shall not be earlier than the maturity date.

(33)  Such date shall not be earlier than the maturity date of the Term Loan A-2.

a.              the terms and provisions of this Tranche No. [  ] Incremental Term Loan are in compliance with Section 2.1(g) of the Credit Agreement;

b.              each of the Loan Parties has taken all necessary limited liability company, partnership, corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party;

c.               this Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties party thereto, each enforceable against each of such Loan Parties in accordance with their respective terms; and

d.              the representations and warranties of each Loan Party set forth in Article V of the Credit Agreement are true and correct in all material respects and will be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or a Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that specifically refer to a date other than the date of the Proposed Borrowing;

e.               after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, the Borrower is in compliance with the covenants set forth in Article VIII of the Credit Agreement on a Pro forma Basis as of the most recent four fiscal quarter period for which Consolidated financial statements have been delivered; and

f.                no event has occurred and is continuing, or would result from the borrowing or the application of the proceeds contemplated by this Agreement, that constitutes a Default or an Event of Default under the Loan Documents.

9.             [Amendments][Reserved].

[ANY AMENDMENTS TO CREDIT AGREEMENT TO BE INCORPORATED HERE]

10.          Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of the Incremental Term Lenders to make the Tranche No. [  ] Incremental Term Loan are subject to satisfaction of each of the following conditions:

(a)           Notice of Borrowing.  The Administrative Agent shall have received, in accordance with the provisions of Section 2.1(g) of the Credit Agreement, a duly executed Notice of Incremental Term Loan Borrowing.

(b)           This Agreement.  The Administrative Agent shall have received this Agreement duly executed and delivered on behalf of the Borrower, the Guarantors, the Administrative Agent and the Incremental Term Lenders.

(c)           Incremental Term Loan Notes.  To the extent requested by the applicable Incremental Term Lender, the Administrative Agent shall have received the Incremental Term Loan Notes evidencing the Tranche No. [  ] Incremental Term Loan, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered on behalf of the Borrower and payable to the Incremental Term Lenders.

(d)           Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Compliance Officer of the Borrower, on behalf of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, certifying, as of the date of the Tranche No. [  ] Incremental Term Loan, certifying as to the representations and warrants set forth in Section 8 of this Agreement and demonstrating on Annex 1 attached hereto the calculations supporting Section 8(f) of this Agreement.

(e)           Opinions.  The Administrative Agent shall have received customary written opinions of counsel for the Loan Parties, dated as of the date of the Tranche No. [  ] Incremental Term Loan, in form, scope and substance reasonably acceptable to the Administrative Agent.

(f)            Payment of Fees.  The Borrower shall have paid all fees and expenses related to the Facilities and this Agreement and the other Loan Documents payable on or before the date hereof as required by this Agreement, any Fee Letter or any other Loan Document.

(g)           [Other deliveries reasonably requested by the Administrative Agent per Section 2.1(g) of the Credit Agreement.][Reserved.]

11.          Reaffirmation.  Each Loan Party hereby confirms and agrees (a) to the terms and provisions of this Agreement, (b) that its obligations under the Credit Agreement, the Collateral Documents and the other Loan Documents to which it is a party is and shall continue to be in full force and effect, and (c) as to the Guarantors, that the Guarantors’ Obligations guaranteed by and the Secured Obligations secured by each such applicable Loan Document include any and all Secured Obligations of the Borrower and the other Loan Parties to the Secured Parties under the Credit Agreement with respect to the Tranche No. [  ] Incremental Term Loan.

12.          Additional Incremental Term Lender.  Each Incremental Term Lender who is an Additional Incremental Term Lender (a) represents and warrants that (i) it meets all the requirements to be an assignee under Section 11.7(b)(i)-(vii) of the Credit Agreement, (ii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Incremental Term Loan Commitment, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to make its Incremental Term Loans, (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to make its Incremental Term Loans, and (v) attached to this Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

13.          Miscellaneous.  Each of the Administrative Agent, the Borrower, the Guarantors and the Incremental Term Lenders agrees that, as of the date hereof, the Incremental Term Lenders shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

14.          Counterparts.  This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by an electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

15.          GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

16.          Credit Agreement.  This Agreement and its contents are subject to the provisions of the Credit Agreement, including, without limitation, the waiver of jury trial, confidentiality, indemnification and reimbursement provisions thereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

ADMINISTRATIVE AGENT AND	COBANK, ACB, as Administrative Agent
INCREMENTAL TERM
LENDERS:

By:
Name:
Title:

[INSERT LEGAL NAME], as an Incremental Term Lender

By:
Name:
Title:

[Incremental Term Loan Funding Agreement]

BORROWER:	HAWAIIAN TELCOM
COMMUNICATIONS, INC., as Borrower

By:
Name:
Title:

[Incremental Term Loan Funding Agreement]

GUARANTORS:	[GUARANTOR], as a Guarantor

By:
Name:
Title:

[GUARANTOR], as a Guarantor

By:
Name:
Title:

[Incremental Term Loan Funding Agreement]

Schedule I

INCREMENTAL TERM LOAN COMMITMENT

LENDER	Incremental Term Loan Commitment	Pro Rata Share of Incremental Term Loan Commitment

ANNEX 1

Calculations of Financial Covenants

See Attached.

EXHIBIT L

FORM OF PLEDGE AND SECURITY AGREEMENT

Execution Version

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of [          ], 2017 (this “Agreement”), is made and entered into by HAWAIIAN TELCOM COMMUNICATIONS, INC. (the “Borrower”) and each Subsidiary of the Borrower that is now or which hereafter becomes a party to the Credit Agreement (as hereinafter defined) as a guarantor of the Secured Obligations described in such Credit Agreement (collectively, the “Guarantors”; and, together with the Borrower, individually, a “Grantor” and, collectively, the “Grantors”), in favor of COBANK, ACB, as the Administrative Agent (together with its successors from time to time, if any, in such capacity, the “Administrative Agent”) for the benefit of the banks and other financial institutions (collectively, the “Lenders”) from time to time party to the Credit Agreement and for the benefit of the other Secured Parties.

The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of February 24, 2017 (the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and subject to the conditions set forth therein.

It is a condition to the extension of credit to the Borrower under the Credit Agreement that the Grantors shall have agreed, by executing and delivering this Agreement, to secure the full and prompt payment and performance of the Secured Obligations.  The Lenders are relying on this Agreement in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without the execution and delivery of this Agreement by the Grantors.

Each Grantor will obtain benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, each Grantor desires to execute and deliver this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Grantor hereby agrees, as follows:

ARTICLE I

DEFINITIONS

1.1          Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

“Accounts” shall mean, collectively, all of each Grantor’s accounts, as defined in Article 9 of the Uniform Commercial Code.

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“Collateral” shall have the meaning given to such term in Section 2.1.

“Collateral Accounts” shall have the meaning given to such term in Section 6.3.

“Commercial Tort Claims” shall mean, collectively, all of each Grantor’s commercial tort claims, as defined in Article 9 of the Uniform Commercial Code.

“Contracts” shall mean, collectively, all rights of each Grantor under all contracts and agreements to which such Grantor is a party, including all rights, privileges and powers under Investment Agreements and IP Licenses and all rights of such Grantor to receive monies due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such contracts and agreements.

“Copyright Collateral” shall mean, collectively, all Copyrights and Copyright Licenses to which any Grantor is a party and all other General Intangibles embodying, incorporating or evidencing any Copyright or Copyright License.

“Copyright License” shall mean any agreement (A) under which a Grantor grants any right to any other Person under any Copyright owned by any Grantor or which any Grantor otherwise has the right to license to any other Person, or (B) granting any right to any Grantor under any property of the type described in the definition of Copyright owned by any other Person (other than the purchase of one or more copies of a work without the right to copy, modify or create derivative works), and all rights of any Grantor under any such agreement.

“Copyrights” shall mean, collectively, all of each Grantor’s copyrights, copyright registrations and applications for copyright registration, whether under the Law of the United States or any other country or jurisdiction, including all recordings, supplemental registrations and derivative or collective work registrations, and all renewals and extensions thereof.

“Deposit Accounts” shall mean, collectively, all of each Grantor’s deposit accounts, as defined in Article 9 of the Uniform Commercial Code, and all of each Grantor’s demand, time, savings, passbook, or similar accounts maintained with the Administrative Agent or any other bank or depository institution, including any such accounts described on Annex H and any Collateral Accounts, together with all funds held therein and all certificates and instruments representing, evidencing or deposited into such accounts.

“Documents” shall mean, collectively, all of each Grantor’s documents, as defined in Article 9 of the Uniform Commercial Code.

“Domain Name” shall mean, collectively, all of each Grantor’s Internet domain names and associated URL addresses and all goodwill associated therewith or symbolized thereby.

“Domain Name Collateral” shall mean, collectively, all Domain Names and Domain Name Licenses to which any Grantor is a party and all other General Intangibles embodying, incorporating or evidencing any Domain Name or Domain Name License.

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“Domain Name License” shall mean any agreement (A) under which a Grantor grants any right to any other Person under any Domain Name owned by any Grantor or which any Grantor otherwise has the right to license to any other Person, or (B) granting any right to any Grantor under any property of the type described in the definition of Domain Name owned by any other Person, and all rights of any Grantor under any such agreement.

“Equipment” shall mean, collectively, all of each Grantor’s equipment, as defined in Article 9 of the Uniform Commercial Code.

“Equity Interests” shall mean, collectively, (A) all securities, whether certificated or uncertificated, (B) all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation, whether voting or non-voting and whether common or preferred, (C) all partnership, Joint Venture, limited liability company or other equity interests in any Person not a corporation, (D) all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, (E) all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof) with respect to any of the foregoing, (F) all additional stock, warrants, options, securities, interests and other property, paid or payable or distributed or distributable, with respect to any of the foregoing (but subject to the provisions of Section 5.3), (G) all rights of access to the books and records of any such Person, and (H) all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable Law in connection therewith, including, such Grantor’s right to vote and to manage and administer the business of any such Person pursuant to any applicable Organizational Document, stockholders agreement or other agreement creating, governing or evidencing any Equity Interests and to which the holder of such Equity Interests is a party or otherwise bound or to which such Equity Interests are subject, together with all certificates, instruments and entries upon the books of financial intermediaries evidencing any of the foregoing.

“Fiber Optic Submarine Cable Systems” shall mean, collectively, all of each Grantor’s rights, title and interest in fiber optic submarine cable systems (whether in domestic or international waters and whether underwater, above water, underground or above ground and whether a fractional or whole interest) to the extent such right, title and interest is not excluded from Collateral pursuant to Section 2.3 of this Agreement and clauses (g) and (h) of the definition of Excluded Assets, including, without limitation, all embodying, connecting, relating or resulting fibers, cables, materials, parts, tools, dies, jigs, plans, information, and other Goods, Fixtures, Documents, Contracts, Instruments, Accounts, Letters of Credit, Letter-of-Credit Rights, Supporting Obligations and Proceeds of the foregoing to the extent not excluded from Collateral pursuant to Section 2.3 of this Agreement and clauses (g) and (h) of the definition of Excluded Assets.

“Financial Asset” has the meaning given in Article 8 of the Uniform Commercial Code.

“Fixtures” shall mean, collectively, all of each Grantor’s fixtures, as defined in Article 9 of the Uniform Commercial Code.

“General Intangibles” shall mean, collectively, all of each Grantor’s general intangibles, as defined in Article 9 of the Uniform Commercial Code.

“Goods” shall mean, collectively, all of each Grantor’s goods, as defined in Article 9 of the Uniform Commercial Code.

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“Instruments” shall mean, collectively, all of each Grantor’s instruments, chattel paper, electronic chattel paper or documents, each as defined in Article 9 of the Uniform Commercial Code.

“Intercompany Obligations” shall mean, collectively, all indebtedness, obligations and other amounts owing to any Grantor from any Loan Party or any Subsidiary of any Loan Party.

“Inventory” shall mean, collectively, all of each Grantor’s inventory, as defined in Article 9 of the Uniform Commercial Code.

“Investment Agreement” shall mean any partnership agreement, joint venture agreement, limited liability company operating agreement, stockholders agreement or other agreement creating, governing or evidencing any Equity Interests and to which any Grantor is a party.

“Investment Property” shall mean, collectively, all of each Grantor’s investment property, as defined in Article 9 of the Uniform Commercial Code.

“IP License” shall mean any Copyright License, Patent License, Trademark License or Domain Name License.

“Letter-of-Credit Rights” shall mean, collectively, all of each Grantor’s letter-of-credit rights, as defined in Article 9 of the Uniform Commercial Code.

“Letters of Credit” shall mean, collectively, all of each Grantor’s letters of credit, as defined in Article 5 of the Uniform Commercial Code.

“Material” shall mean an asset (A) which individually has an estimated book value of in excess of the Threshold Amount or (B) the loss of which would reasonably be expected to result in a Material Adverse Effect.

“Mobile Goods” shall mean, collectively, all of each Grantor’s motor vehicles, tractors, trailers, aircraft, rolling stock and other like property, whether or not the title thereto is governed by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.

“Partner Obligations” shall have the meaning given to such term in Section 6.6.

“Patent Collateral” shall mean, collectively, all Patents and all Patent Licenses to which any Grantor is a party and all other General Intangibles embodying, incorporating or evidencing any Patent or Patent License.

“Patent License” shall mean any agreement (A) under which a Grantor grants to any other Person any right to make, use or sell any invention covered by a Patent that is owned by any Grantor or which any Grantor otherwise has the right to license to any other Person, or (B) granting to any Grantor any right to make, use or sell any invention covered by a Patent owned by any other Person, and all rights of any Grantor under any such agreement (other than the right to use an invention covered by a patent conveyed upon purchase of such invention under the exhaustion doctrine).  For purposes of this definition, “covered by a Patent” shall mean that without a valid license under such Patent a Person making, using or selling such invention would otherwise be infringing such Patent.

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“Patents” shall mean, collectively, all of each Grantor’s letters patent, whether under the Laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, including the inventions described therein, all reissues, continuations, divisions, renewals, extensions, or continuations-in-part thereof.

“Pledge Amendment” shall have the meaning given to such term in Section 5.1(B).

“Proceeds” shall mean, collectively, all proceeds, as defined in Article 9 of the Uniform Commercial Code, and, in any event, shall include, but not be limited to, (A) all products, rents and profits of or from any of the Collateral and (B) to the extent not otherwise included in the foregoing, (i) all interest, cash, instruments and other property received, receivable or otherwise distributed with respect to or in exchange for any or all of any Intercompany Obligations, (ii) all payments under any insurance (whether or not the Administrative Agent is the lenders loss payee or loss payee thereunder), indemnity, warranty or guaranty with respect to any of the Collateral, (iii) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the Collateral, (iv) all claims and rights to recover for any past, present or future infringement or dilution of or injury to any Copyright Collateral, Patent Collateral, Trademark Collateral or Domain Name Collateral, and (v) all other amounts from time to time paid or payable under or with respect to any of the Collateral.  For purposes of this Agreement, the term “Proceeds” includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether voluntarily or involuntarily.

“Securities Account” shall mean, collectively, all of each Grantor’s securities accounts, as defined in Article 8 of the Uniform Commercial Code.

“Securities Act” shall have the meaning given to such term in Section 6.5(A).

“Securities Entitlement” shall have the meaning given to such term in Article 8 of the Uniform Commercial Code.

“Securities Intermediary” shall have the meaning given to such term in Article 8 of the Uniform Commercial Code.

“Specified Contracts” shall have the meaning given to such term in Section 3.7.

“Supporting Obligations” shall mean, collectively, all of each Grantor’s supporting obligations, as defined in Article 9 of the Uniform Commercial Code.

“Termination Requirements” shall mean (A) Payment in Full and (B) any preference period applicable to payments made on or security given for the Secured Obligations has expired under Law.

“Trademark Collateral” shall mean, collectively, all Trademarks and Trademark Licenses to which any Grantor is a party and all other General Intangibles embodying, incorporating or evidencing any Trademark or Trademark License.

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“Trademark License” shall mean an agreement (A) under which a Grantor grants any right to any other Person under any Trademark owned by any Grantor or which any Grantor otherwise has the right to license to any other Person, or (B) granting any right to any Grantor under any property of the type described in the definition of Trademark owned by any other Person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean, collectively, all of each Grantor’s trademarks, service marks, trade names, corporate and company names, business names, logos, trade dress, trade styles, other source of business identifiers, designs, Domain Names (to the extent such Domain Name constitutes a trade name, corporate or company name, business name, logo, trade dress, trade style, other source of business identifier or design), and General Intangibles of a similar nature, whether under the Laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, all renewals and extensions thereof, all rights corresponding thereto, and all goodwill associated therewith or symbolized thereby.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of Law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdictions.

1.2          Other Terms and Rules of Construction.  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.  The rules of construction set forth in Sections 1.2 through 1.9 of the Credit Agreement shall apply to this Agreement.  Unless otherwise defined herein or in the Credit Agreement, any terms in this Agreement that are defined in the Uniform Commercial Code shall have the meaning provided in the Uniform Commercial Code, as amended and in effect from time to time.  For avoidance of doubt, it is expressly understood and agreed that, to the extent the Uniform Commercial Code is revised subsequent to the date hereof such that the definition of any of the terms included in the description of Collateral is changed, the parties hereto desire that any property that is included in such changed definitions that would not otherwise be included in such grant on the date hereof, be included in such grant immediately upon the effective date of such revision, to the extent a security interest in such personal property may be granted under such revised Uniform Commercial Code (and, to the extent effective under Law, such security interest will attach immediately without further action).

ARTICLE II

CREATION OF SECURITY INTEREST

2.1          Pledge and Grant of Security Interest.  Each Grantor hereby grants, pledges, assigns and delivers to the Administrative Agent, for the benefit of the Secured Parties, a Lien upon and security interest in, all of such Grantor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising (collectively, the “Collateral”):

(A)          all Accounts, Letters of Credit, Letter-of-Credit Rights, and Supporting Obligations;

20

(B)          all Contracts;

(C)          all Deposit Accounts;

(D)          all Goods, including all Equipment and Inventory;

(E)           all Fixtures;

(F)           all oil, gas or other minerals before extraction;

(G)          all Commercial Tort Claims listed in Annex I hereto;

(H)          all Equity Interests and all Investment Property;

(I)            all General Intangibles (including all Licenses to the fullest extent permitted by Law and all Proceeds from the sale, transfer, lease, assignment or other disposition of the Licenses);

(J)            all monies and Cash Equivalents;

(K)          all Instruments;

(L)           all Documents;

(M)         all Domain Name Collateral, Copyright Collateral, Patent Collateral and Trademark Collateral;

(N)          to the extent not covered by clauses (A) through (M) above, all Fiber Optic Submarine Cable Systems;

(O)          to the extent not covered and not specifically excluded by clauses (A) through (N) above, all of such Grantor’s other personal property; and

(P)           all Proceeds of the foregoing.

2.2          Security for Secured Obligations.  This Agreement and the Collateral secure the full and prompt payment and performance of the Secured Obligations.

2.3          Excluded Collateral.  Notwithstanding anything to the contrary contained herein, as and to the extent provided in this Section 2.3, the Collateral shall not include, and the Lien of this Agreement and any other Collateral Documents shall not attach to, the Excluded Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party, that the following statements are true, correct and complete:

3.1          Ownership of Collateral.  Each Grantor owns, or has valid rights as a lessee or licensee with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens except

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for the Liens granted hereunder and except for other Permitted Liens.  No security agreement, financing statement or other public notice with respect to all or any part of the Collateral (other than with respect to Permitted Liens) is on file or of record in any government or public office, and no Grantor has filed or consented to the filing of any such statement or notice, except (A) Uniform Commercial Code financing statements naming the Administrative Agent as secured party, (B) security instruments filed in the U.S. Copyright Office or the U.S. Patent and Trademark Office naming the Administrative Agent as secured party and (C) as may be otherwise permitted by the Credit Agreement.

3.2          Security Interests; Filings.  This Agreement, together with (A) the filing of duly completed Uniform Commercial Code financing statements (i) naming each Grantor as debtor, (ii) naming the Administrative Agent as secured party, and (iii) indicating the Collateral, in the jurisdictions set forth with respect to such Grantor in Annex B hereto, (B)  the filing of duly completed and executed grants of security interest in the forms set forth as Exhibits B and C with the U.S. Copyright Office or the U.S. Patent and Trademark Office, with regard to federally registered Copyright Collateral, Patent Collateral, and Trademark Collateral of each Grantor, as the case may be, (C) the execution by the issuer, securities intermediary or commodity intermediary of a control agreement satisfying the requirements of Sections 9-106 and 8-106 (or its successor provision) of the Uniform Commercial Code with regard to Investment Property, (D) the notation of the Administrative Agent’s Lien on the applicable certificates of title or ownership with regard to Mobile Goods covered by a certificate of title or ownership and (E) the delivery to the Administrative Agent of all stock or other certificates evidencing Equity Interests and Instruments included in the Collateral, together with undated stock powers or other instruments of assignment, as applicable, duly executed in blank (and assuming continued possession thereof by the Administrative Agent and that the Administrative Agent has acquired its security interest and taken possession of such stock or other certificates evidencing Equity Interests and Instruments without notice of any adverse claim), creates and at all times shall (i) constitute a valid and perfected security interest in and Lien upon the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, to the extent a security interest therein can be perfected by such filings, possession or control, as applicable, superior and prior to the rights of all other Persons therein (except for Permitted Liens that by operation of Law or contract would have first priority), and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Article 9 of the Uniform Commercial Code or from the filing requirements under such Article 9 by reason of Section 9-109 or 9-311 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code.

3.3          Locations.  Annex C lists, as to each Grantor and each of its Subsidiaries, as of the date hereof or as of the date of the most recent Compliance Certificate, (A) its exact legal name, (B) the jurisdiction of its incorporation or organization and its organizational identification number (if any), (C) its federal tax identification number, (D) its mailing address and (E) the address of its chief executive office.  No Grantor nor any Subsidiary of any Grantor, as of the date hereof or as of the date of the most recent Compliance Certificate, conducts business under any prior or other corporate or company name or under any trade or fictitious names, except as indicated beneath its name on Annex C, and no Grantor nor any Subsidiary of any Grantor has entered into any contract or granted any Lien within the past five years from the date hereof under any name other than its legal corporate name or a trade or fictitious name indicated on Annex C.

3.4          Authorization; Consent.  No authorization, consent or approval of, or declaration or filing with, any Governmental Authority (including any notice filing with state tax or revenue authorities required to be made by account creditors in order to enforce any Accounts in any jurisdiction) is required for the valid execution, delivery and, subject to Section 6.1(J), performance by any Grantor of this Agreement or any other Loan Document to which it is a party, the grant by it of the Lien and security

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interest in favor of the Administrative Agent provided for herein or in any other Collateral Document to which it is a party, except for (A) the filings described in Section 3.2, (B) in the case of Accounts owing from any federal governmental agency or authority, the filing by the Administrative Agent of a notice of assignment in accordance with the Federal Assignment of Claims Act of 1940, (C) in the case of Equity Interests, such filings and approvals as may be required in connection with a disposition of any such Collateral by Law affecting the offering and sale of securities generally, and (D) any assignment or transfer of control of any License required in connection with the exercise of the remedies set forth in Article VI.

3.5          Accounts.  Each Account is, or at the time it arises, will be, to such Grantor’s knowledge:  (A) a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of goods or services by the Grantors or any of them, (B) subject to no material offsets, discounts, counterclaims, contra accounts or any other defense of any kind and character, other than warranties and discounts customarily given by the Grantors in the ordinary course of business and warranties or refunds provided by Law, and (C) not evidenced by any chattel paper or other Instrument; or if so, any such chattel paper or other Instrument (other than invoices and related correspondence and supporting documentation) relating to Accounts in excess of the Threshold Amount in the aggregate at any time shall promptly be duly endorsed to the order of the Administrative Agent and delivered to the Administrative Agent to be held as Collateral hereunder.

3.6          Equity Interests.  As of the date hereof or as of the date of the most recent Compliance Certificate, the Equity Interests required to be pledged hereunder by each Grantor that owns any Equity Interests (excluding pledges of interests in Equity Interests solely permitted as a result of Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) consist of the number and type of shares of capital stock (in the case of issuers that are corporations) or the percentage and type of other Equity Interests (in the case of issuers other than corporations) described beneath such Grantor’s name in Annex A.  All of the Equity Interests required to be pledged hereunder have been duly and validly issued, are fully paid and nonassessable (or, in the case of partnership, limited liability company or similar Equity Interests, not subject to any capital call or other additional capital requirement), and are not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual restrictions except as permitted under the Credit Agreement or other restrictions upon transfer other than Law affecting the transfer of securities generally.

3.7          Specified Contracts.  Except in each case as would not reasonably be expected to result in a Material Adverse Effect, as to (A) each Investment Agreement and (B) each Material Contract to which any Grantor is a party (the foregoing, collectively, “Specified Contracts”), (i) such Grantor is not in default under such Specified Contract, and to the knowledge of such Grantor, none of the other parties to such Specified Contract is in default thereunder (except as shall have been disclosed pursuant to Section 6.1(e)(v) of the Credit Agreement), (ii) such Specified Contract is, or at the time of execution will be, the legal, valid and binding obligation of the Grantors party thereto, enforceable against such Grantor in accordance with the respective terms thereof, subject to applicable Debtor Relief Laws, and no defense, offset, deduction or counterclaim will exist thereunder in favor of any such party, and (iii) the performance by such Grantor of its obligations under such Specified Contract in accordance with its terms will not contravene any requirement of Law, the Loan Documents or any other contractual restriction binding on or affecting such Grantor or any of its properties, and will not result in or require the creation of any Lien upon or with respect to any of its properties (except for Permitted Liens).  Each Grantor, promptly upon the request of the Administrative Agent, will furnish the Administrative Agent with a correct and complete copy of each Specified Contract to which it is a party as then in effect.

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3.8          Intellectual Property.

(A)          Each Grantor has registered, or is taking all commercially reasonable steps to register, all such Grantor’s Material Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, and Trademark Licenses with the U.S. Copyright Office, the U.S. Patent and Trademark Office or any applicable office or agency in any other country or political subdivision. Annexes D, E, and F correctly set forth all such Material Copyrights, Copyright Licenses (other than non-exclusive licenses for commercially available software), Patents, Patent Licenses (other than non-exclusive licenses for commercially available software), Trademarks, and Trademark Licenses (including, in each case, all applications for registrations thereof) as of the date hereof or as of the date of the most recent Compliance Certificate that are used or proposed to be used in any Grantor’s business.  Except to the extent such failure could not reasonably be expected to result in a Material Adverse Effect, (i) each Grantor owns all of such Grantor’s Material Copyrights, Patents, and Trademarks and possess the valid right to use all of the licensed copyrights, patents and trademarks subject to and in accordance with the Copyright Licenses, Patent Licenses and Trademark Licenses; (ii) all registrations of such Copyrights, Patents, or Trademarks have been validly issued under Law and are in full force and effect; (iii) all applicable maintenance fees, affidavits and other filings or payments are current; (iv) to the knowledge of such Grantor, no claim has been made in writing that any of such Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, or Trademark Licenses are invalid or unenforceable; and (v) to the knowledge of such Grantor, no other Person is presently infringing upon the rights of such Grantor with regard to any of such Copyrights, Patents, or Trademarks, or infringing the underlying intellectual property of the Copyright Licenses, Patent Licenses or Trademark Licenses.  For the avoidance of doubt, each reference in this Agreement to a Grantor’s Material Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, and Trademark Licenses (and similar constructions) refers to such Grantor’s Material Copyrights, Material Copyright Licenses, Material Patents, Material Patent Licenses, Material Trademarks, and Material Trademark Licenses, as applicable.

(B)          Annex G correctly sets forth all Material Domain Names and Material Domain Name Licenses as of the date hereof or as of the date of the most recent Compliance Certificate that are used or proposed to be used by any Grantors in its business (other than any Domain Name or Domain Name License disclosed under Annex F).  Except to the extent such failure could not reasonably be expected to result in a Material Adverse Effect, (i) each Grantor is the sole and exclusive owner of all of its Domain Names and has the authority to transfer all of its Domain Names; (ii) the Grantors possess the valid right to use all of the domain names subject to the Domain Name Licenses; (iii) all registrations of Domain Names with the applicable domain name registry and with any domain name registrars are in full force and effect; (iv) all applicable maintenance fees, affidavits and other filings or payments are current; and (v) to the knowledge of such Grantor, no claim has been made in writing that any of its Domain Names are not validly owned by such Grantor.

3.9          Documents of Title; Inventory in Transit.  No bill of lading, warehouse receipt or other document or instrument of title is outstanding with respect to any Material Collateral.  No Inventory constituting Material Collateral is in transit other than in the ordinary course of business to a location set forth in Annex C or Annex J, to a customer of a Grantor, or to a bailee, warehouseman, agent or processor of a Grantor (provided that such bailee, warehouseman, agent, or processor is in compliance with Section 4.6).

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3.10        Real Property.  All Material Leased Property leased or subleased by any Grantor as of the date hereof or as of the date of the most recent Compliance Certificate, a description of the use of such property, and the name of the lessor of such real property are set forth in Annex J.  The leases or subleases of each Grantor with respect to the Material Leased Property are valid, enforceable and in full force and effect, and have not been modified or amended, except as permitted under the Credit Agreement and the other Loan Documents.  The Grantors are the sole holders of the lessee’s interests under such leases, and have the right to pledge, mortgage, assign and sublet the same, and no consents to any such pledge, mortgage, assignment or sublease are necessary, except as set forth in Annex J.  No Grantor has made any pledge, mortgage, assignment or sublease of any of its rights under such leases except pursuant to the Loan Documents and as set forth in Annex J and, there is no default or condition that, with the passage of time or the giving of notice, or both, would constitute a default on the part of any party under such leases that would permit any party to terminate such lease or that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change, and the Grantors have paid all rents and other charges due and payable under such leases.  If any Grantor shall receive any notice of default (such that an officer of any Grantor has actual knowledge of the existence of such notice of default), such Grantor shall promptly forward notice of the same to the Administrative Agent. All Material Owned Real Property owned by any Grantor as of the date hereof or as of the date of the most recent Compliance Certificate, together with the estimated value of such property and a description of the use of such property, is set forth in Annex J.  Each Grantor owns good and marketable fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens, except as permitted under the Credit Agreement.  Except as set forth in Annex J, no Grantor owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any Material Owned Real Property owned or Material Lease Property leased or subleased by it.

3.11                        Deposit Accounts and Securities Accounts.  All Deposit Accounts and Securities Accounts owned by any Grantor as of the date hereof or as of the date of the most recent Compliance Certificate are set forth in Annex H, including, with respect to each such account: (A) the name and address of the bank, depository institution, or Securities Intermediary, (B) the account name and number, (C) the type of account, (D) a description of the assets in such account, if applicable, and (E) whether such account is or will be subject to the terms of a control agreement pursuant to the Credit Agreement or any other Loan Document, and (F) whether such account is a Material Account.

3.12                        Commercial Tort Claims. Annex I lists all Commercial Tort Claims of any Grantor, as of the date hereof or as of the date of the most recent Compliance Certificate, that are known to any Grantor (such that an officer of any Grantor has actual knowledge of the existence of a tort cause of action and not merely of the existence of the facts giving rise to such cause of action) and are known to any Grantor to involve an amount in controversy in excess of the Threshold Amount in the aggregate.

ARTICLE IV

COVENANTS

Each Grantor hereby covenants and agrees that until Payment in Full such Grantor shall perform and comply, and shall cause each of its respective Subsidiaries that is a Grantor to perform and comply, with all covenants in this Article IV.

4.1                               Use and Disposition of Collateral.  So long as no Event of Default shall have occurred and be continuing, each Grantor may, in any lawful manner not prohibited by the provisions of this Agreement and the other Loan Documents, use, control and manage the Collateral in the operation of its business, and receive and use the income, revenue and profits arising therefrom and the Proceeds thereof, in the same manner and with the same effect as if this Agreement had not been made; provided, however,

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that no Grantor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge, grant any Lien with respect to or otherwise encumber any of the Collateral or any interest therein, except for the security interest created in favor of the Administrative Agent hereunder and except as may be otherwise expressly permitted in accordance with the terms of this Agreement or the Credit Agreement (including any applicable provisions therein regarding delivery of Proceeds of a Disposition to the Administrative Agent) or as required by Law.

4.2                               Change of Name, etc.  No Grantor will, nor will any Grantor permit any of its Subsidiaries to, (A) change its name, identity, corporate structure or type of legal entity, (B) change its mailing address, (C) change its chief executive office, or (D) change the jurisdiction of its incorporation or organization (whether by merger or otherwise), in each case, from that listed in Annex C, unless, in each case, (i) such change is not prohibited by the Credit Agreement or any other Loan Documents, (ii) such Grantor has given thirty (30) Business Days’ prior (or such later date as specified by the Administrative Agent in writing in its sole discretion) written notice to the Administrative Agent of its or such Subsidiary’s intention to do so, together with such information in connection with such proposed action as the Administrative Agent thereafter may reasonably request, and (iii) such Grantor has delivered to the Administrative Agent thirty (30) Business Days prior (or such later date as specified by the Administrative Agent in writing in its sole discretion) to any such change such documents, instruments and financing statements as may be reasonably required by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, paid all necessary filing and recording fees and taxes, and taken all other actions reasonably requested by the Administrative Agent (including, at the reasonable request of the Administrative Agent, delivery of opinions of counsel reasonably satisfactory to the Administrative Agent), in order to perfect and maintain the Lien upon and security interest in the Collateral provided for herein in accordance with the provisions of Section 3.2.

4.3                               Records; Inspection.

(A)                               Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Accounts and all other Collateral as required by the Credit Agreement, and will furnish to the Administrative Agent or any Lender, as the case may be, from time to time such statements, schedules and reports (including accounts receivable aging schedules) with regard to the Collateral as the Administrative Agent or such Lender may reasonably request.

(B)                               At the request of the Administrative Agent following the occurrence and during the continuation of an Event of Default, each Grantor will legend, in form and manner reasonably satisfactory to the Administrative Agent, the books, records and materials evidencing or relating to the Collateral with an appropriate reference to the fact that the Collateral has been assigned to the Administrative Agent and that the Administrative Agent on behalf of itself and the other Secured Parties has a security interest therein.  During the period in which an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to make test verifications of Accounts in any reasonable manner and through any reasonable medium, and each Grantor agrees to furnish all such reasonable assistance and information as the Administrative Agent may reasonably require in connection therewith.

(C)                               The Administrative Agent and the Lenders shall have inspection rights as set forth in the Credit Agreement and as set forth in any other Loan Document, including any Mortgage or other Collateral Document and under any Law.

4.4                               Accounts.  Unless notified otherwise by the Administrative Agent in accordance with the terms hereof, each Grantor shall endeavor to the extent commercially reasonable to collect its Accounts and all amounts owing to it thereunder in the ordinary course of business and shall apply forthwith upon

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receipt thereof all such amounts as are so collected to the outstanding balances thereof, and in connection therewith shall, if an Event of Default has occurred and is continuing, at the request of the Administrative Agent, take such action as the Administrative Agent may deem necessary or advisable (within Laws) to enforce such collection.  Each Grantor shall promptly inform the Administrative Agent of any disputes with any account debtor or obligor and of any claimed offset and counterclaim that may be asserted with respect thereto, indicating in detail the reason for the dispute and the amount in controversy, (i) where such Grantor reasonably believes that the likelihood of payment by such account debtor or obligor is materially impaired and (ii) where the aggregate amount of all such disputes with all such account debtors and obligors is in excess of the Threshold Amount.

4.5                               Instruments.  Each Grantor agrees that if any Intercompany Obligations, Accounts or other Collateral shall at any time be evidenced by a promissory note, chattel paper, electronic chattel paper, other Instrument or Letter of Credit, any such promissory note, chattel paper, electronic chattel paper, other Instrument, Letter of Credit, or Letter-of-Credit Rights shall be in form suitable for transfer by delivery (or the granting of “control”) and, to the extent the amount thereof (A) individually exceeds the Threshold Amount or (B) in the aggregate exceeds $10,000,000 at any one time, such shall be promptly delivered to the Administrative Agent to be held as Collateral hereunder, together with appropriate endorsements or other necessary instruments of registration, transfer or assignment, duly executed and in form and substance reasonably satisfactory to the Administrative Agent, together with such other instruments or documents as the Administrative Agent may reasonably request from time to time.

4.6                               Inventory. Each Grantor will, in accordance with sound business practice, use commercially reasonable efforts to maintain all Inventory held by it or on its behalf in reasonable saleable or useable condition.  Unless notified otherwise by the Administrative Agent in accordance with the terms hereof, each Grantor may, in any lawful manner not prohibited by the provisions of this Agreement and the other Loan Documents, process, use and, in the ordinary course of business and as permitted under the Credit Agreement, but not otherwise, sell its Inventory. Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit an amount of Inventory or other Collateral exceeding the Threshold Amount as to all bailees, warehousemen, agents or processors in the aggregate to be in the possession of any bailee, warehouseman, agent or processor at any time unless such bailee, warehouseman, agent or processor shall have been notified of the security interest created by this Agreement and such Grantor shall have exercised commercially reasonable efforts to obtain, at such Grantor’s sole cost and expense, a written agreement to hold such Inventory subject to the Prior Security Interest of the Administrative Agent and the reasonable instructions of the Administrative Agent and to waive and release any Lien (whether arising by operation of Law or otherwise) it may have with respect to such Inventory, such agreement to be in form and substance satisfactory to the Administrative Agent.

4.7                               Contracts.  Except to an extent that would not reasonably be expected to result in a Material Adverse Effect, each Grantor (A) will, at its expense, at all times perform and comply with all terms and provisions of each Specified Contract to which it is or hereafter becomes a party required to be performed or complied with by it and enforce the terms and provisions thereof in accordance with its terms, and (B) will not waive, amend or modify any provision thereof in any manner other than in the ordinary course of business of such Grantor (provided that in no event may any waiver, amendment or modification be made that would materially adversely affect the interests of the Administrative Agent or the other Secured Parties under the Loan Documents or that is prohibited by any Loan Document).  With regard to all Contracts that are excluded from the definition of the term “Collateral,” each Grantor covenants and agrees to exercise all of its material rights and remedies under such Contracts to which it is a party in a commercially reasonable manner and not to take any action thereunder in contravention of the terms and provisions of the Loan Documents.  Each Grantor will use commercially reasonable efforts not to enter into any Specified Contract (including leases and IP Licenses) that by its terms prohibits the

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assignment of such Grantor’s rights and interest thereunder in the manner contemplated by this Agreement.  As to all real estate leased by each Grantor that is the chief executive office of any Grantor or where any books and records relating to Collateral are kept, located in a jurisdiction that provides for liens of landlords imposed by statute, such Grantor shall use commercially reasonable efforts to obtain Landlord Agreements or other waivers from the landlords of all such real estate, in form and content reasonably acceptable to the Administrative Agent.  Each Grantor will notify the Administrative Agent promptly in writing upon written notice of (i) any termination of any Specified Contract, in whole or in part, prior to its stated date of maturity or (ii) any material breach, default or event of default by any party thereunder, in each case, if any of the foregoing would reasonably be expected to result in a Material Adverse Effect.

4.8                               Liabilities, Including Taxes.  Each Grantor shall, and shall cause each of its Subsidiaries to, pay and discharge all Indebtedness and other liabilities to which it is subject or that are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or governmental charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

4.9                               Insurance.  Each Grantor shall obtain and maintain policies of insurance as required pursuant to the terms of the Credit Agreement.

4.10                        Intellectual Property.

(A)                               (i)                                     Each Grantor will, at its own expense, execute and deliver upon the request of the Administrative Agent, fully completed grants of security interests in the forms of Exhibits B and C, as applicable, in the U.S. Copyright Office or the U.S. Patent and Trademark Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205, as applicable, with regard to any Material registered United States Copyright, Patent, or Trademark, as the case may be, described in Annexes D, E, and F hereto.  In the event that after the date hereof any Grantor shall acquire any Material registered Copyright, Copyright License, Patent, Patent License, Trademark, or Trademark License or effect any registration of any Material Copyright, Copyright License, Patent, Patent License, Trademark, or Trademark License (including, in each case, any application for registration thereof), whether within the United States or any other country or jurisdiction, such Grantor shall furnish written notice thereof to the Administrative Agent as required by Section 6.1 of the Credit Agreement, and upon request of the Administrative Agent, such Grantor shall additionally, at its own expense, execute and deliver with regard to any Material registered United States Copyrights, Patents, and Trademarks, fully completed grants of security interest in the forms of Exhibits B and C, as applicable, together in all instances with any other agreements, instruments and documents that the Administrative Agent may reasonably request from time to time to further effect and/or confirm the assignment and grant of security interest created by this Agreement in such Material Copyright, Patent or Trademark.  Each Grantor hereby appoints the Administrative Agent its attorney-in-fact to execute, deliver and record any and all such agreements, instruments and documents for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed and such power, being coupled with an interest, shall be irrevocable for so long as this Agreement shall be in effect with respect to such Grantor.

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(ii)                        Unless disclosed under Section 4.10(A)(i), in the event that after the date hereof any Grantor shall acquire any Material registered Domain Name or Material Domain Name License or effect any registration of any Material Domain Name, or file any application for registration thereof with any domain name registry or registrar, such Grantor shall furnish written notice thereof to the Administrative Agent as required by Section 6.1 of the Credit Agreement, and upon request of the Administrative Agent, such Grantor shall additionally, at its own expense, execute and deliver any agreements, instruments and documents that the Administrative Agent may reasonably request from time to time to further effect and/or confirm the assignment and grant of security interest created by this Agreement in such Domain Name or Domain Name License.  Each Grantor hereby appoints the Administrative Agent its attorney-in-fact to execute, deliver and record any and all such agreements, instruments and documents for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed and such power, being coupled with an interest, shall be irrevocable for so long as this Agreement shall be in effect with respect to such Grantor.

(B)                               Each Grantor (either itself or through its licensees or its sublicensees) will, for any Material Trademark used in the conduct of such Grantor’s business, use commercially reasonable efforts to (i) maintain such Trademark in full force and effect, free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration to the extent required by Law, (iv) take all commercially reasonable steps to police and defend such Trademark and prevent or arrest infringement, dilution or other harm to such Trademark and (v) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.

(C)                               Each Grantor (either itself or through its licensees or sublicensees) will refrain from committing any act, or omitting any act, whereby any Material Patent used in the conduct of such Grantor’s business would reasonably be expected to become invalidated or dedicated to the public, and shall continue to mark any products covered by any such Patent with the relevant patent number as required by Law.

(D)                               Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by any Material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as required under Law.

(E)                                Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Material Copyright, Patent or Trademark used in the conduct of such Grantor’s business may become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Copyright Office, U.S. Patent and Trademark Office or any court) regarding (i) such Grantor’s ownership of any Material Copyright, Patent, or Trademark, its right to register the same, or to keep and maintain or license the same or (ii) the underlying intellectual property of such Grantor’s Material Copyright Licenses, Patent Licenses, or Trademark Licenses (other than under licenses of commercially available software).

(F)                                 Each Grantor will take all commercially reasonable steps in any proceeding before the U.S. Copyright Office, U.S. Patent and Trademark Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, or, in the case of any Domain Name, any domain name register or domain name registrar, to maintain and pursue each application relating to any Material Copyrights, Copyright Licenses,

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Patents, Patent Licenses, Trademarks, Trademark Licenses or Domain Names useful for its business or otherwise of material commercial value (and to obtain the relevant grant or registration) and to maintain each registration of any Material Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and Domain Names useful for its business or otherwise of material commercial value, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and maintenance fees, and, if consistent with sound business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(G)                               Except for any Disposition permitted by the Credit Agreement, no Grantor will permit any Material Copyright, Patent, Trademark, or Domain Name useful for its business or otherwise of material commercial value to be owned or held by or held in the name of any Person who is not a Grantor, and no Grantor will assign or transfer its rights and interests in any Material Copyright License, Patent License, Trademark License or Domain Name License to any Person who is not a Grantor (in each case, other than the Administrative Agent in connection with any collateral arrangement pursuant hereto).

(H)                              In the event that any Collateral useful in the conduct of any Grantor’s business or otherwise of material commercial value, consisting of any Material Copyright or Patent is believed infringed, consisting of any Material Trademark is believed infringed or diluted, or consisting of any Material Domain Name is believed misappropriated, such Grantor shall notify the Administrative Agent promptly after it learns thereof and shall, if consistent with sound business judgment, promptly sue for infringement, misappropriation or dilution, as the case may be, and to recover any and all damages for such infringement, misappropriation or dilution, as the case may be, and take such other actions as are appropriate under the circumstances to protect such Collateral.

(I)                                   Upon request of the Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor of each Material IP License included within the Copyright Collateral, Patent Collateral, Trademark Collateral or Domain Name Collateral useful in such Grantor’s business or otherwise of material commercial value to effect the collateral assignment of all of such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

(J)                                   If an Event of Default has occurred and is continuing, upon the request of the Administrative Agent, each Grantor shall promptly make all necessary or appropriate arrangements to complete and effectuate the transfer to the Administrative Agent or its designee of all of its right, title and interest in and to any Domain Name, including obtaining and promptly providing to the Administrative Agent or its designee relevant domain name transfer authorization codes and providing the Administrative Agent or its designee with access to and control of such Grantor’s domain name management account for such Domain Name.  If the relevant domain name registrar allows for the electronic transfer of the Domain Name, then such Grantor shall perform all steps necessary to transfer the Domain Name to the Administrative Agent or its designee electronically with the registrar.

(K)                               Each Grantor for its Material Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Domain Names and Domain Name Licenses shall keep current all applicable maintenance fees, affidavits and other filings or payments.

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4.11                        Collateral in Possession of Third Party; Delivery of Collateral.  Without limiting the generality of any other provision of this Agreement, each Grantor agrees that it shall not permit any Collateral valued in excess of the Threshold Amount in the aggregate to be in the possession of any bailee, warehouseman, agent, processor or other third party at any time unless such bailee or other Person shall have been notified of the security interest created by this Agreement (or, if required under Law in order to perfect the Administrative Agent’s security interest in such Collateral, such bailee or other Person shall have acknowledged to the Administrative Agent in writing that it is holding such Collateral for the benefit of the Administrative Agent and subject to such security interest and to the instructions of the Administrative Agent) and such Grantor shall have exercised commercially reasonable efforts to obtain from such bailee or other Person, at the Grantor’s sole cost and expense, the written acknowledgement described above (if not already required by Law to perfect the Administrative Agent’s security interest) and to waive and release any Lien (whether arising by operation of Law or otherwise) it may have with respect to such Collateral, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent to the extent that the same can be achieved through the exercise of commercially reasonable efforts of such Grantor.  All certificates or instruments representing or evidencing any Accounts and Intercompany Obligations (to the extent required by Section 4.5), Equity Interests pledged hereunder or other Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, shall be in form suitable for transfer by delivery and shall be delivered together with undated stock powers duly or other instruments of assignment, as applicable, executed in blank, appropriate endorsements or other necessary instruments of registration, transfer or assignment, duly executed and in form and substance reasonably satisfactory to the Administrative Agent, and in each case such other instruments or documents as the Administrative Agent reasonably may request.

4.12                        Mobile Goods.  Upon the reasonable request of the Administrative Agent, if an Event of Default has occurred and is continuing, each Grantor will deliver to the Administrative Agent originals of the certificates of title or ownership for all Mobile Goods owned by it, together (in the case of motor vehicles) with the manufacturer’s statement of origin with the Administrative Agent listed as lienholder and odometer statements and together in all other cases with appropriate instruments or certificates of transfer and delivery, duly completed and executed, and will take such other reasonable action as the Administrative Agent may deem reasonably necessary to perfect the security interest created by this Agreement in all such Mobile Goods.

4.13                        Deposit and Collection Procedures.  Each Grantor will execute all documents and agreements, and take all actions as are reasonably necessary to ensure all Proceeds of Accounts or other Collateral remitted to or otherwise received by it are deposited, promptly upon its receipt thereof, directly into a Deposit Account maintained by or for the benefit of such Grantor.  Subject to Sections 6.10 and 6.15 of the Credit Agreement, each Grantor will execute all documents and agreements, and take all actions as are reasonably necessary to ensure the Administrative Agent has control at all times of any Material Account, including delivering to the Administrative Agent a duly completed and executed control agreement sufficient to perfect the Administrative Agent’s security interest under the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Administrative Agent, covering each such Material Account and funds as are held therein.  Each Grantor will provide each bank or depository institution at which any Deposit Account subject to a control agreement is maintained from time to time with such transfer instructions and other information as such bank or depository institution may reasonably require in order to permit such Grantor to comply with the provisions of this Section 4.13.  All costs and expenses incurred in connection with the establishment and maintenance of such Deposit Accounts and the control agreements and the transfers of funds therefrom and thereto as described in this Section 4.13 shall be for the account of the Grantors.  So long as no Event of Default shall have occurred and be continuing and the Administrative Agent shall not have delivered notice to the contrary to the applicable bank or depository institution, Grantors shall have the right to collect, withdraw and direct the disposition of funds on deposit in the Deposit Accounts covered by the control agreements in a manner not in violation of the provisions of this Agreement, such control agreements or any of the other Loan Documents; provided, however, that upon the occurrence and during

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the continuance of an Event of Default and after notice from the Administrative Agent to the applicable banks or depository institutions, the Administrative Agent shall have exclusive dominion and control over all such Deposit Accounts, with the powers and rights granted herein and in the applicable control agreement with respect thereto, and no Grantor shall have any right to collect, withdraw or direct the disposition of funds on deposit in such Deposit Accounts or to take any action to effect the same.

4.14                        Control Agreements.  Each Grantor will cooperate with the Administrative Agent in obtaining a control agreement sufficient to perfect the Administrative Agent’s security interest under the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and in taking such other reasonable actions as may be requested by the Administrative Agent from time to time with respect to any Collateral in which a security interest may be perfected by control under the Uniform Commercial Code and with respect to which control agreements are required under Sections 4.13 or 4.15.

4.15                        Securities Intermediary.  Subject to Sections 6.10 and 6.15 of the Credit Agreement, each Grantor will execute all documents and agreements, and take all actions as are reasonably necessary to ensure that the Administrative Agent has control at all times of any Material Account, including delivering to the Administrative Agent a duly completed and executed control agreement sufficient to perfect the Administrative Agent’s security interest under the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Administrative Agent, covering each such Material Account and such Securities Entitlements, Financial Assets and funds as are held therein.  Each Grantor will provide each Securities Intermediary at which any Securities Account subject to a control agreement is maintained from time to time with such transfer instructions and other information as such Securities Intermediary may reasonably require in order to permit such Grantor to comply with the provisions of this Section 4.15.  All costs and expenses incurred in connection with the establishment and maintenance of such Securities Accounts and the control agreements and the transfers of Collateral therefrom and thereto as described in this Section 4.15 shall be for the account of the Grantors.

4.16                        Protection of Security Interest.  Each Grantor agrees that it will, at its own cost and expense, take any and all actions necessary to warrant and defend the right, title and interest of the Secured Parties in and to the Collateral against the claims and demands of all other Persons other than Permitted Liens.

4.17                        No Fixtures. It is the intention of the parties hereto that (except for Collateral located on real estate owned in fee simple by any Grantor that is mortgaged to the Administrative Agent pursuant to a mortgage, deed of trust or other security instrument, or Collateral located on real estate for which a leasehold mortgage, deed of trust or other security instrument is given to the Administrative Agent, and the landlord with respect thereto executes and delivers to the Administrative Agent a Landlord Agreement or other waiver  in form and content reasonably acceptable to the Administrative Agent) none of the Collateral shall become Fixtures, and the Grantors will take all such reasonable action or actions as may be reasonably necessary to prevent any of the Collateral from becoming Fixtures, which actions may include, Grantors’ obtaining waivers of liens, in form satisfactory to the Administrative Agent, from each lessor of real property on which any of the Collateral is or is to be located to the extent reasonably requested by the Administrative Agent.

4.18                        Commercial Tort Claims.  If any Grantor shall at any time obtain knowledge (determined as specified in Section 3.12) that it has acquired one or more Commercial Tort Claims involving an amount in controversy in excess of the Threshold Amount in the aggregate, such Grantor shall furnish to the Administrative Agent the written notice thereof required by Section 6.1 of the Credit Agreement, together with an amended Annex I including any such Commercial Tort Claim.  Such Grantor shall additionally, at its own expense, execute and deliver, in form and substance reasonably satisfactory to the

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Administrative Agent, a grant of a security interest in such Commercial Tort Claim and the Proceeds thereof, together with any other agreements, instruments and documents that the Administrative Agent may reasonably request from time to time to further effect and/or confirm the assignment and grant of the security interest created by this Agreement in such Commercial Tort Claim and the Proceeds thereof.

ARTICLE V

CERTAIN PROVISIONS RELATING TO EQUITY INTERESTS

5.1                               Ownership; After-Acquired Equity Interests.

(A)                               Except as provided in Section 2.3, each Grantor will cause the Equity Interests pledged by it hereunder to constitute at all times all of the Equity Interests in each issuer held by such Grantor.

(B)                               Subject to Section 2.3, if any Grantor acquires any additional Equity Interests in any Person, the same shall be automatically deemed to be Equity Interests, and to be pledged to the Administrative Agent pursuant to Section 2.1, and such Grantor will forthwith pledge and deposit the same with the Administrative Agent (or deposit the same in a Securities Account subject to a control agreement pursuant to Section 4.15) and deliver to the Administrative Agent any certificates or instruments evidencing the same, together with the endorsement of such Grantor (in the case of any promissory notes or other Instruments), undated stock powers (in the case of Equity Interests evidenced by certificates) or other necessary instruments of transfer or assignment, duly executed in blank and in form and substance reasonably satisfactory to the Administrative Agent, together with such other certificates and instruments as the Administrative Agent may reasonably request (including Uniform Commercial Code financing statements or appropriate amendments thereto), and consistent with the requirements of Sections 6.1 and 6.10 of the Credit Agreement deliver to the Administrative Agent notice of such additional Equity Interest, an amended Annex A including such Equity Interests, and a fully completed and duly executed amendment to this Agreement in the form of Exhibit A (each, a “Pledge Amendment”) or a Guarantor Joinder, as applicable (in each case, in form and substance acceptable to the Administrative Agent in its sole discretion), in respect thereof.  Each Grantor hereby authorizes the Administrative Agent to attach each such annex, Pledge Amendment or Guarantor Joinder to this Agreement, and agrees that all such Collateral listed in any such notice or on any such annex, Pledge Amendment or Guarantor Joinder shall for all purposes be deemed Collateral hereunder and shall be subject to the provisions hereof; provided that the failure of any Grantor to execute and deliver any such notice, annex, Pledge Amendment or Guarantor Joinder with respect to any such additional Collateral as required hereinabove shall not impair the security interest of the Administrative Agent in such Collateral or otherwise adversely affect the rights and remedies of the Administrative Agent hereunder with respect thereto.

(C)                               If any Equity Interests included in the Collateral constitutes “uncertificated securities” within the meaning of the Uniform Commercial Code or is otherwise not evidenced by any certificate or Instrument, each applicable Grantor will promptly notify the Administrative Agent thereof and will promptly take and cause to be taken, and will (if the issuer of such uncertificated securities is a Person other than Grantor or a Subsidiary of a Grantor) use commercially reasonable efforts to cause the issuer to take, all actions required under Articles 8 and 9 of the Uniform Commercial Code and any other Law, to enable the Administrative Agent to acquire “control” of such uncertificated securities (within the meaning of such term under Section 8-106 (or its successor provision) of the Uniform Commercial Code) and as may be otherwise necessary or deemed appropriate by the Administrative Agent to perfect the security interest of the Administrative Agent therein.

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(D)                               Pursuant to Section 6.11 of the Credit Agreement, CoBank’s Pro Rata Share of the Loans and other Secured Obligations due to CoBank shall be secured by a statutory first lien on the CoBank Equities, but such CoBank Equities shall not constitute security for the Secured Obligations due to any Secured Party other than CoBank.

5.2                               Voting Rights.  So long as no Event of Default shall have occurred and be continuing and except as the Administrative Agent shall otherwise notify each Grantor during the existence and continuation of an Event of Default, each Grantor shall be entitled to exercise all voting and other consensual rights pertaining to its Equity Interests (subject to its obligations under Section 5.1), and for that purpose the Administrative Agent will execute and deliver or cause to be executed and delivered to each applicable Grantor all such proxies and other instruments as such Grantor may reasonably request in writing to enable the Grantor to exercise such voting and other consensual rights; provided, however, that no Grantor will cast any vote, give any consent, waiver or ratification, or take or fail to take any action, in any manner that would reasonably be expected to violate any of the terms of this Agreement, the Credit Agreement, any other Loan Document, any Secured Hedge or Secured Bank Product, or would reasonably be expected to have the effect of materially impairing the value of any of the Collateral or the Administrative Agent’s or any other Secured Party’s interests therein.

5.3                               Dividends and Other Distributions.  So long as no Event of Default shall have occurred and be continuing (or would occur as a result thereof) and except as the Administrative Agent shall otherwise notify each Grantor during the existence and continuation of an Event of Default and as provided otherwise herein, all interest, income, dividends, distributions and other amounts payable in cash with respect to the Equity Interests owned by any Grantor may be paid to and retained by the Grantors; provided, however, that all such interest, income, dividends, distributions and other amounts shall, at all times after the occurrence and during the continuance of an Event of Default after notice from the Administrative Agent, be paid to the Administrative Agent and retained by it as part of the Collateral (except to the extent applied upon receipt to the repayment of the Secured Obligations). All interest, income, dividends, distributions or other amounts that are received by any Grantor in violation of the provisions of this Section 5.3 shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsements).

5.4                               Consents, Waivers, and Agreements.  Each Grantor hereby (A) approves the terms and acknowledges receipt of a copy of this Agreement, (B) waives any rights or requirement at any time hereafter to receive a copy of this Agreement in connection with the registration of any Equity Interests issued by such Grantor, any other Grantor, any Subsidiary of any Grantor or any Minority Investment in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent and (C) agrees promptly to note on its books and records the grant of the security interest to the Administrative Agent in the Equity Interests issued or owned by such Grantor.  Each Grantor consents to the execution and delivery of this Agreement, the security interests created hereby, all rights and remedies of the Administrative Agent provided herein (including all rights to sell, assign, transfer, exchange or otherwise transfer all or any part of the Equity Interests issued by such Grantor, any other Grantor, any Subsidiary of any Grantor or any Minority Investment to the Administrative Agent, its assignee or its designee as and to the extent such rights are provided in this Agreement) and absolutely subordinates any and all rights to a Lien on the Equity Interests issued by such Grantor, any other Grantor, any Subsidiary of any Grantor, or any Minority Investment or dividends or distributions declared on the Equity Interests issued by such Grantor, any other Grantor, any Subsidiary of any Grantor, or any Minority Investment to the rights of the Administrative Agent with respect to the Equity Interests issued

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by such Grantor, any other Grantor, any Subsidiary of any Grantor, or any Minority Investment hereunder. Each Grantor hereby waives any and all provisions of its Organizational Documents, Investment Agreements or similar organic or governing document of such Grantor, any other Grantor, any Subsidiary of any Grantor, or any Minority Investment that prohibit, restrict, limit or place conditions on the Administrative Agent’s rights and remedies hereunder or grant Grantor, in any capacity, a right of first refusal or similar right with respect to any of the Equity Interests pledged hereunder and, notwithstanding any provisions of the Organizational Documents, Investment Agreements or similar organic or governing document of such Grantor, any other Grantor, the Subsidiary of any Grantor or Minority Investment, expressly agrees that it is bound to recognize the Administrative Agent’s security interest and other rights and interests in the Equity Interests pledged hereunder. Each Grantor agrees that it will comply with all instructions from the Administrative Agent with respect to transfers of all or any part of the Equity Interests issued by such Grantor, any other Grantor, the Subsidiary of any Grantor, or any Minority Investment, whether by sale or otherwise, without further consent from such Grantor, any other Grantor, any Subsidiary of any Grantor or any Minority Investment and with all instructions from the Administrative Agent with respect to any modification to the Organizational Documents, Investment Agreements or similar organic or governing document of such Grantor, any other Grantor, any Subsidiary of any Grantor, or any registered owner of any Minority Investment. Each Grantor confirms to the Administrative Agent that the execution and delivery of this Agreement does not cause such Grantor, any other Grantor, any Subsidiary of any Grantor or any Minority Investment to dissolve. Each Grantor acknowledges that, in providing the financial accommodations under the Credit Agreement, the Administrative Agent and the Lenders are relying on this Agreement and on the Grantors’ agreements herein.  Should the Administrative Agent or any other Secured Party exercise its rights or remedies under this Agreement, each Grantor agrees to assist the Administrative Agent or such other Secured Party in such actions or exercise, including registering the Administrative Agent or such other Secured Party or its nominee as the owner of the Equity Interests pledged hereunder, and agrees that should the Administrative Agent or such other Secured Party or its nominee become the owner of any Equity Interests pledged hereunder, they shall be treated by each Grantor as the owner thereof for all purposes and rights under the operative documents governing such Equity Interests.

ARTICLE VI

REMEDIES

6.1                               Remedies.  If an Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to exercise with respect to the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it under any other Loan Document, by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which each Grantor agrees to be commercially reasonable:

(A)                               To notify any or all account debtors or obligors under any Accounts, Contracts or other Collateral of the security interest in favor of the Administrative Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Administrative Agent or to an account designated by the Administrative Agent; and in such instance and from and after such notice, all amounts and Proceeds (including wire transfers, checks and other instruments) received by any Grantor with respect to any Accounts, Contracts or other Collateral shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from the other funds of such Grantor and shall be forthwith deposited into a segregated Account or paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsements or assignments), to be held as Collateral and applied to the Secured Obligations as provided herein; and by this provision, each Grantor irrevocably

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authorizes and directs each Person who is or shall be a party to or liable for the performance of any Contract, upon receipt of notice from the Administrative Agent to the effect that an Event of Default has occurred and is continuing, to attorn to or otherwise recognize the Administrative Agent as entitled to exercise the rights of the owner under such Contract and to pay, observe and otherwise perform the obligations under such Contract to or for the Administrative Agent or the Administrative Agent’s designee as though the Administrative Agent or such designee were such Grantor named therein, and to do so until otherwise notified by the Administrative Agent;

(B)                               To take possession of, receive, endorse, assign and deliver, in its own name or in the name of any Grantor, all checks, notes, drafts and other instruments relating to any Collateral, including receiving, opening and properly disposing of all mail addressed to any Grantor concerning Accounts and other Collateral and to notify the appropriate postal authority to change the mailing or delivery address of such mail; to verify with account debtors or other contract parties the validity, amount or any other matter relating to any Accounts or other Collateral, in its own name or in the name of any Grantor; to accelerate any indebtedness or other obligation constituting Collateral that may be accelerated in accordance with its terms; to take or bring all actions and suits deemed reasonably necessary or appropriate to effect collections and to enforce payment of any Accounts or other Collateral; to settle, compromise or release in whole or in part any amounts owing on Accounts or other Collateral; and to extend the time of payment of any and all Accounts or other amounts owing under any Collateral and to make allowances and adjustments with respect thereto, all in the same manner and to the same extent as any Grantor might have done;

(C)                               To notify any or all banks, depository institutions and Securities Intermediaries with which any Deposit Accounts or Securities Accounts are maintained to remit and transfer all monies, securities and other property on deposit in or held in such Deposit Accounts or Securities Accounts or deposited or received for deposit or held thereafter to the Administrative Agent, for deposit in or transfer to a Collateral Account or such other accounts as may be designated by the Administrative Agent, for application to the Secured Obligations as provided herein;

(D)                               To transfer to or register in its name or the name of any of its agents or nominees all or any part of the Collateral, without notice to any Grantor and with or without disclosing that such Collateral is subject to the security interest created hereunder;

(E)                                To require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or any part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place designated by the Administrative Agent;

(F)                                 To enter and remain upon the premises of any Grantor, subject to the terms of any lease in the case of premises leased by a Grantor, and take possession of all or any part of the Collateral, with or without judicial process; to use the materials, services, books and records of any Grantor for the purpose of liquidating or collecting the Collateral, whether by foreclosure, auction or otherwise; and to remove the same to the premises of the Administrative Agent or any designated agent for such time as the Administrative Agent may desire, in order to effectively collect or liquidate the Collateral;

(G)                               To exercise (i) all voting, consensual and other rights and powers pertaining to the Equity Interests constituting part of the Collateral (whether or not transferred into the name of the Administrative Agent), at any meeting of shareholders, partners, members or otherwise, and (ii) any and all rights of conversion, exchange, subscription and any other rights, privileges or

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options pertaining to such Equity Interests as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of such Equity Interests upon the merger, consolidation, reorganization, reclassification, combination of shares or interests, similar rearrangement or other similar fundamental change in the structure of the applicable issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Equity Interests), and in connection therewith, the right to deposit and deliver any and all of such Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine, and give all consents, waivers and ratifications with respect to such Equity Interests, all without liability except to account for any property actually received by it, but the Administrative Agent shall have no duty to exercise any such right, privilege or option or give any such consent, waiver or ratification and shall not be responsible for any failure to do so or delay in so doing; and for the foregoing purposes each Grantor will promptly execute and deliver or cause to be executed and delivered to the Administrative Agent, upon request, all such proxies and other instruments as the Administrative Agent may request to enable the Administrative Agent to exercise such rights and powers; AND IN FURTHERANCE OF THE FOREGOING AND WITHOUT LIMITATION THEREOF, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS THE TRUE AND LAWFUL PROXY AND ATTORNEY-IN-FACT OF SUCH GRANTOR, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES, TO EXERCISE ALL SUCH VOTING, CONSENSUAL AND OTHER RIGHTS AND POWERS TO WHICH ANY HOLDER OF ANY INVESTMENT PROPERTY OR EQUITY INTERESTS CONSTITUTING PART OF THE COLLATERAL WOULD BE ENTITLED BY VIRTUE OF HOLDING THE SAME, WHICH PROXY AND POWER OF ATTORNEY, BEING COUPLED WITH AN INTEREST, IS IRREVOCABLE AND SHALL BE EFFECTIVE FOR SO LONG AS THIS AGREEMENT SHALL BE IN EFFECT;

(H)                              To sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels, on any securities exchange on which any Equity Interests constituting part of the Collateral may be listed, at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem satisfactory.  If any of the Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Collateral.  In no event shall any Grantor be credited with any part of the Proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Administrative Agent.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including, any equity or right of redemption of any Grantor, and each Grantor hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Administrative Agent to marshal any assets in favor of such Grantor or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any Law now existing or hereafter adopted.  No demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law, as referred to below), all of which are hereby expressly waived by each Grantor, shall be required in connection with any sale or other disposition of any part of the Collateral. If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under Law, the Administrative Agent shall give the applicable Grantor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice each Grantor agrees is commercially reasonable.  the Administrative Agent shall not be obligated to make any sale of Collateral if it shall determine

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not to do so, regardless of the fact that notice of sale may have been given. the Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Upon each public sale and, to the extent permitted by Law, upon each private sale, the Administrative Agent may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral after deducting therefrom any expenses of the sale and any other sums that the Administrative Agent is entitled to deduct pursuant to any Loan Document.  Without limiting the foregoing, the right of the Administrative Agent and the Lenders to credit bid the Obligations is expressly acknowledged and will be expressly included in any bid procedure or other document or process relating to a sale or disposition of all or any portion of the Collateral, whether pursuant to a sale under Section 363 of the Bankruptcy Code, any plan or reorganization under Chapter 11 of the Bankruptcy Code, or otherwise.

(I)                                   To appoint a receiver for the properties and assets of any or all of the Grantors.  Each Grantor hereby (i) consents to the Administrative Agent having the right to appoint a receiver, (ii) consents to such appointment, (iii) waives any objection such Grantor may have thereto, and (iv) waives the right to have a bond or other security posted by the Administrative Agent or any other Person in connection therewith.

(J)                                   Notwithstanding anything to the contrary in this Agreement, (i) the Administrative Agent will not take any action pursuant to this Agreement that would constitute or result in any assignment or transfer of control of any License if such assignment or transfer of control would require under then existing Law (including the written rules, regulations and policies of the FCC or any PUC) the prior approval of the FCC or any PUC, without first obtaining such approval; and (ii) the Administrative Agent agrees that, unless the Administrative Agent elects to proceed under Section 9-620 of the Uniform Commercial Code following such Event of Default and neither any Grantor nor any other Person having standing to object thereto gives proper notice of its objection to such notice, there will be either a private or public sale of the Equity Interests pledged hereunder; and (iii) prior to the exercise of voting rights by the purchaser at any such sale, the prior consent of the FCC or any PUC will be obtained if required by Law.

6.2                               Application of Proceeds.

(A)                               All Proceeds collected by the Administrative Agent upon any sale, other disposition of or realization upon any of the Collateral, together with all other monies received by the Administrative Agent hereunder, shall be applied as set forth in Section 9.2(d) of the Credit Agreement.

(B)                               Each Grantor shall remain liable to the extent of any deficiency between the amount of all Proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement that are applied in repayment of the Obligations and the aggregate amount of the sums referred to in Section 2.2.  Upon any sale of any Collateral hereunder by the Administrative Agent (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Administrative Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

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6.3                               Collateral Accounts.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of the Collateral.  Such Proceeds, when deposited, shall continue to constitute Collateral for the Secured Obligations and shall not constitute payment thereof until applied as herein provided. The Administrative Agent shall have sole dominion and control over all funds deposited in any Collateral Account, and such funds may be withdrawn therefrom only by the Administrative Agent.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to apply amounts held in the Collateral Accounts in payment of the Secured Obligations in the manner provided for in Section 6.2(A).

6.4                               Grant of IP License.  Each Grantor hereby grants to the Administrative Agent (subject to the terms of any underlying licenses) an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Copyright Collateral, Patent Collateral, Trademark Collateral or Domain Name Collateral now owned or licensed or hereafter acquired or licensed by such Grantor, wherever the same may be located throughout the world, for such term or terms, on such conditions and in such manner as the Administrative Agent shall determine, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license or sublicense by the Administrative Agent shall be exercised, at the option of the Administrative Agent and only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each applicable Grantor notwithstanding any subsequent cure of an Event of Default.

6.5                               Registration; Private Sales.

(A)                               If, at any time after the occurrence and during the continuance of an Event of Default, any Grantor shall have received from the Administrative Agent a written request or requests that such Grantor cause any registration, qualification or compliance under any federal or state securities Law to be effected with respect to all or any part of the Equity Interests pledged hereunder, such Grantor will, as soon as practicable and at its expense, use commercially reasonable efforts to cause such registration to be effected and be kept effective and will use commercially reasonable efforts to cause such qualification and compliance to be effected and be kept effective as may be so requested and as would permit or facilitate the sale and distribution of such Equity Interests, including, registration under the Securities Act of 1933 (the “Securities Act”), appropriate qualifications under applicable “blue sky” or other state securities Law and appropriate compliance with any other applicable requirements of Governmental Authorities; provided, that the Administrative Agent shall furnish to such Grantor such information regarding the Administrative Agent as such Grantor may reasonably request in writing and as shall be required in connection with any such registration, qualification or compliance. Such Grantor will cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may request, and will indemnify the Administrative Agent and all others participating in the distribution of such Equity Interests against all claims, losses, damages and liabilities caused by any untrue statement (or alleged

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untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Grantor by the Administrative Agent expressly for use therein.

(B)                               Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and state securities Law, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Equity Interests pledged hereunder conducted without registration or qualification under the Securities Act and such state securities Law, to limit purchasers to any one or more Persons who will represent and agree, among other things, to acquire such Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be made in such manner and under such circumstances as the Administrative Agent may deem reasonably necessary or advisable, including at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and agrees that the Administrative Agent shall have no obligation to conduct any public sales and no obligation to delay the sale of any Equity Interests pledged hereunder for the period of time necessary to permit its registration for public sale under the Securities Act and state securities Law, and shall not have any responsibility or liability as a result of its election so not to conduct any such public sales or delay the sale of any Equity Interests pledged hereunder, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after such registration.  Each Grantor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which any Equity Interests pledged hereunder may have been sold at any private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer such Equity Interests to more than one offeree.

(C)                               Each Grantor agrees that a breach of any of the covenants contained in this Section 6.5 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law with respect to such breach and, as a consequence, that each and every covenant contained in this Section 6.5 shall be specifically enforceable against the Grantors.

6.6                               Grantors Remain Liable.  Notwithstanding anything herein to the contrary, (A) each Grantor shall remain liable under all Contracts to which it is a party included within the Collateral (including all Investment Agreements) to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (B) the exercise by the Administrative Agent of any of its rights or remedies hereunder shall not release any Grantor from any of its obligations under any of such Contracts, and (C) except as specifically provided for hereinbelow, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability by reason of this Agreement under any of such Contracts, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.  This Agreement shall not in any way be deemed to obligate the Administrative Agent or any other Secured Party or any purchaser at a foreclosure sale under this Agreement to assume any of a Grantor’s obligations, duties or liabilities under any Investment Agreement, including any Grantor’s obligations, if any, to manage the business and affairs of the applicable partnership, Joint Venture, limited liability company or other issuer (collectively, the “Partner

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Obligations”), unless the Administrative Agent, such other Secured Party or the purchaser otherwise agrees in writing to assume any or all of such Partner Obligations.  In the event of foreclosure by the Administrative Agent hereunder, then except as provided in the preceding sentence, each applicable Grantor shall remain bound and obligated to perform its Partner Obligations and neither the Administrative Agent nor any other Secured Party shall be deemed to have assumed any Partner Obligations.  In the event the Administrative Agent, any other Secured Party or any purchaser at a foreclosure sale elects to become a substitute partner or member in place of a Grantor, the party making such election shall adopt in writing such Investment Agreement and agree to be bound by the terms and provisions thereof; and subject to the execution of such written agreement, each Grantor hereby irrevocably consents in advance to the admission of the Administrative Agent, such other Secured Party or any such purchaser as a substitute partner or member to the extent of the Equity Interests pledged hereunder acquired pursuant to such sale, and agrees to execute any documents or instruments and take any other action as may be reasonably necessary or as may be reasonably requested in connection therewith.  The powers, rights and remedies conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the interest and privilege of the Administrative Agent and such other Secured Parties in such Contracts, as Collateral, and shall not impose any duty upon them to exercise any such powers, rights or remedies.

6.7                               Waivers.  Each Grantor, to the greatest extent not prohibited by Law, hereby (A) agrees that it will not invoke, claim or assert the benefit of any Law now or hereafter in effect (including any right to prior notice or judicial hearing in connection with the Administrative Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies with respect to the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such Law and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Administrative Agent, but that it will permit the execution of every such power as though no such Law was in effect, (B) waives all rights that it has or may have under any Law now existing or hereafter adopted to require the Administrative Agent to marshal any Collateral or other assets in favor of such Grantor or any other party or against or in payment of any or all of the Secured Obligations, and (C) waives all rights that it has or may have under any Law now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein).

6.8                               Restoration of Parties.  In the event the Administrative Agent shall have proceeded to enforce any right or remedy under this Agreement, and such proceedings are discontinued or abandoned for any reason, then the Grantors and the Administrative Agent shall immediately be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Administrative Agent shall continue as if no such proceeding had taken place.

ARTICLE VII

STANDARD OF CARE; FURTHER ASSURANCES

7.1                               Administrative Agent; Standard of Care.  The Administrative Agent will hold all items of Collateral at any time received under this Agreement in accordance with the provisions hereof.  The obligations of the Administrative Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement and the other Loan Documents, are only those expressly set forth in this Agreement and the other Loan Documents.  The Administrative Agent shall act hereunder at the direction, or with the consent, of the Required Lenders on the terms and conditions set forth in the Credit Agreement.  The powers conferred on the Administrative Agent

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hereunder are solely to protect its interest, on behalf of Secured Parties, in the Collateral, and shall not impose any duty upon it to exercise any such powers.  Except for the accounting for monies actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.  Neither the Administrative Agent nor any other Secured Party shall be liable to any Grantor (A) for any loss or damage sustained by such Grantor, or (B) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Administrative Agent or any other Secured Party of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Administrative Agent or any other Secured Party, except to the extent that the same is caused by its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction (subject to the standard of care imposed upon the Administrative Agent in the immediately preceding sentence for Collateral in its possession).

7.2                               Further Assurances; Attorney-in-Fact.

(A)                               Each Grantor agrees that it will join with the Administrative Agent to file and refile under the Uniform Commercial Code, at the Grantors’ expense, such financing statements, continuation statements and other documents and instruments in such offices as the Administrative Agent may deem necessary or appropriate, and wherever required or permitted by Law, in order to perfect and preserve the Administrative Agent’s security interest in the Collateral, and hereby authorizes the Administrative Agent to file security agreements, financing statements and amendments thereto relating to all or any part of the Collateral (including authorization to describe the Collateral as “all personal property,” “all assets” or words of similar meaning) and agrees to do such further acts and things (including making any notice filings with state tax or revenue authorities required to be made by account creditors in order to enforce any Accounts in such state) and to execute and deliver to the Administrative Agent, and authorizes the Administrative Agent to file such additional conveyances, assignments, agreements and instruments as the Administrative Agent may require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Administrative Agent its rights, powers and remedies hereunder.

(B)                               Each Grantor hereby irrevocably appoints the Administrative Agent its lawful attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Administrative Agent’s discretion after the occurrence and during the continuance of an Event of Default to take any action and to execute any instruments that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purpose of this Agreement, including:

(i)                                     to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for monies due and to become due under or with respect to any of the Collateral;

(ii)                                  to receive, endorse and collect any checks, drafts, instruments, chattel paper, electronic chattel paper and other orders for the payment of money made payable to such Grantor representing any interest, income, dividend, distribution or other amount payable with respect to any of the Collateral and to give full discharge for the same;

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(iii)                               to obtain, maintain and adjust any property or casualty insurance required to be maintained by such Grantor under Section 4.9 and direct the payment of Proceeds thereof to the Administrative Agent;

(iv)                              to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become Secured Obligations of the Grantors to the Administrative Agent, due and payable immediately and without demand;

(v)                                 to file any claims or take any action or institute any proceedings that the Administrative Agent may deem reasonably necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral;

(vi)                              to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Administrative Agent’s option and the Grantors’ expense, all other acts and things deemed reasonably necessary by the Administrative Agent to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement; and

(vii)                           to exercise all such voting, consensual and other right and powers to which any holder of any Investment Property or Equity Interest constituting part of the Collateral would be entitled by virtue of holding the same.

(C)                                                       Each Grantor agrees that it will, at such Grantor’s own cost and expense, use its best efforts to cooperate with the Administrative Agent and assist in obtaining the approval of the FCC or any PUC for any action or transaction contemplated by this Agreement that is required by Law, and specifically, without limitation, upon request following the occurrence and continuation of any Event of Default, prepare, sign, deliver and/or file (or cause to be prepared, signed, delivered and/or filed) all relevant applications, passwords, certificates, instruments, post-transaction notices and other documents or information required to: (i) assign or transfer control of any License and take any other actions necessary or appropriate under the Communications Act, PUC Laws or other Law for approval of any sale or transfer of any of the Equity Interests issued by any Grantor or assets of any Grantor or any transfer of control over any License or (ii) to obtain any required consent from the FCC or any PUC for the Administrative Agent, through any receiver, trustee or otherwise, to operate the business of such Grantor pending the sale or other disposition of the Grantor or any License held by such Grantor.

If any such Grantor fails to execute and deliver any such applications, certificates, instruments, agreements or other documents, then, in addition to any remedies that the Administrative Agent may have at law or in equity, the Grantors agree that on the order of any court or other forum of competent jurisdiction, the clerk of the court (or officer of any other such forum) that has jurisdiction may execute any such applications, certificates, instruments, agreements or other documents on behalf of such Grantor.  Each Grantor acknowledges and agrees that each License (or the control of which) is a unique asset that may have to be transferred to a Person in order for the Administrative Agent

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and the other Secured Parties to adequately realize the full amount of the Secured Obligations from the Collateral and that the breach of this Section 7.2(C) by any Grantor would result in irreparable harm to the Administrative Agent and the other Secured Parties for which monetary damages are not readily ascertainable and which might not adequately compensate the Administrative Agent and the other Secured Parties.  Therefore in addition to any remedy that the Administrative Agent and the other Secured Parties may have at law or in equity, the Administrative Agent and the other Secured Parties shall have the remedy of specific performance by the Grantors of the provisions of this Section 7.2(C), and each Grantor hereby waives, and agrees to waive, any claim or defense that the Administrative Agent and the other Secured Parties would have an adequate remedy at law for the breach by it of this Section 7.2(C) and any requirement for posting of a bond or other certificate.  In connection with taking any action pursuant to this Agreement (including determining whether an approval of the FCC or any applicable PUC is required in connection therewith), the Administrative Agent shall be entitled to rely on the advice of regulatory counsel experienced in giving such advice selected by the Administrative Agent (whether or not the advice rendered is ultimately determined to be accurate).

(D)                               If an Event of Default shall have occurred and be continuing, each Grantor shall take any action that the Administrative Agent may reasonably request in order to transfer or assign, or both, to the Administrative Agent, or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing, any License held or utilized by such Grantor, subject to the prior approval of the FCC or any PUC, if required.  Alternatively, if an Event of Default shall have occurred and be continuing, the Administrative Agent is empowered, to the extent permitted by Law, to request the appointment of a receiver from any court of competent jurisdiction.  Such receiver may be instructed by the Administrative Agent to seek from the FCC or the PUC consent to an involuntary transfer of control of any Grantor or assignment, or both, of such License for the purpose of seeking a bona fide purchaser to whom control of assets used in the provision of Communications System related services will ultimately be transferred or assigned.  Each Grantor hereby agrees to authorize such an involuntary transfer of control or assignment, or both, upon the request of the receiver so appointed and, if any Grantor shall refuse to authorize the transfer, its approval may be required by the court.

(E)                                If any Grantor fails to perform any covenant or agreement contained in this Agreement, after written request to do so by the Administrative Agent (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Administrative Agent may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems reasonably necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the expenses so incurred in connection therewith shall be payable by the Grantors under Section 8.1.

ARTICLE VIII

MISCELLANEOUS

8.1                               Indemnity and Expenses.  The Grantors shall indemnify the Indemnitees and pay expenses in accordance with Section 11.3 of the Credit Agreement.

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8.2                               No Waiver.  The rights and remedies of the Secured Parties expressly set forth in this Agreement, the other Loan Documents, any Secured Hedge and any Secured Bank Product are cumulative and in addition to, and not exclusive of, all other rights and remedies available at Law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent, acting on behalf of the Secured Parties, in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between the Grantors and the Secured Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement, any other Loan Document, any Secured Hedge or any Secured Bank Product or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Secured Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

8.3                               Grantors’ Obligations Absolute.  Each Grantor agrees that its obligations hereunder, and the security interest granted to and all rights, remedies and powers of the Administrative Agent hereunder, are irrevocable, absolute and unconditional and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Grantor has knowledge thereof:

(A)                               any change in the time, manner or place of payment of, or in any other term of, any Secured Obligations, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement (including Article II thereof), any other Loan Document, any Secured Hedge, any Secured Bank Product or any agreement or instrument delivered pursuant to any of the foregoing;

(B)                               the invalidity or unenforceability of any Secured Obligations or any provisions of the Credit Agreement (including Article II thereof), any other Loan Document, any Secured Hedge, any Secured Bank Product or any agreement or instrument delivered pursuant to any of the foregoing;

(C)                               the addition or release of the Grantors hereunder or the taking, acceptance or release of any Secured Obligations or additional Collateral or other security therefor;

(D)                               any sale, exchange, release, substitution, compromise, nonperfection or other action or inaction with respect to any Collateral or other direct or indirect security for any Secured Obligations, or any discharge, modification, settlement, compromise or other action or inaction with respect to any Secured Obligations;

(E)                                any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of Law) any right or remedy with respect to any Secured Obligations or any Collateral or other security therefor, or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any such Collateral or other security;

(F)                                 the exercise of any right or remedy available under the Loan Documents, at law, in equity or otherwise with respect to any Collateral or other security for any Secured Obligations, in any order and by any manner thereby permitted, including foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

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(G)                               any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of any Grantor or any other Person directly or indirectly liable for any Secured Obligations;

(H)                              any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Secured Obligations or any other obligations of the Grantors or any other Person directly or indirectly liable for any Secured Obligations, regardless of what Secured Obligations may remain unpaid after any such application; or

(I)                                   any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, Grantor or a surety or guarantor generally, other than the occurrence of the Termination Requirements.

8.4                               Complete Agreement; Amendments, Waivers, etc.  This Agreement represents the final agreement of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the parties.  No amendment, modification, waiver, discharge or termination of any provision hereof, nor any consent to any departure by any Grantor from, any provision of this Agreement, shall be effective unless in a writing executed and delivered in accordance with Section 11.1 of the Credit Agreement, and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided that the Grantors shall provide the Administrative Agent with updated Annexes hereto as required by the terms of this Agreement and Section 6.1(e)(xi)(B) of the Credit Agreement, which shall, upon delivery by the Grantors and acceptance by the Administrative Agent or the Required Lenders, be deemed to replace the then existing Annexes, and each such delivery shall constitute a representation by the Grantors of the accuracy and completeness of such updated Annexes.  Delivery of such updated Annexes shall not be deemed to waive any Default or Event of Default relating thereto (if any) unless the sole Default or Event of Default results from the failure of the Grantors to notify the Administrative Agent of an event or condition disclosed on such updated Annex and such event or condition is otherwise permitted under the Loan Documents.  In the absence of the preparation and delivery of an updated Annex H reflecting such new Deposit Account, any description in any notice of any newly acquired or opened Deposit Account delivered by the Borrower to the Administrative Agent pursuant to Section 4.13 of this Agreement or otherwise shall be deemed incorporated by reference into Annex H.

8.5                               Continuing Security Interest; Term; Successors and Assigns; Assignment; Termination and Release; Survival.  This Agreement shall create a continuing security interest in the Collateral and shall secure the payment and performance of all of the Secured Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (A) remain in full force and effect until the Payment in Full, (B) be binding upon and enforceable against each Grantor and its successors and assigns (provided, however, that no Grantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders as provided in Section 11.1 of the Credit Agreement) and (C) inure to the benefit of the Secured Parties and be enforceable by the Administrative Agent and its successors and assigns, subject to the limitations on assignment in the Credit Agreement.  Upon any Disposition by any Grantor of any Collateral in a transaction permitted hereunder or under or pursuant to the Credit Agreement, or any amendment or waiver thereof, or any other applicable Loan Document, the Lien and security interest created by this Agreement in and upon such Collateral shall be automatically released, and upon the Payment in Full, this Agreement and the Lien and security interest created hereby shall terminate; and in connection with any such release or termination, the Administrative Agent, at the request and expense of the applicable Grantor, will execute and deliver to such Grantor such documents and instruments evidencing such release or termination as such Grantor may reasonably request and will assign, transfer and deliver to

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such Grantor, without recourse and without representation or warranty, such of the Collateral as may then be in the possession of the Administrative Agent (or, in the case of any partial release of Collateral, such of the Collateral so being released as may be in its possession).  All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement, any Pledge Amendment, any Guarantor Joinder and any other modification to this Agreement (except as such representation, warranty, covenant or agreement is expressly modified therein).

8.6                               Additional Grantors.  Each Grantor recognizes that the provisions of the Credit Agreement may require Persons that become Subsidiaries of any Grantor, and that are not already parties hereto, to execute and deliver a Guarantor Joinder, whereupon each such Person shall become a Grantor hereunder with the same force and effect as if originally a Grantor hereunder on the date hereof, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Grantor hereunder, in each case, without the necessity of giving notice to or obtaining the consent of such Grantor or any other Grantor.

8.7                               Notices.  All notices and other communications provided for hereunder shall be given to the parties in the manner and subject to the other notice provisions set forth in the Credit Agreement.  No notice to or demand on any Grantor shall entitle any Grantor to any other or further notice or demand in the same, similar or other circumstances.

8.8                               Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.9                               Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York without regard to conflicts of law principles that require or permit application of the Laws of any other state or jurisdiction.

8.10                        Consent to Jurisdiction; Waiver of Venue; Service of Process.

(A)                               THE ADMINISTRATIVE AGENT AND EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN

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ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY GRANTOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE ADMINISTRATIVE AGENT OR ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(B)                               Each of the Grantors and the Administrative Agent hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 8.10.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and agrees not to assert any such defense.

(C)                               Each of the Grantors and the Administrative Agent hereby irrevocably consents to service of process in the manner provided for notices in Section 11.4 of the Credit Agreement.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

8.11                        Waiver of Jury Trial.  EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.12                        Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and each of the Grantors, and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC., as a Grantor

By:
Name:
Title:

HAWAIIAN TELCOM HOLDCO, INC.
HAWAIIAN TELCOM, INC.
WAVECOM SOLUTIONS CORPORATION
HAWAIIAN TELCOM SERVICES COMPANY, INC.
SYSTEMMETRICS CORPORATION,
each as a Grantor

By:
Name:
Title:

[Signatures continued on following page]

49

[Signatures continued from previous page]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

COBANK, ACB, as the Administrative Agent

By:
Name:
Title:

50

ANNEX A

PLEDGED EQUITY INTERESTS

Grantor	Name of Issuer	Type of Interests	No. of Shares/Units, if Applicable	Percentage of Outstanding Interests in Issuer

Ann. A-1

ANNEX B

FILING LOCATIONS

Grantor	Jurisdiction

Ann. B-1

ANNEX C

LEGAL NAME, JURISDICTION OF ORGANIZATION, FEDERAL TAX IDENTIFICATION NUMBER, ORGANIZATIONAL IDENTIFICATION NUMBER, MAILING ADDRESS, LOCATIONS OF CHIEF EXECUTIVE OFFICES, TRADENAMES

[Borrower]

1.                                      Exact legal name:

2.                                      Jurisdiction of its incorporation or organization:

3.                                      Organizational identification number:

4.                                      Federal tax identification number:

5.                                      Mailing address:

6.                                      Chief executive office:

7.                                      Trade/fictitious or prior corporate names (last five years):

[Each Guarantor]

1.                                      Exact legal name:

2.                                      Jurisdiction of its incorporation or organization:

3.                                      Organizational identification number:

4.                                      Federal tax identification number:

5.                                      Mailing address:

6.                                      Chief executive office:

7.                                      Trade/fictitious or prior corporate names (last five years):

Ann. C-1

ANNEX D

MATERIAL COPYRIGHTS, COPYRIGHT LICENSES AND APPLICATIONS

Grantor	Application or Registration No.	Country	Issue or Filing Date

Ann. D-1

ANNEX E

MATERIAL PATENTS, PATENT LICENSES AND APPLICATIONS

Grantor	Application or Registration No.	Country	Inventor	Issue or Filing Date

Ann. E-1

ANNEX F

MATERIAL TRADEMARKS, TRADEMARK LICENSES AND APPLICATIONS

Grantor	Mark (Tradename)	Application or Registration No.	Country	Issue or Filing Date

Ann. F-1

ANNEX G

MATERIAL DOMAIN NAMES AND DOMAIN NAME LICENSES

Grantor	Domain Name

Ann. G-1

ANNEX H

DEPOSIT AND SECURITIES ACCOUNTS

Deposit Accounts:

Securities Accounts:

Ann. H-1

ANNEX I

COMMERCIAL TORT CLAIMS

Ann. I-1

ANNEX J

Real Property

MATERIAL OWNED REAL PROPERTY

Owner	Description of Use of Property	Address	County	Estimated Value	Other information per Section 3.19

MATERIAL LEASED PROPERTY

Leasee/ Subleasee	Description of Use of Property	Landlord	Address	County	Estimated Value of Collateral on Property	Other information per Section 3.19

Annex J-1

EXHIBIT A

PLEDGE AMENDMENT

THIS PLEDGE AMENDMENT, dated as of                , 20  , is delivered by [NAME OF GRANTOR] (“Grantor”) pursuant to Section 5.1 of the Pledge Agreement referred to hereinbelow.  Grantor hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement, dated as of [          ], 2017, made by Grantor and certain other grantors named therein in favor of CoBank, ACB, as the Administrative Agent (as amended, modified or supplemented from time to time, the “Pledge Agreement”; capitalized terms defined therein being used herein as therein defined), and that the Equity Interests listed on Annex A to this Pledge Amendment shall be deemed to be part of the Equity Interests within the meaning of the Pledge Agreement and shall become part of the Collateral and shall secure all of the Obligations as provided in the Pledge Agreement.  This Pledge Amendment and its attachments are hereby incorporated into the Pledge Agreement and made a part thereof.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit A-1

Annex A

Equity Interests

Name of Issuer	Type of Interests	Certificate Number	No. of shares (if applicable)	Percentage of Outstanding Interests in Issuer (if known)

Exhibit A-2

EXHIBIT B

GRANT OF SECURITY INTEREST

IN COPYRIGHTS

WHEREAS, [NAME OF GRANTOR] ( “GRANTOR”) is the owner of the copyrights listed on Schedule A attached hereto, which copyrights are registered or have pending registrations in the United States Copyright Office as set forth on Schedule A attached hereto (all such copyrights, registrations and applications, collectively, the “Copyrights”); and

WHEREAS, Grantor has entered into a Pledge and Security Agreement (as amended, modified, restated or supplemented from time to time, the “Pledge Agreement”), dated as of [          ], 2017, in which Grantor has agreed with CoBank, ACB, as the Administrative Agent (the “Administrative Agent”), with offices at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, to execute this grant of security interest;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as security for the payment and performance of the Obligations (as defined in the Pledge Agreement), Grantor does hereby grant to the Administrative Agent a security interest in all of its right, title and interest in and to the Copyrights, and the use thereof, together with all proceeds and products thereof.  This Grant of Security Interest has been given in conjunction with the security interest granted to the Administrative Agent under the Pledge Agreement, and the provisions of this grant of Security Interest are without prejudice to and in addition to the provisions of the Pledge Agreement, which are incorporated herein by this reference.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit B-1

Schedule A

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Grantor	Application or Registration No.	County	Issue or Filing Date

Exhibit B-2

EXHIBIT C

GRANT OF SECURITY INTEREST

IN PATENTS AND TRADEMARKS

WHEREAS, [NAME OF GRANTOR] (“Grantor”) is the owner of the trademarks and service marks listed on Schedule A attached hereto, which marks are registered or have pending registrations in the United States Patent and Trademark Office as set forth on Schedule A attached hereto (all such trademarks, service marks, registrations and applications, collectively, the “Trademarks”) and is the owner of the patents listed on Schedule A attached hereto, which patents are registered or have pending applications in the United States Patent and Trademark Office as set forth on Schedule A attached hereto (all such patents, registrations and applications, collectively, the “Patents”); and

WHEREAS, Grantor has entered into a Pledge and Security Agreement (as amended, modified, restated or supplemented from time to time, the “Pledge Agreement”), dated as of [          ], 2017, in which Grantor has agreed with CoBank, ACB, as the Administrative Agent (the “Administrative Agent”), with offices at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111, to execute this grant of security interest;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as security for the payment and performance of the Obligations (as such term is used in the Pledge Agreement), Grantor does hereby grant to the Administrative Agent a security interest in all of its right, title and interest in and to the Trademarks and the Patents, and the use thereof, together with all proceeds and products thereof and the goodwill of the businesses symbolized by the Trademarks.  This Grant of Security Interest has been given in conjunction with the security interest granted to the Administrative Agent under the Pledge Agreement, and the provisions of this grant are without prejudice to and in addition to the provisions of the Pledge Agreement, which are incorporated herein by this reference.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit C-1

Schedule A

TRADEMARKS AND TRADEMARK APPLICATIONS

Grantor	Mark	Application or Registration No.	Country	Issue or Filing Date

PATENTS AND PATENT APPLICATIONS

Grantor	Application or Registration No.	Country	Inventor	Issue or Filing Date

EXHIBIT M

[RESERVED]

EXHIBIT N

FORM OF BORROWER’S CLOSING DATE CERTIFICATE

OFFICER’S CLOSING CERTIFICATE

THIS OFFICER’S CLOSING CERTIFICATE is given by                         , the [TITLE OF COMPLIANCE OFFICER], of HAWAIIAN TELCOM COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), pursuant to Section 4.2(a)(i) of that certain Credit Agreement, dated as of February 24, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto and CoBank, ACB, as the Administrative Agent (the “Administrative Agent”).  Terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I hereby certify as follows in my capacity as a Compliance Officer of the Borrower and not in my personal capacity:

1.                                      I hold the office of the Borrower shown above and as such possess the knowledge and authority to certify to the matters herein set forth, and the matters herein set forth are true and accurate to the best of my present knowledge, information and belief after due inquiry;

2.                                      Since the Execution Date, no Material Contract has been entered into, terminated or altered, amended or otherwise changed or supplemented or any provision or condition therein waived by the Borrower or any of its Affiliates, and neither the Borrower nor any of its Affiliates have consented to any action under any Material Contract that would be adverse to the interests of the Lenders in any material respect without the prior written consent of the Administrative Agent;

3.                                      There has occurred no Closing Date Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be likely to result in a Closing Date Material Adverse Effect;

4.                                      All authorizations, consents and waivers of any applicable Governmental Authority which are required with respect to the execution, delivery or performance of the Loan Documents have been obtained or made, are final orders and are in full force and effect;

5.                                      After giving effect to the Initial Credit Extension, each of the Closing Date Representations of each of the Loan Parties and the Subsidiaries of the Loan Parties is true and correct in all material respects, except that such representations and warranties that are qualified in this Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date);

6.                                      After giving effect to the Initial Credit Extension, each of the representations and warranties set forth in Article V of the Credit Agreement other than the Closing Date Representations is true and correct in all material respects as of the Closing Date, except that such representations and warranties that are qualified in the Credit Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the Closing Date (or, if such representation or warranty makes reference to an earlier date, as of such earlier date) [other than as described on Exhibit 1 hereto];

7.                                      The Loan Parties are in compliance with each of the covenants and conditions set forth in the Credit Agreement;

8.                                      After giving effect to the Initial Credit Extension, no Event of Default or Default exists; and

9.                                      After giving effect to the Initial Credit Extension, each of the Loan Parties has satisfied each of the closing conditions required to be satisfied by it under Section 4.2 of the Credit Agreement.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, I have executed this Officer’s Closing Certificate as of              , 20  .

HAWAIIAN TELCOM COMMUNICATIONS,
INC.

By:
Name:
Title:

[Officer’s Closing Certificate]